Exhibit 10.1

MASTER LEASE

between

each of the entities listed as a Landlord on the

signature pages hereto,

as “Landlord”

and

each of the entities listed as a Tenant on the

signature pages hereto,

as “Tenant”

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1	Definitions	1

ARTICLE 2 LEASE OF LAND AND FACILITIES		15

2.1	Letting	15
2.2	AS IS/WHERE IS	15
2.3	Transfer of Business Operations of the Facilities	16
2.4	Single Lease	16

ARTICLE 3 TERM OF LEASE		17

3.1	Term of Lease	17
3.2	Extension of Term	17

ARTICLE 4 RENT		17

4.1	Base Rent	17
4.2	Security Deposit	18
4.3	Additional Charges/Late Payments	20

ARTICLE 5 IMPOSITIONS		22

5.1	Payment of Impositions	22
5.2	Notice of Impositions	23
5.3	Adjustment of Impositions	23
5.4	Impound for Property Taxes	23
5.5	Utility Charges	24
5.6	Insurance Premiums	24

ARTICLE 6 TERMINATION OR ABATEMENT OF LEASE		25

6.1	No Termination or Abatement	25
6.2	Rent Reduction	25

ARTICLE 7 FF&E AND OTHER CAPITAL IMPROVEMENTS		25

7.1	Minimum Capital Expenditures	25
7.2	Capex Shortfall Deposit	26
7.3	Return of Target Expenditure Shortfall Deposits	26
7.4	Capital Additions; Alterations	27
7.5	Survival	27

ARTICLE 8 OWNERSHIP AND USE OF PROPERTY		27

8.1	Ownership of the Property	27

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8.2	Use of the Facilities and Land	28
8.3	Continuous Operations	28
8.4	Hazardous Substances	29

ARTICLE 9 LEGAL REQUIREMENTS AND INSURANCE REQUIREMENTS		32

9.1	Compliance with Legal Requirements, Insurance Requirements and Instruments	32
9.2	Landlord’s Cooperation	33

ARTICLE 10 CONDITION OF THE PROPERTY		33

10.1	Maintenance and Repair	33

ARTICLE 11 MANAGEMENT AGREEMENT		34

11.1	Subordination Agreement	34

ARTICLE 12 LIENS		35

12.1	No Liens on Property	35

ARTICLE 13 CONTESTS		35

ARTICLE 14 INSURANCE		36

14.1	General Insurance Requirements	36
14.2	Replacement Cost	38
14.3	Additional Insurance	38
14.4	Waiver of Subrogation	38
14.5	Policy Requirements	38
14.6	Blanket Policy	39
14.7	Changed circumstance	39

ARTICLE 15 INSURANCE PROCEEDS		40

15.1	Handling of Insurance Proceeds	40
15.2	Reconstruction in the Event of Damage or Destruction	41
15.3	Intentionally Omitted	42
15.4	Facility Mortgagee Requirements	42

ARTICLE 16 CONDEMNATION		42

16.1	Definitions	42
16.2	Parties’ Rights and Obligations	43
16.3	Total Taking	43
16.4	Allocation of Award	43
16.5	Partial Taking	43
16.6	Temporary Taking	44

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16.7	Facility Mortgagee Requirements	44

ARTICLE 17 DEFAULTS AND REMEDIES		44

17.1	Events of Default	44
17.2	Remedies	46
17.3	Application of Funds	48
17.4	Landlord’s Right to Cure Tenant’s Default	48
17.5	Waiver	48

ARTICLE 18 CURE BY TENANT OF LANDLORD DEFAULTS		49

18.1	Landlord Default	49
18.2	Mortgagee Cure	49

ARTICLE 19 HOLDING OVER		49

ARTICLE 20 LIABILITY OF PARTIES		50

20.1	Indemnification by Tenant	50
20.3	Continuing Liability	51

ARTICLE 21 ASSIGNMENT AND SUBLETTING; MANAGEMENT		51

21.1	Assignment	51
21.2	Intentionally Omitted	51
21.3	Subletting	51
21.4	Attornment	52
21.5	Management	52
21.6	Permitted Transfers	52

ARTICLE 22 INFORMATION FROM TENANT		53

22.1	Estoppel Certificates	53
22.2	Maintenance of Books and Records	54
22.3	Financial Information	55

ARTICLE 23 FACILITY MORTGAGES; LIENS		56

ARTICLE 24 LIMITATION OF LIABILITY		58

24.1	Landlord’s Liability	58
24.2	Tenant’s Liability	58

ARTICLE 25 MISCELLANEOUS		58

25.1	Landlord’s Right to Inspect	58
25.2	No Waiver	59

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25.3	Intentionally Omitted	59
25.4	Acceptance of Surrender	59
25.5	No Merger of Title	59
25.6	Conveyance by Landlord	59
25.7	Quiet Enjoyment	59
25.8	Notices	60
25.9	Survival of Terms	61
25.10	Exculpation of Officers and Agents	61
25.11	Licenses Following Termination; Tenant’s Cooperation	61
25.12	Memorandum of Lease	62
25.13	Entire Agreement; Modifications	62
25.14	Attorneys’ Fees	63
25.15	Time is of the Essence	63
25.16	Submission to Jurisdiction	63
25.17	Governing Law; Waiver of Jury Trial	64
25.18	Use of Counterparts	64
25.19	Calculation of Time Periods	64
25.20	Lease Consolidation	65

ARTICLE 26 CONFIDENTIALITY		65

26.1	Obligation of Confidence	65
26.2	Permitted Disclosures	65
26.3	Confidential Information Defined	66
26.4	Injunctive Relief	66
26.5	Suspension Period	66

ARTICLE 27 REIT RESTRICTIONS		67

27.1	General REIT Provisions	67
27.2	Characterization of Rents	67
27.3	Personal Property REIT Requirements	67

ARTICLE 28 LANDLORD’S SECURITY INTEREST		68

28.1	Grant of Security Interest	68
28.2	Certain Changes	68
28.3	UCC Remedies	68

Exhibit A	-	Assignment and Assumption of Contracts and Operating Leases
Exhibit B	-	Assignment and Assumption of Resident Agreements
Exhibit C	-	Bill of Sale
Exhibit D	-	Legal Description of Land Parcels
Exhibit E	-	Permitted Encumbrances
Exhibit F	-	Subordination Agreements

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Exhibit G	-	Letter of Credit Agreement
Exhibit H	-	Extended Term
Exhibit I	-	Form of Master Lease Guaranty
Exhibit J	-	Fair Market Rental

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MASTER LEASE

THIS MASTER LEASE is executed this 25th day of September, 2014 (the “Commencement Date”), by and among each of the entities listed as Tenant on the signature pages hereto, each having its principal office at c/o Holiday Retirement, 5885 Meadows Rd., Suite 500, Lake Oswego, OR 97035, as Tenant (or any successor and/or assigns permitted hereunder, “Tenant”), and each of the entities listed as Landlord on the signature pages hereto, each having its principal office at c/o Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612 (“Landlord”).

R E C I T A L S

A. Landlord is the owner of the Property, including the Facilities.

B. Landlord and Tenant have reached agreement upon the terms of a lease under which Tenant will lease the Property from Landlord.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions

For all purposes of this Lease, unless otherwise expressly provided in this Lease or unless the context in which such term is used indicates a contrary intent, (a) the terms defined in this Article shall have the meanings given to them in this Article, and the terms defined elsewhere in this Lease shall have the meanings given to them herein, (b) all accounting terms not otherwise defined in this Article shall have the meanings given to them in accordance with GAAP at the time applicable to the accrual method of accounting, applied on a consistent basis, (c) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, and (d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision:

“Accounts” means Tenant’s accounts receivable and other rights to payment arising from the Facilities now existing or hereafter arising and whether for the sale or provision of goods or services to residents, including, but not limited to occupancy charges of all kinds.

“Additional Charges” shall have the meaning given to such term in Section 4.2.

“Adjusted CPI Increase” means the greater of three and one-half percent (3.5%) and the actual CPI Increase as of the date of determination (the parties agreeing that the date of determination for the calculation of the Fair Market Rental shall be the date of Tenant’s delivery of any extension notice).

“Affiliate” shall mean, with respect to any Person, any individual, corporation, trust, business trust, association, limited liability company, partnership, joint venture, or other entity which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.

“Agent” shall have the meaning given to such term in Section 8.4(a).

“Alteration” means any alteration or modification to a Facility.

“Applicable Escalator” means, with respect to Lease Years 2 and 3, four percent (4.0%), and with respect to each Lease Year thereafter, the Adjusted CPI Increase.

“Applicable Transfer Conditions” mean the following conditions:

(a)	neither the Proposed Transferee nor any Affiliate of the Proposed Transferee is a Prohibited Person;

(b)	Tenant has provided Landlord with not less than forty-five (45) days’ prior written notice of such proposed transaction;

(c)	Tenant delivers to Landlord copies of the documentation evidencing the proposed Transfer; provided, however, that to the extent the Transfer includes assets or interests of or with respect to entities other than Tenant and the Facilities, Tenant shall be permitted to omit from the delivered documents all documents or provisions which do not relate to Tenant and the Facilities;

(d)	Tenant shall have delivered to Landlord a certification from an officer of Tenant confirming that, to Tenant’s knowledge, Tenant and any Proposed Transferee, or its Affiliates, are not the subject of any investigation, proceeding, audit, inquiry, or examination by any governmental authority, concerning any actual or alleged violation of any Legal Requirements that would, or would reasonably be expected to, result in a material adverse effect on the surviving tenant under this Lease or on the Facilities taken as a whole;

(e)	After giving effect to the proposed transaction, no material action would need to be taken by Tenant or Landlord pursuant to Section 27.1, provided that, if Landlord reasonably determines that any such material action would need to be taken, Landlord shall provide reasonably acceptable evidence to support its determination to Tenant within the forty-five (45) day period described in subsection (b) above;

(f)	Tenant or Proposed Transferee pays all actual and reasonable properly documented out of pocket fees, costs, and expenses incurred by Landlord in connection with the proposed transaction, including, without limitation, all reasonable fees and disbursements of outside counsel, whether or not the transaction is actually consummated;

(g)	the Proposed Transferee or the Proposed Transferee Guarantor has a NTA Net Worth of not less than One Hundred Fifty Million Dollars ($150,000,000);

(h)	if applicable, the Proposed Transferee Guarantor shall have delivered to Landlord a new guaranty of master lease in the form of the Master Lease Guaranty or in such other form reasonably acceptable to Landlord, but including, without limitation, with the same financial covenants as contained in the Master Lease Guaranty;

(i)	the Proposed Transferee, the Proposed Transferee Guarantor and/or their respective Affiliates, collectively, owns, operates or manages at least twenty (20) senior housing facilities that are not predominately or exclusively operated as skilled nursing facilities;

(j)	in the case of a proposed Transfer to Genesis, such Transfer does not constitute a Genesis Restricted Transaction; and

(k)	Tenant and/or the Proposed Transferee executes and delivers such other documents as may be reasonably required by Landlord to effectuate the assignment and continue the security interests and other rights of Landlord pursuant to this Lease or any other documents executed on the Commencement Date in connection herewith.

“Approvals” shall have the meaning given to such term in Section 25.11(b).

“Assignment of Contracts and Operating Leases” means the Assignment and Assumption of Contracts and Operating Leases in the form of Exhibit A attached hereto and incorporated herein by this reference pursuant to which Tenant shall assign all of its right, title and interest in the Contracts and Operating Leases to Landlord (or to Landlord’s successor in title to the Facilities) effective upon the termination of this Lease.

“Assignment of Resident and Commercial Agreements” means the Assignment and Assumption of Resident and Commercial Agreements in the form of Exhibit B attached hereto and incorporated herein by this reference pursuant to which Tenant shall assign all of its right, title and interest in the Resident Agreements and the Commercial Agreements to Landlord (or to Landlord’s successor in title to the Facilities) effective upon the termination of this Lease.

“Authority” shall mean the United States, the State, the county, the city or any other political subdivision in which any portion of the Property is located, and any other political subdivision, agency, instrumentality, department, commission, board, court, authority, official, officer, accreditation authority or any other Person, domestic or foreign, exercising jurisdiction or control over Landlord, Tenant and/or any portion of the Property.

“Award” shall have the meaning given to such term in Section 16.1(c).

“Base Rent” shall mean the monthly installments of rent payable under this Lease in the amounts set forth in Section 4.1.

“Bill of Sale” means the instrument in the form of Exhibit C attached hereto and incorporated herein by this reference, pursuant to which Tenant will convey to Landlord, (or to Landlord’s successor in title to the Facilities), effective upon the termination of this Lease, all of Tenant’s right, title and interest in the Transferred Tenant’s Personal Property, Inventory and Records.

“Business Day” means any day, other than a Saturday, Sunday or statutory holiday in the State of Oregon or the State of California.

“Capital Additions” shall mean (a) a material expansion or reduction of any Facility (including the construction of an addition to or new wing on any Facility), and (b) an Alteration that would affect the structural components of the applicable Facility or the main electrical, mechanical, plumbing, elevator or ventilating and air conditioning systems for such Facility, in each case, in any material respect, and for which the budgeted cost exceeds Two Hundred Thousand Dollars ($200,000).

“Capital Expenditures” shall mean expenditures which are accounted for as capitalized expenditures under GAAP and which are for the maintenance, improvement or preservation of the physical condition of a Facility.

“Capital Expenditures Report” shall have the meaning given to such term in Section 22.3(c)

“Capital Stock” shall mean, with respect to any Person, any capital stock (including preferred stock), shares, membership or partnership interests, participation or other ownership interests (however designated) of such entity and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof; provided, however, that leases of real property that provide for contingent rent based on the financial performance of the tenant shall not be deemed to be Capital Stock.

“Change of Control” shall mean, with respect to any Person, a change in the Person that ultimately exerts effective Control over such Person, provided notwithstanding anything to the contrary contained in this Lease, no Change of Control shall be deemed to have occurred so long as (i) FIG shall manage, directly or indirectly pursuant to a management and advisory agreement, Guarantor or Tenant or (ii) Guarantor or Tenant is Controlled, directly or indirectly, by Fortress and/or any Fortress Managed Fund. For the purposes of this definition, (i) “Fortress” means Fortress Investment Group LLC, (ii) “FIG” means

FIG LLC, or any other subsidiary of Fortress that is majority owned directly or indirectly and Controlled directly or indirectly by Fortress (together with its principals) and (iii) “Fortress Managed Fund” means a fund that is owned directly or indirectly and Controlled directly or indirectly by Fortress (together with its principals) and that has entered into a management and advisory agreement with FIG.

“Combined Lease Right” shall have the meaning given to such term in Section 25.20.

“Commencement Date” has the meaning given to such term on the first page of this Lease.

“Commercial Agreements” means, collectively, all written leases, occupancy agreements and other agreements (other than Resident Agreements) granting any Person the right to use or occupy certain portions of such Facilities.

“Competing Facility” shall have the meaning given to such term in Section 8.6.

“Condemnation” shall have the meaning given to such term in Section 16.1(a).

“Condemnor” shall have the meaning given to such term in Section 16.1(d).

“Contracts” means, collectively, those agreements (other than the Operating Leases and Licenses) to which Tenant is a party and under which Tenant conducts the business of the Facilities.

“Control”, together with the correlative terms “Controlled” and “Controls,” means, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.

“CPI” shall mean the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Consumers, United States City Average (1982 – 1984). If the foregoing index is discontinued or revised during the Term, the governmental index or computation with which it is replaced shall be used to obtain substantially the same result.

“CPI Increase” shall mean, for a particular calculation period, the percentage increase (rounded to two decimal places), if any, in (a) the CPI published for the calendar month immediately preceding the commencement of the calculation period over (b) the CPI published for the calendar month in which the calculation period ends.

“Cumulative Minimum Portfolio Capex Target Amount” shall mean an amount equal to the product of (a) the weighted average of the number of units at the Facilities during the applicable calendar year and (b) $500 (with such amount increased annually from and after January 1st of each calendar year by the CPI Increase, commencing on January 1, 2016).

“Date of Taking” shall have the meaning given to such term in Section 16.1(b).

“Default Rate” means 5% above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable Legal Requirements.

“Deposit” shall have the meaning given to such term in Section 4.2.

“Designated Representative” shall have the meaning given to such term in Section 25.1.

“Disclosing Party” shall have the meaning given to such term in Section 26.2(a).

“Emergency Capital Additions” shall have the meaning given to such term in Section 7.4.

“Encumbrance” shall have the meaning ascribed to such term in Article 23.

“Environmental Laws” means the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws relating to the protection of the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulation and ordinances that are equivalent or similar to the federal laws recited above in effect as of the date of this Agreement.

“Event of Default” shall have the meaning given to such term in Section 17.1.

“Excess Capital Expenditures Amount” shall have the meaning given to such term in Section 7.3

“Extended Term” shall mean one or more terms, if any, of the duration set forth on Exhibit H, in each case for which Tenant renews this Lease in accordance with Section 3.2.

“Facility or Facilities” shall mean any one or more of the 21 independent living facilities located on the Land, each as generally described on Schedule I attached hereto, together with all improvements (whether now existing or made during the term of this Lease), FF&E and other personal property located at and used in the operation thereof.

“Facility Mortgage” shall have the meaning given to such term in Section 14.1.

“Facility Mortgagee” shall have the meaning given to such term in Section 14.1.

“Fair Market Rental” shall mean the greater of (i) the fair market rent for the Property as determined pursuant to Exhibit J, and (ii) an annual amount equal to the sum of (a) the Base Rent payable during the immediately preceding Lease Year, and (b) the Base Rent for the immediately preceding Lease Year multiplied by the Adjusted CPI Increase.

“FF&E” shall mean all furniture, furnishings, fixtures, vehicles, equipment, machinery and other items of property, including all components thereof, now and hereafter located in, on or used or incorporated into the Facilities, including, without limitation, any and all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air conditioning systems, equipment and apparatus, sprinkler systems and fire and theft protection equipment, built-in oxygen and vacuum systems, wiring, tubing, central clock systems, elevators, dumb waiters, intercom systems, attendant call systems, affixed cabinetry and counters, pneumatic tube systems, vacuum cleaning systems, conveyor systems, paging systems, mill work, x-ray protection, pass-through boxes, exhaust systems, laboratory plumbing and piping, gas systems, attendant station counters, emergency generators and similar items incorporated into and made a part of the Facilities, together with all replacements, modifications, alterations and additions thereto. FF&E shall not be deemed to include Tenant’s Excluded Property.

“Fiscal Year” shall mean Tenant’s fiscal year, which now ends December 31 in each calendar year, with the new Fiscal Year beginning on the following January 1. For purposes of this Lease, the partial Fiscal Year between the Commencement Date and January 1 of the next Fiscal Year shall constitute a separate Fiscal Year. If Tenant changes its Fiscal Year at any time during the Term, Tenant shall promptly give Landlord Notice specifying such change. If any such change is made, all reporting and accounting procedures set forth in this Lease shall continue to be made in accordance with GAAP. Any appropriate adjustments to such procedures as a result of such change shall be made upon the reasonable mutual consent of Landlord and Tenant. No such change or adjustment shall alter the Term, and Tenant shall bear any accounting costs reasonably incurred by Landlord as a result of any such change or adjustment.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and directives of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), consistently applied.

“Genesis” shall mean Genesis HealthCare LLC, a Delaware limited liability company, or any successor entity thereto, and its controlled subsidiaries.

“Genesis Restricted Transaction” shall mean, with respect to any proposed Transfer pursuant to which Genesis is the Proposed Transferee that is consummated any time prior to the fifth (5th) anniversary of the Commencement Date: (i) such Transfer would result in the revenues collected by Landlord and/or its Affiliates, as landlord, from Genesis, as tenant (including the revenues payable to Landlord under this Lease), on an annual basis, to comprise twenty percent (20%) or more of the total revenues of Sabra Health Care REIT, Inc. (determined on a consolidated basis in accordance with GAAP), but only if, during the period that is six (6) consecutive months immediately prior to the consummation of such proposed transaction, the revenues collected by Landlord and/or its Affiliates, as landlord, from Genesis, as tenant, on an annual basis, comprised less than twenty percent (20%) of the total revenues of Sabra Health Care REIT, Inc. (determined on a consolidated basis in accordance with GAAP),, or (ii) such Transfer would result in the revenues collected by Landlord and/or its Affiliates, as landlord, from Genesis, as tenant (including the revenues payable to Landlord under this Lease), on an annual basis, to comprise in excess of fifty percent (50%) of the total revenues of Sabra Health Care REIT, Inc. (determined on a consolidated basis in accordance with GAAP).

“Guarantor” shall mean Holiday AL Holdings LP, or any successor, assign or replacement as permitted under this Lease.

“Hazardous Substances” means any substance, other than any substance lawfully used in the maintenance or operation of the Property, which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, as currently in effect as of the date of this Agreement, (ii) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) friable asbestos, (vi) flammable explosives, (vii) infectious materials, or (viii) radioactive materials.

“Impositions” shall mean (a) all real property taxes imposed upon the Land, the Facilities or any of the FF&E, (b) all other real property taxes and personal property taxes imposed upon the Property, and (c) all ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes relating to rent that are imposed upon Tenant, Personal Property, Tenant’s Personal Property or Tenant’s business conducted upon any portion of the Land (or the Property or from within the Facilities), assessments (including, without limitation, all supplemental real property tax assessments or assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), any other covenants, conditions or restrictions of record with respect to the Property, water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, franchise, inspection, authorization and similar fees and any and all connection charges, guaranteed revenues, contributions-in-aid of construction or other charges under any developer agreement or other agreement of record) and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character or nature whatsoever imposed with respect to or connected with the Property or the business thereon or therein by Tenant (including all interest and penalties thereon due to any failure or delay by Tenant in payment thereof) which at any time prior to, during or with respect to the Term hereof may be assessed or imposed, and which become due and payable, on or with respect to, or to the extent unpaid may be a lien upon (i) Landlord’s interest in the Property, (ii) the Property or any part thereof or any Rent therefrom or any estate, right, title or interest therein or (iii) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Property or the leasing or use of the Property or any part thereof by Tenant. For the purposes of this definition, the term “real property tax” shall mean for the Facilities all taxes which are imposed, levied or assessed upon or with respect to the Property, the

Facilities, the Land, or any portion thereof (including increases in real property taxes which are caused by reason of any new construction in or to the Property). Notwithstanding the foregoing, Impositions shall not include (1) any tax based on net income (whether denominated as a franchise, capital stock or other tax) or capital imposed upon Landlord or any other person, (2) any transfer or net revenue tax imposed upon Landlord or any other person (including any tax imposed as a result of a transfer, either partial or total, of Landlord’s interest in the Property or which are added to a tax or charge hereinbefore included within the definition of real property tax by reason of such transfer or which are imposed by reason of this transaction, any modifications hereto, or any transfers hereof) or (3) any tax imposed with respect to the sale, exchange, mortgage or other disposition by Landlord of any property (including the Property) or the proceeds thereof, nor any tax, assessment, tax levy or charge described in the first sentence of this paragraph which is in effect at any time during the Term hereof to the extent (and for the period of time) such tax, assessment, tax levy or charge is totally or partially repealed, unless a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof, in which case the substitute tax, assessment, tax levy or charge shall be deemed to be an Imposition.

“Insolvency Laws” means the Bankruptcy Code 11 U.S.C. § 101 et seq., or any similar federal or state law relating to bankruptcy, insolvency, winding-up, liquidation, compromise or relief of debtors.

“Insolvency Proceedings” means any dissolution, bankruptcy, receivership, winding-up, liquidation or other similar proceedings in respect of any Party (whether voluntary or involuntary), any proposal or other proceeding seeking a stay of proceedings, reorganization or compromise of the claims of creditors made or commenced by any Party or others under any Insolvency Law or any distribution of assets of any Party among its creditors in any manner whatsoever.

“Insurance Arbitrator” shall have the meaning given to such term in Section 14.7.

“Insurance Requirements” shall mean all terms and conditions of any insurance policy required by this Lease.

“Inventory” means the operating supply of consumable supplies, including food, materials and other supplies used in connection with the operation of the Facilities.

“Investment Restricted Period” shall have the meaning given to such term in Section 8.6(b).

“Investment Restricted Period Effective Date” shall have the meaning given to such term in Section 8.6(b).

“Issuer” shall mean the financial institution that, from time to time, has issued a Letter of Credit.

“Issuer Revocation” shall mean that an Issuer shall fail to be in compliance with all of the Issuer Standards, or shall admit in writing its inability to pay its debts generally as they become due, shall file a petition in bankruptcy or a petition to take advantage of any insolvency statute, shall consent to the appointment of a receiver or conservator of itself or the whole or any substantial part of its property, shall file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, shall have a receiver, conservator or liquidator appointed for it (including an FDIC receiver, conservator or liquidator), or shall become subject to operational supervision by any federal or state regulatory authority.

“Issuer Standards” shall mean that the Issuer: (i) has at the time of determination net worth, as determined in accordance with GAAP, in excess of Five Hundred Million Dollars ($500,000,000.00); and (ii) has a current long-term credit rating from at least two (2) nationally recognized statistical rating organizations (such as Standard & Poor’s, Moody’s Investor Services or Fitch Ratings) equivalent to or greater than A-/A3.

“Land” shall mean the parcels of real property described on the attached Exhibit D, and any other land acquired and made subject to this Lease in connection with the Facilities, and including all appurtenant rights relating to any such parcel.

“Landlord’s Representatives” shall mean Landlord’s agents, employees, contractors, consultants, attorneys, auditors, architects and other representatives.

“Lease” shall mean this document, as the same may be amended from time to time in accordance herewith.

“Lease Collateral” shall have the meaning given to such term in Section 28.1.

“Lease Year” shall mean, as applicable, (i) the period commencing on the Commencement Date and ending on September 30, 2015, and (ii) each twelve (12) consecutive month period thereafter commencing on October 1 and ending on September 30.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, common law, decrees and injunctions affecting the Property or the maintenance, construction, use, alteration, occupancy or operation thereof (including but not limited to the Permitted Use), whether now or hereafter enacted and in force (including any of the foregoing which may require repairs, modifications or alterations in or to the Property), all Licenses, land use entitlements, zoning and regulations relating thereto, and all covenants, conditions, agreements, restrictions, obligations and encumbrances contained in any instruments, either of record or known to Tenant.

“Letter of Credit” shall mean an unconditional, irrevocable, standby letter of credit in the form of Exhibit G, naming Landlord as beneficiary, and issued by an Issuer that satisfies the Issuer Standards and is otherwise acceptable to Landlord in its commercially reasonable discretion.

“Licenses” shall mean all licenses and permits to operate the Facilities issued by the local, state or federal agencies having jurisdiction over such Facilities and all other permits (including building permits), licenses, franchises, certificates (including certificates of occupancy), certificates of need, letters of non-reviewability or other governmental approvals and similar authorizations and entitlements as may be applicable to any Facility or otherwise required under any and all Legal Requirements to perform any and all of Tenant’s obligations under this Lease, and to operate the Facilities for the Permitted Use(s).

“Manager” means Harvest Management Sub LLC, or any Affiliate of Tenant, and their respective successors and assigns.

“Master Lease Guaranty” shall have the meaning given to such term in Section 29.1.

“Notice” or “Notices” shall mean any notice required under this Lease, all of which shall be given pursuant to Section 25.8.

“Non-Disclosing Party” shall have the meaning given to such term in Section 26.2(d).

“NTA Net Worth” means, with respect to a Person, an amount equal to total consolidated fair market value of tangible assets of such Person (including real property and financial assets but excluding good will or other intangible assets) minus total consolidated liabilities, as determined in accordance with GAAP.

“Officer’s Certificate” shall mean a certificate of Tenant or Landlord, as applicable, signed by the chief executive officer, chief financial officer, chief accounting officer or other duly authorized officer of Tenant or Landlord, as applicable.

“Operating Leases” means collectively those leases of any Personal Property used by Tenant in connection with the operation of the Facilities.

“Other Lease” shall have the meaning given to such term in Section 25.20.

“Per Facility Minimum Capex Target Amount” shall mean an amount equal to the product of (a) the weighted average of the number of units at the applicable Facility during each calendar year of the applicable three (3) calendar year period and (b) $300 (with such amount increased each January 1st by the CPI Increase, commencing with January 1, 2016).

“Permitted Encumbrances” shall mean the matters, if any, for each respective parcel of Land set forth in Exhibit E attached hereto and incorporated herein by this reference and shall include any Tenant PE Agreement.

“Permitted Transfer” shall have the meaning given to such term in Section 21.6.

“Permitted Use” shall mean the use and operation of the Facilities and all parts thereof as senior living or senior care facilities, and the provision of related services in connection therewith including, without limitation, food services, recreational services and other ancillary services, all in material compliance with all applicable Legal Requirements.

“Person” means any individual, partnership, association, corporation, limited liability company, business trust, trust, or other entity.

“Personal Property” means all linens, parts, Inventory and other items of tangible personal property that are owned by Landlord and used for the operation and/or maintenance of the Facilities. Tenant’s Excluded Property shall be excluded from the definition of “Personal Property.”

“Personal Property REIT Requirement” shall have the meaning given to such term in Section 27.3.

“Prime Rate” means the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” will be used, and such average will be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate,” Landlord shall select, in its reasonable discretion, an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Landlord shall select, in its reasonable discretion, a comparable interest rate index.

“Prohibited Person” shall mean any Person that is (a) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”), (b) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, or any Executive Order of the President issued pursuant to such statutes, or (c) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons”.

“Property” shall have the meaning given to such term in Section 2.1.

“Proposed Transferee” means the proposed assignee, sublessee or transferee of any direct interest in this Lease or Tenant pursuant to Article 21.

“Proposed Transferee Guarantor” means any Person that is an Affiliate of a Proposed Transferee and that shall execute and deliver in favor of Landlord a guaranty in the form of the Master Lease Guaranty, or in another form approved by Landlord, in connection with any Transfer of any direct interest in this Lease or Tenant pursuant to Article 21.

“Publicly Traded Capital Stock” means Capital Stock which is (i) registered under the Securities Exchange Act of 1934, as amended, and (ii) listed or traded, as the case may be, on the New York Stock Exchange, the NASDAQ Stock Market or any other recognized stock exchange in the United States.

“Publicly Traded Company” means a company with Publicly Traded Capital Stock.

“Records” means files and records, including correspondence with residents and suppliers, books of account, employment records, resident files, records pertaining to supplies, advertising records, files and literature and other written materials of Tenant relating exclusively to the Facilities but specifically excluding any written materials included in Tenant’s Excluded Property.

“Remedial Work” shall have the meaning given to such term in Section 8.4(b).

“Rent” shall mean the Base Rent and Additional Charges.

“Resident Agreements” means collectively all written leases, occupancy agreements and other agreements granting any resident of the Facilities the right to occupy certain portions of such Facilities.

“Restricted Period Effective Date” shall have the meaning given to such term in Section 8.6.

“Restricted Period Termination Date” shall have the meaning given to such term in Section 8.6.

“Review Period” shall have the meaning given to such term in Section 14.7.

“Security Deposit” shall have the meaning given to such term in Section 4.2

“State” shall mean the state in which any one of the Facilities are located.

“Subordination Agreement” shall mean a Subordination Agreement in the form attached hereto as Exhibit F or, if requested by a Facility Mortgagee, such other form as is reasonable and customary.

“Successor Entity” shall have the meaning given to such term in Section 8.6.

“Suspension Period” shall have the meaning given to such term in Section 26.5.

“Taking” shall mean a taking or voluntary conveyance during the Term hereof of all or any part of the Property, or any interest therein, right with respect thereto or use thereof, as a result of, incidental to, or in settlement of any Condemnation or other eminent domain proceedings affecting such Property, regardless of whether such proceedings shall have actually been commenced.

“Targeted Expenditure Shortfall Deposit” shall mean, as of any calculation date, the amount, if any, by which:

(a)	the Cumulative Minimum Portfolio Target Amount or the Per Facility Minimum Capex Target Amount, as applicable, during the applicable period; exceeds

(b)	the amount of actual Capital Expenditures (in the aggregate or on a per-Facility basis, as applicable) during such period.

“Tenant Control Party” shall mean (i) Guarantor, (ii) any direct or indirect subsidiary of Guarantor that Controls Tenant, (iii) Tenant, and (iv) Harvest Facility Holdings LP and any wholly owned subsidiary of Harvest Facility Holdings LP for so long as it is wholly owned by Harvest Facility Holdings LP.

“Tenant PE Agreement” shall have the meaning given to such term in Section 8.5.

“Tenant’s Excluded Property” shall mean (i) Tenant’s Personal Property, (ii) Tenant’s proprietary property, including, but not limited to, printed materials (such as operating manuals, policies, procedures and training manuals), computer software developed by or for the use of Tenant and/or its Affiliates, and trade names, logos, trademarks and service marks of Tenant and/or its Affiliates including, but not limited to, to the name “Holiday” or any variation thereof and any related trademarks, logos and service marks, (iii) Tenant’s Accounts and (iv) the books and records of Manager and Tenant’s Affiliates.

“Tenant’s Personal Property” shall mean any items of tangible personal property (including motor vehicles, if any) which are owned or leased by Tenant and used exclusively in connection with the operation of the Facilities.

“Term” shall mean the period commencing on the Commencement Date and expiring on the last day of the calendar month in which the 15th anniversary of the Commencement Date occurs (the “Initial Term”), unless extended or earlier terminated in accordance with the provisions of this Lease. The Term shall include any Extended Term to the extent Tenant exercises the applicable renewal in accordance with Section 3.2.

“Transfer” shall mean any of the following, whether effectuated directly or indirectly, through one or more step transactions or tiered transactions, voluntarily or by operation of law, (i) Tenant assigning, conveying, selling, pledging, mortgaging, hypothecating or otherwise encumbering, transferring or disposing of all or any part of this Lease or Tenant’s leasehold estate hereunder, (ii) conveying, selling, assigning, transferring, pledging, hypothecating, encumbering or otherwise disposing of any Capital Stock in Tenant or any Person that Controls Tenant, if such conveyance, sale, assignment, transfer, pledge, hypothecation, encumbrance or disposition results, directly or indirectly, in a Change of Control of Tenant (or of Guarantor ); (iii) merging or consolidating Tenant or any Person that Controls Tenant with or into any other Person, if such merger or consolidation, directly or indirectly, results in a Change of Control of Tenant (or of Guarantor); (iv) dissolving Tenant or any Person that Controls Tenant if the same results in a Change of Control of Tenant (or of Guarantor); or (v) selling, conveying, assigning, or otherwise transferring all or substantially all of the assets of Tenant.

“Transferred Tenant’s Personal Property” shall have the meaning set forth in Section 8.1(b).

“Unavoidable Delays” shall mean delays due to strikes, lockouts, inability to procure materials, power failures, acts of God, governmental restrictions, enemy action, civil commotion, unavoidable casualty and other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the reasonable control of either party hereto.

“Warranties” shall have the meaning given to such term in Section 2.1(b).

ARTICLE 2

LEASE OF LAND AND FACILITIES

2.1	Letting

(a) Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, subject to the terms, covenants, conditions and provisions hereinafter set forth, all of Landlord’s right, title and interest in and to all the Land, FF&E, Personal Property and the Facilities and all rights related to the use and operation thereof (collectively, the “Property”).

(b) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all assignable warranties, guaranties, indemnities and similar rights (collectively, “Warranties”) which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Facilities. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of the Warranties shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord. Landlord shall also retain the right to enforce any Warranties during the continuance of an Event of Default. Tenant shall enforce the Warranties in accordance with their respective terms to the extent such enforcement would be commercially reasonable under the circumstances in each case.

2.2	AS IS/WHERE IS

Tenant is familiar with each and every aspect of the Facilities, including the condition of the Land and all improvements thereon, and hereby accepts same on an AS IS/WHERE IS BASIS WITH ALL FAULTS and without reliance upon any representations or warranties of Landlord of any kind or nature whatsoever, whether express or implied, and subject to all matters of every kind and description existing as of the date hereof including, without limitation, (a) the existing state of title, including all covenants, conditions, restrictions, ground leases, easements and Legal Requirements (but excluding any matters created or caused by any acts of Landlord). Except for matters arising by, through or under Landlord, Tenant waives any and all claims, demands and cause or causes of action heretofore or hereafter arising against Landlord with respect to the condition of the Property or the ability of Tenant to conduct its business from the Facilities. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY AT THE FACILITIES OR ANY PART THEREOF, EITHER AS TO ITS DESIGN, CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE (INCLUDING, WITHOUT LIMITATION, THE PERMITTED USES) OR AS TO THE QUALITY THEREOF OR THE PRESENCE OR ABSENCE OF DEFECTS IN THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT. TENANT ACKNOWLEDGES AND AGREES THAT, AS OF THE COMMENCEMENT DATE, THE PROPERTY AT THE FACILITIES SHALL BE CONCLUSIVELY DEEMED TO HAVE BEEN INSPECTED BY TENANT AND SHALL BE CONCLUSIVELY DEEMED TO BE SATISFACTORY TO IT IN ALL RESPECTS.

2.3	Transfer of Business Operations of the Facilities

Landlord makes no warranty or representation to Tenant, express or implied, and shall be subject to no liability, with respect to the operation or management of the Facilities prior to the Commencement Date.

2.4	Single Lease

Tenant and Landlord acknowledge and agree that this Lease constitutes a single, indivisible lease of all of the Facilities, and together the Facilities constitute a single economic unit. Landlord has agreed to all the provisions of this Lease, including Base Rent and other amounts payable based on the intent to lease all of the Facilities as a single and inseparable transaction, and such provisions would have been materially different had the parties intended to enter into separate leases or a divisible lease. Tenant, to induce Landlord to enter into this Lease, to the extent permitted by law, (a) agrees, acknowledges and is forever estopped from asserting to the contrary that if, notwithstanding the provisions of this Section 2.4, this Lease were to be determined or found to be in any proceeding, action or arbitration under state or federal bankruptcy, insolvency, debtor-relief or other applicable laws to constitute multiple leases demising multiple properties, such multiple leases could not, by the debtor, trustee, or any other party, be selectively or individually assumed, rejected or assigned; and (b) forever knowingly waives and relinquishes any and all rights under or benefits of the provisions of the Federal Bankruptcy Code Section 365 (11 U.S.C. § 365), or any successor or replacement thereof or any analogous state law, to selectively or individually assume, reject or assign the multiple leases comprising this Lease following a determination or finding in the nature of that described in the preceding clause (a).

ARTICLE 3

TERM OF LEASE

3.1	Term of Lease

The Property shall be leased by Landlord to Tenant for the Term.

3.2	Extension of Term

Provided that no Event of Default has occurred and is continuing, either at the date of exercise or upon the commencement of an Extended Term, as applicable, Tenant shall have the right to renew this Lease with respect to all (but not less than all) of the Facilities. Each renewal option shall be exercised, if at all, by Tenant giving written notice to Landlord of such renewal not more than eighteen (18) months or less than twelve (12) months prior to the expiration of the applicable then-current Term. Once delivered to Landlord, a renewal notice shall be irrevocable; provided, however, that Tenant shall have ten (10) Business Days following Landlord’s notice to Tenant of the final determination of the applicable Fair Market Rental to elect to withdraw the applicable renewal notice, which election must be in writing and once made, shall be irrevocable. Notwithstanding the foregoing, Tenant shall have no right to withdraw a renewal notice if the applicable Fair Market Rental was calculated based on the Base Rent payable during the immediately preceding Lease Year rather than on the fair market rent for the Premises as determined pursuant to Exhibit J.

ARTICLE 4

RENT

During the Term, Tenant shall pay the Rent, including the Base Rent and all Additional Charges due hereunder, to Landlord, or to the appropriate Person as required by the terms of this Lease, as applicable, in lawful money of the United States of America, in immediately available funds. Any such payments to Landlord shall be by wire transfer in accordance with the instructions delivered by Landlord to Tenant from time to time in a Notice, or to such other account, address, place, or Person, as Landlord may designate from time to time in a Notice. The Base Rent and Additional Charges shall be paid in accordance with this Article.

4.1	Base Rent

Annual Base Rent shall be $30,250,000, in the aggregate, and shall be paid to Landlord in twelve (12) equal monthly installments on the 5th Business Day of each calendar month during the Term; provided, however, if the Term commences on a day other than the first day of a calendar month, the Base Rent attributable to the partial calendar month in which the Commencement Date occurs shall be in addition to the foregoing amount and shall be payable as of the Commencement Date, which amount shall be the prorated monthly installment of such annual Base Rent. On the first day of each Lease Year during the Initial Term, commencing with the second (2nd) Lease Year, Base Rent shall increase to an amount equal to the sum of:

(a) the Base Rent applicable to the immediately preceding Lease Year (not taking into account any Base Rent payable for the partial calendar month in which the Commencement Date occurs, if the Commencement Date is other than the first day of a calendar month), plus

(b) the product of (i) the Base Rent applicable to the immediately preceding Lease Year, multiplied by (ii) the Applicable Escalator.

To establish a fair market rent for the Property during any Extended Term, the Base Rent for each Extended Term shall be reset and expressed as an annual amount equal to the Fair Market Rental of the Property; provided, however, that on the first day of the second (2nd) Lease Year of any Extended Term and the first day of each Lease Year thereafter during such Extended Term, the Base Rent shall increase to an amount equal to the sum of (a) the Base Rent for the immediately preceding Lease Year, and (b) the Base Rent for the immediately preceding Lease Year multiplied by the Adjusted CPI Increase.

4.2	Security Deposit

(a) Tenant shall deposit as directed by Landlord, and Landlord shall hold, the amount of $15,125,000 (the “Security Deposit”), which shall serve as security for the performance by Tenant of the provisions of this Lease and shall not be deemed advance rent. If an Event of Default has occurred and is continuing, Landlord may use the Security Deposit, or any portion of it, to satisfy any outstanding obligation of Tenant under this Lease. Tenant shall pay Landlord a sum equal to the portion of the Security Deposit expended or applied by Landlord as provided in this Lease, within ten (10) days after written request of Landlord. At the expiration or termination of this Lease, Landlord (or any successor and assign) shall return the Security Deposit to Tenant; provided, however, Landlord (or such successor or assign) may retain an amount out of the Security Deposit, as it shall reasonably determine, to secure the payment of any Rent, the amount of which Landlord is then unable to determine finally, or until Tenant confirms (by certificate or otherwise) expenditure by the Tenant of all amounts required pursuant to the terms of Sections 7.1, 7.2 and 7.3 (prorated as necessary in accordance with Section 7.1(b)) (and Landlord shall return any such retained amount to Tenant promptly following the final determination of such Rent amount and the full payment to Landlord of such Rent, or following confirmation of the expenditure of all amounts required Sections 7.1, 7.2 and 7.3, as the case may be). To the extent permitted by Legal Requirements, Landlord may commingle the Security Deposit with other assets of Landlord and Tenant shall not be entitled to any interest on the Security Deposit. Unless the Security Deposit or any other deposit provided by Tenant pursuant to this Lease (each such deposit, a “Deposit”) was made available to a Facility Mortgagee, Tenant agrees to look solely to the landlord under this Lease which was provided the Deposit (or any transferee of such funds), as applicable, and not the Facility Mortgagee, for a return of the applicable Deposit in accordance with the terms of this Lease.

(b) Notwithstanding the terms of Section 4.2(a) above, within ninety (90) days of the Commencement Date, Tenant shall deposit with Landlord and maintain during the Term and for sixty (60) days after the expiration or termination of this Lease, a Letter of Credit in an undrawn face amount equal to the amount of the Security Deposit (referred to hereinafter as the “LC Amount”) as partial collateral for Tenant’s obligations under this Lease. Upon Landlord’s receipt of a Letter of Credit in the LC Amount, the Security Deposit then held by Landlord shall be returned to Tenant. If requested by Tenant, Landlord shall make the Security Deposit available to collateralize the Letter of Credit pursuant to a written agreement with the applicable Issuer, whereby Landlord shall agree to disburse the Security Deposit to the applicable Issuer upon such Issuer’s irrevocable and unconditional commitment to issue the Letter of Credit upon its receipt of the cash Security Deposit. Notwithstanding the foregoing, Landlord shall not be required to so make the cash Security Deposit available if an Event of Default then exists. From and after such time as Tenant deposits with Landlord the Letter of Credit, the following terms shall govern and control:

(i) Upon the occurrence and during the continuance of an Event of Default, Landlord may, but shall not be required to, draw upon the Letter of Credit (in whole or in part) and apply the cash proceeds thereof to the obligations due from Tenant under this Lease and to compensate Landlord for the damages suffered or incurred by it in connection with such Event of Default (or any other Event of Default), subject to the terms of this Lease. Any amount drawn by Landlord shall not be deemed: (a) to fix or determine the amounts which Landlord is entitled to recover under this Lease or otherwise; (b) to waive or cure any default under this Lease; or (c) to limit or waive Landlord’s right to pursue any remedies provided for in this Lease.

(ii) Tenant covenants as follows: (a) prior to the expiration date of the then issued and outstanding Letter of Credit, Tenant shall deposit with Landlord a replacement Letter of Credit in the LC Amount; (b) if all or any portion of the Letter of Credit is drawn against by Landlord, Tenant shall, within thirty (30) days after written demand by Landlord, deposit with Landlord a replacement or supplementary Letter of Credit such that at all times during the term of this Lease and for sixty (60) days after the expiration or termination of this Lease, Landlord shall have the ability to draw on one or more Letters of Credit totaling, in the aggregate, the LC Amount; and (c) following an Issuer Revocation, Tenant shall obtain a replacement Letter of Credit in the LC Amount from another Issuer within thirty (30) days of Landlord’s written demand therefor. If Tenant fails to timely perform any of the foregoing, then in addition to any other rights and remedies available under this Lease, Landlord may immediately draw upon the full amount of the then issued and outstanding Letter of Credit.

(iii) Upon the issuance of a replacement Letter of Credit, Landlord shall have the right to draw solely on such replacement Letter of Credit and Landlord shall have no right to draw against the Letter of Credit which is replaced by such replacement Letter of Credit.

(iv) Tenant shall have the right to deposit with Landlord one or more Letters of Credit to satisfy the requirements of this Section 4.2(b), so long as the aggregate undrawn face amount of all issued and outstanding Letters of Credit equals the LC Amount.

(v) If Landlord draws on a Letter of Credit, the cash proceeds thereof not used to compensate Landlord for amounts due to Landlord under this Lease by reason of an Event of Default shall be held by Landlord as an additional security deposit under this Lease and Landlord may, from time to time, without prejudice to any other right or remedy, apply such cash proceeds to the obligations due from Tenant under this Lease and to compensate Landlord for the damages suffered or incurred by it in connection with such Event of Default (or any other Event of Default), subject to the terms of this Lease. The holding of such cash proceeds by Landlord shall not limit or stay Tenant’s obligation hereunder to cause to be issued, for the entire Term, plus (60) days after the after the expiration or termination of this Lease, a Letter of Credit in the LC Amount. Upon Landlord’s receipt of a Letter of Credit in the LC Amount, any such cash proceeds then held by Landlord shall be returned to Tenant. If requested by Tenant, Landlord shall make such cash proceeds available to collateralize a replacement Letter of Credit or supplemental Letter of Credit pursuant to a written agreement with the applicable Issuer, whereby Landlord shall agree to disburse such cash proceeds to the applicable Issuer upon such Issuer’s irrevocable and unconditional commitment to issue the applicable replacement Letter of Credit or supplemental Letter of Credit upon its receipt of such cash proceeds. Notwithstanding the foregoing, Landlord shall not be required to make such cash proceeds available if an Event of Default then exists unless the posting of the applicable replacement or supplemental Letter of Credit would cure all outstanding Events of Default. If no Event of Default exists as of the expiration or termination of this Lease, all Letters of Credit, and any cash proceeds then held by Landlord shall be returned to Tenant within sixty (60) days following the expiration or termination of this Lease.

4.3	Additional Charges/Late Payments

Except for property taxes for which funds may be escrowed and paid out as described in Section 5.4 hereof and subject to Tenant’s rights of contest pursuant to the provisions of Article 13, Tenant shall pay and discharge prior to delinquency all Impositions that accrue during the Term directly to the Person to whom such Impositions are owed. Except as otherwise provided in Section 5.2 and subject to the terms of Sections 5.5 and 5.7, if Tenant fails or refuses to timely pay any Impositions, Tenant shall promptly pay and discharge every fine, penalty, interest and cost which may arise or accrue for the non-payment or late payment of such items. The aforementioned amounts, liabilities, obligations, Impositions, fines, penalties, interest and costs and any and all other amounts which Tenant may owe to Landlord or any governmental agency pursuant to the terms of this Lease are referred to herein as “Additional Charges”. The Additional Charges shall be treated for purposes of this Lease as if they were rent hereunder. Tenant hereby acknowledges that late payment by Tenant to Landlord of any Rent due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any Encumbrance covering the Property. Accordingly, if any Rent (but as to Additional Charges, only those which are payable directly to Landlord) shall not be paid prior to the date that is five (5) Business Days after its due date, Tenant shall pay Landlord within five (5) Business Days’ written demand therefor, as an Additional Charge, a late charge (to the extent permitted by law) equal to five percent (5%) of the overdue amount and, in such event, the parties hereby agree that such late charge will represent a fair and reasonable estimate of the costs Landlord will incur by reason of the late payment by Tenant. Landlord and Tenant acknowledge and agree that Base Rent is due on the date that is the fifth (5th) Business Day of each calendar month and that if payments are not made on or before the tenth (10th) Business Day of any calendar month, then the late charge may be imposed. In addition, if any installment of Rent (but as to Additional Charges, only those which are payable directly to Landlord) shall not be paid within ten (10) days after its due date, the amount unpaid, including any late charges, shall bear interest (based on an annual rate equal to the Default Rate compounded monthly) from such due date to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall neither constitute waiver of, nor excuse or cure any, default under this Lease, except to the extent that such default is totally cured by application of the payment of such late charge or interest, nor prevent Landlord from exercising any other rights and remedies available to Landlord. Any payment by Tenant of Additional Charges to Landlord pursuant to any requirement of this Lease shall relieve Tenant of its obligation to pay such Additional Charges to the entity to which such payment would otherwise be paid.

4.4	Triple Net Lease; Set-off

It is the purpose and intent of Landlord and Tenant that the Rent shall be absolutely net to Landlord so that Tenant shall pay or discharge, as additional charges hereunder, any and all Impositions, charges, costs, interest, reimbursements, liabilities, expenses and obligations of any nature whatsoever in connection with the ownership, operation and maintenance of the Property, excepting only (a) any payments for principal, interest, and premiums under any mortgage, security agreement, deed of trust or other Encumbrance Landlord may place upon all or any portion of the Property, (b) any costs actually incurred by Landlord for its own benefit with respect to the Property, such as costs for consultants or advisers retained by Landlord, provided that such costs (i) are not otherwise payable by Tenant hereunder, and (ii) do not, directly or indirectly, arise out of or in connection with Tenant’s non-performance and/or non-compliance with any obligation, covenant, term or provision of this Lease and (c) those items specifically excluded from the definition of Impositions.

Landlord shall receive all Rent (but as to Additional Charges, only those which are payable directly to Landlord) due hereunder and Rent shall be due and payable by Tenant in all events, without notice or demand and without any set-off, counterclaim, abatement, suspension, deduction or defense whatsoever (except as otherwise specifically provided in this Lease). The parties hereto acknowledge that after the commencement of an Insolvency Proceeding affecting Landlord, any and all rights of set off, counter claim, abatement, suspension, deduction or defense, whether at law or by statute may be asserted. Without limiting the generality of the immediately preceding sentence, Tenant shall have the right to set off against Rent or make a claim against Landlord for all losses, costs, expenses and liabilities that may be incurred by Tenant in connection with any Insolvency Proceeding affecting Landlord. In addition to the Rent, except as set forth in the foregoing paragraph, Tenant shall pay to each Person entitled thereto all Impositions (subject to Tenant’s rights to contest pursuant to the provisions of Article 13), insurance premiums (as provided in Article 14), operating charges, maintenance charges, construction costs and any other charges, costs, interest, reimbursements, liabilities, expenses and obligations which arise with respect to the Property or which otherwise may be contemplated under any provisions of this Lease during the Term hereof. All of such charges, costs, interest, reimbursements, liabilities, expenses and obligations shall constitute Additional Charges, and upon the failure of Tenant to pay any such costs, charges, interest, reimbursements, liabilities, expenses or obligations beyond the applicable cure period described in Section 17.1 hereof, Landlord shall have the rights and remedies provided in this Lease. It is the intention of the parties hereto that, except as herein expressly provided, this Lease shall not be terminable for any reason by Tenant. Any present or future law to the contrary shall not alter this agreement of the parties.

ARTICLE 5

IMPOSITIONS

5.1	Payment of Impositions

Subject to Tenant’s rights of contest pursuant to the provisions of Article 13 and subject to Section 5.2, Tenant shall pay, or cause to be paid, all Impositions that accrue from and after the Commencement Date and during the Term directly to each Person to whom such Impositions are payable prior to the date on which any fine, penalty, interest or additional cost may be added for non-payment. Upon request of Landlord, Tenant shall promptly furnish to Landlord copies of receipts or other reasonable evidence of such payments, provided with respect to real property taxes, Tenant shall deliver to Landlord evidence of timely payment of such real property taxes within ten (10) Business Days of payment thereof. Such payments shall be made directly to the Person entitled to such Impositions, if possible. Subject to Tenant’s rights of contest pursuant to the provisions of Article 13, Tenant’s obligation to pay Impositions shall be deemed absolutely fixed upon the date such Impositions become due to the Person entitled thereto. Notwithstanding the foregoing, if any such Imposition may, at the option of the payor, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may pay the same (and shall pay any accrued interest on the unpaid balance of such Imposition) in installments, and in such event shall pay such installments (subject to Tenant’s right of contest pursuant to the provisions of Article 13) before any fine, penalty or premium is added thereto. Impositions for which escrowed funds are held by Landlord or its lender under Section 5.4 hereof shall be paid as provided in Section 5.4 and the timely payment by Tenant of any amount to be paid to Landlord or a Facility Mortgagee, if applicable, under Section 5.4 shall be deemed to satisfy Tenant’s obligation to pay the Imposition for which funds are escrowed. Landlord shall, at its expense and to the extent required or permitted by applicable laws and regulations, prepare and file all returns with respect to Landlord’s net income, gross receipts, sales, use, single business, transaction privilege, rent, ad valorem and franchise taxes, and with respect to taxes on Landlord’s capital stock. Tenant shall, at its expense, and to the extent required or permitted by applicable laws and regulations, prepare and file all other tax returns and reports with respect to any Imposition as may be required by governmental agencies, authorities or other persons entitled to the receipt of the Impositions. If any refund shall be due from any taxing authority or other persons entitled to the receipt of the Impositions with respect to any Imposition paid by Tenant, the same shall be paid over to and retained by Tenant unless an Event of Default shall have occurred hereunder and be continuing, in which case such refund shall be paid over to and retained by Landlord to either be (i) applied by Landlord to the cost of curing such Event of Default with the balance, if any, thereafter remitted by Landlord to Tenant, or (ii) if the Event of Default cannot be cured, retained by Landlord and applied as provided in Article 17. Landlord and Tenant shall, each upon a request by the other, provide such information as is maintained by the party to whom the request is made with respect to the Property as may be reasonably necessary to prepare any required returns or reports.

5.2	Notice of Impositions

Unless Tenant otherwise has knowledge of any such Imposition, Landlord shall be required to give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge; provided, however, Tenant shall be deemed to have knowledge of any Impositions constituting property (real or personal) taxes. Notwithstanding the foregoing, however, Landlord’s failure to give any such Notice shall in no way diminish Tenant’s obligations hereunder to pay such Impositions, but Landlord shall be responsible for any fine, penalty or interest resulting from its failure to give such Notice and any default by Tenant hereunder shall be obviated for a reasonable time after Tenant receives Notice of any Imposition which it is obligated to pay.

5.3	Adjustment of Impositions

Impositions imposed with respect to the tax period during which the Term expires or terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed before or after such expiration or termination, so that Tenant is only obligated to pay that portion of such Imposition(s) pertaining to the tax period within the Term. The obligation of Tenant to pay its prorated share of Impositions shall survive expiration or earlier termination of this Lease. Likewise any refund of any Imposition paid with respect to any tax period within the Term which refund is received by Landlord during or after the expiration or termination of this Lease shall be prorated and shared with Tenant. This Section 5.3 shall survive the expiration or termination of this Lease.

With respect to any Impositions (other than taxes), such Impositions imposed for any period during which the Term expires or terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed before or after such expiration or termination, so that Tenant is only obligated to pay that portion of such Imposition(s) pertaining to the period within the Term. The obligation of Tenant to pay its prorated share of such Impositions shall survive expiration or earlier termination of this Lease.

5.4	Impound for Property Taxes

Upon the written demand of Landlord if required by a Facility Mortgagee or if requested by Landlord within ninety (90) days of the occurrence of an Event of Default, Tenant shall make monthly payments to Landlord or a Facility Mortgagee, if so directed by Landlord, on the same day Base Rent is due, or such later date as directed by a Facility Mortgagee, in the amount of one-twelfth of the annual ad valorem tax, plus a one-time additional deposit of the amount accrued in the applicable tax year prior to the first such payment. The monthly tax impound payment shall be adjusted from time to time to reflect changes in the tax rate or changes in the assessed value of the Land and/or the Facilities. The deposits held by Landlord hereunder may be commingled with the other assets of Landlord and shall not bear interest. To the extent that Landlord or the Facility Mortgagee is then holding sufficient funds hereunder, Landlord or the Facility Mortgagee shall pay to the tax authorities the installments of tax due on the Property or any part thereof. If Landlord or the Facility Mortgagee is not then holding sufficient funds hereunder to pay any installment when due, upon receipt of a written request from Landlord or the Facility Mortgagee setting forth in reasonable detail the shortfall amount, Tenant shall pay to Landlord or the Facility Mortgagee the shortfall in order for the full payment then due to be paid. In the event that Tenant pays any tax payment directly to the taxing authority (and for which funds are held hereunder by Landlord or a Facility Mortgagee) without having made a prior request to Landlord or the Facility Mortgagee to release such held funds for the purposes of making such payment and provided no Event of Default then exists, Landlord shall reimburse Tenant for such payment upon Landlord’s receipt of proof of full payment to the tax authority by Tenant. If Landlord or any Facility Mortgagee fails to timely make any tax payment and at such time funds sufficient to timely make such tax payment were available in the tax escrow account, Tenant shall have no obligation to pay any penalty or interest resulting from such failure, nor shall Tenant be in default hereunder for such failure.

5.5	Utility Charges

Tenant shall pay or cause to be paid all charges (including any connection charges and deposits) for all utilities, including, but not limited to, electricity, power, gas, oil and water, used at or for the Property during the Term.

5.6	Insurance Premiums

Upon the written demand of Landlord if required by a Facility Mortgagee, or if requested after the occurrence and during the continuance of an Event of Default, Tenant shall make, or cause to be made, monthly payments to Landlord or, if directed by Landlord, to the Facility Mortgagee, on the same day Base Rent is due, or such later date as directed by any Facility Mortgagee, in an amount equal to one-twelfth of the annual insurance premiums, plus a one-time additional deposit of the amount accrued in the applicable insurance year prior to the first such payment. As applicable, the terms of Section 5.4 shall govern the amounts deposited under this Section 5.6. If Landlord or any Facility Mortgagee fails to timely pay the insurance premium and at such time funds sufficient to timely pay such insurance premium were available in the insurance escrow account, Tenant shall have no obligation to pay any penalty or interest resulting from such failure, nor shall Tenant be in default hereunder for such failure.

ARTICLE 6

TERMINATION OR ABATEMENT OF LEASE

6.1	No Termination or Abatement

Tenant, to the fullest extent permitted by law and unless specifically provided herein, shall remain bound by this Lease in accordance with its terms in all events. Except as expressly permitted herein, Tenant shall not take any action without the prior written consent of Landlord to modify, surrender or terminate this Lease. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements, and Rent and all other sums payable by Tenant hereunder, including, without limitation, Impositions shall continue to be payable by Tenant hereunder in any event unless (i) the obligation of Tenant to pay the same abates or terminates pursuant to the express provisions of this Lease, or (ii) Rent and such other sums abates or is reduced as provided in Section 4.3 or Section 6.2 . Subject to the foregoing, Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which (x) may now or hereafter be conferred upon it by law or otherwise to modify, surrender or terminate this Lease or quit or surrender all or any portion of the Property while Landlord remains in compliance with the terms of this Lease or (y) entitle Tenant to any abatement, reduction, suspension or deferment of Rent or other sums payable by Tenant hereunder, in the case of either (x) or (y) above, except to the extent expressly provided in Section 6.2 or as otherwise specifically provided by this Lease.

6.2	Rent Reduction

In the event of any damage or destruction or Condemnation of any Facility as contemplated in Article 15 and Article 16, respectively, the Base Rent shall be reduced to the extent provided in Section 15.2, Section 15.3 or Section 16.3, as applicable.

ARTICLE 7

FF&E AND OTHER CAPITAL IMPROVEMENTS

7.1	Minimum Capital Expenditures

(a) Minimum Portfolio and per Facility Capital Expenditures. During each calendar year during the Term, Tenant shall incur Capital Expenditures in an amount such that, as of the end of such calendar year, an amount equal to the Cumulative Minimum Portfolio Capex Target Amount shall have been incurred during such calendar year. Additionally, Tenant shall incur during each three (3) calendar year period, Capital Expenditures with respect to each Facility in an amount such that, as of the end of such three (3) calendar year period, an amount equal to the Per Facility Minimum Capex Target Amount shall have been incurred with respect to each Facility during such three (3) calendar year period (provided the parties agree that the required expenditures contemplated by this Section 7.1 shall not be tested for any period prior to the Commencement Date).

(b) Proration. If this Lease commences on a day other than the first day of a calendar year, or expires or terminates on a day other than the last day of a calendar year, the amount of Capital Expenditures Tenant shall be required to have incurred under the foregoing Section 7.1(a) during the applicable testing period shall be prorated based on the number of days in the calendar year that have elapsed prior to such expiration or termination.

7.2	Capex Shortfall Deposit

In the event the Capital Expenditures Report (as defined in Section 22.3(c)), shows that Tenant failed during the applicable period to make Capital Expenditures in accordance with Section 7.1(a), then Tenant shall deliver to Landlord the Targeted Expenditure Shortfall Deposit within ten (10) days of the delivery of such Capital Expenditures Report, subject to Tenant’s right to have the same returned pursuant to Section 7.3 hereof. The Targeted Expenditure Shortfall Deposits held by Landlord shall not bear interest and may be commingled with the other assets of Landlord.

7.3	Return of Target Expenditure Shortfall Deposits

In the event the Capital Expenditures Report shows that during the applicable period, Tenant made Capital Expenditures in excess of what is required under 7.1(a), (such difference being referred to herein as the “Excess Capital Expenditures Amount”), then, (a) provided no Event of Default then exists hereunder, within ten (10) days after delivery of the Capital Expenditures Report reflecting such overpayment, together with written demand for reimbursement, Landlord shall pay to Tenant the lesser of (x) the Excess Capital Expenditures Amount or (y) the amount of funds then held by Landlord as Targeted Expenditure Shortfall Deposits (in the aggregate or on a per-Facility basis, as applicable), and (b) to the extent that the Excess Capital Expenditures Amount exceeds the amount of funds then held by Landlord as Targeted Expenditure Shortfall Deposits (in the aggregate or on a per-Facility basis, as applicable), such excess shall be credited against the Cumulative Minimum Portfolio Capex Target Amount and the Per Facility Minimum Capex Target Amount, as applicable, for the next two (2) full calendar year period. Tenant’s obligation to deliver the Capital Expenditures Report applicable to the last calendar year, together with Tenant’s obligation to deliver any Targeted Expenditure Shortfall Deposits associated therewith, shall survive the expiration or termination of this Lease. If, on the basis of such Capital Expenditures Report, Tenant is entitled to a payment as described in this Section 7.3, then, notwithstanding anything to the contrary, such payment shall be due and payable to Tenant only as and when the conditions for the return of the Letter of Credit pursuant to Section 4.2 have been satisfied. Except as provided in the preceding sentence, upon the expiration or termination of this Lease, Targeted Expenditure Shortfall Deposits held by Landlord (including, without limitation, any amounts that are required to be deposited by Tenant pursuant to the terms of Section 7.2 hereof with respect to the last calendar year of the Term) shall automatically and without further action of the parties become the property of Landlord, without any obligation on Landlord’s part to credit Tenant in any manner therefor.

7.4	Capital Additions; Alterations

Tenant may not make any Capital Additions without the prior written consent of Landlord (such consent not to be unreasonably withheld, conditioned or delayed) and, if required under the applicable loan documents, a Facility Mortgagee. All Alterations at a Facility, including all Capital Additions, shall be made in a good and workmanlike manner, in accordance with all applicable Legal Requirements and shall comply with the requirements of insurance policies required under this Lease. In connection with the granting of consent under this Section 7.4, Landlord may require appropriate insurance to be carried by contractors performing work at a Facility. Notwithstanding the foregoing, Tenant may make any Capital Additions that are reasonably and in good faith determined by Tenant to be required as a result of an emergency, or to protect any Facility and/or the health and/or safety of the Facility, the occupants and any other individual at the Facility from imminent risk or danger, or otherwise required to cause any Facility to comply with applicable Legal Requirements (any of the foregoing, “Emergency Capital Additions”), in each case without the prior consent of Landlord. In the case of any Emergency Capital Additions, to the extent practicable, Tenant shall notify Landlord prior to commencing the same and, in any event, Tenant shall notify Landlord following the completion of such Emergency Capital Additions of the nature, extent and cost of such Emergency Capital Additions.

7.5	Survival

This Article 7 shall survive the termination of this Lease.

ARTICLE 8

OWNERSHIP AND USE OF PROPERTY

8.1	Ownership of the Property

The Property is, and throughout the Term shall continue to be, the property of Landlord. Tenant has only the right to the exclusive possession and use of the Property, upon the terms and subject to the conditions set forth in this Lease. At the expiration or termination of this Lease, the following provisions shall apply:

(a)	Tenant shall, for no additional consideration, transfer and convey to Landlord or Landlord’s designee, the Inventory owned by Tenant as of the termination date and located at the Facilities.

(b)	Tenant shall, for no additional consideration, transfer and convey to Landlord or Landlord’s designee, Tenant’s Personal Property (the “Transferred Tenant’s Personal Property”) and, relative to any Tenant property that is leased by Tenant, at Landlord’s request, use commercially reasonable efforts to assign the lease for such property to Landlord or Landlord’s designee.

(c)	Subject to applicable Legal Requirements, Tenant shall permit Landlord or Landlord’s designee to make copies of the Records.

(d)	Tenant shall execute a Bill of Sale in favor of Landlord in the form of Exhibit C with respect to the assets being conveyed to Landlord or Landlord’s designee pursuant to this Section 8.1.

(e)	Landlord shall not succeed to the ownership of Tenant’s Excluded Property (other than the Transferred Tenant’s Personal Property) at the end of the term of the Lease.

8.2	Use of the Facilities and Land

(a) Landlord hereby grants to Tenant during the Term the exclusive right to use, and to exercise all of the rights of Landlord in, to and under, the Inventory, the FF&E, the Operating Leases, the Licenses, the Resident Agreements and the Commercial Agreements.

(b) Tenant will be responsible for acquiring at Tenant’s cost and expense any and all material Licenses necessary for its use and operation of the Property during the Term, and will keep and maintain, in all material respects, in full force and effect such Licenses as are, from time to time, required for the uses conducted by Tenant on the Property, in accordance in all material respects with all Legal Requirements.

(c) Throughout the entire Term and subject to Tenant’s contest right as set forth in Article 13, Tenant shall use each Facility solely in accordance with its Permitted Use(s) in material compliance with all applicable Legal Requirements and all other terms, covenants, provisions and conditions of this Lease. Tenant may not use the Facilities for any purpose other than the Permitted Use without the prior written consent of Landlord.

(d) Tenant shall not commit or suffer to be committed any intentional physical waste nor shall Tenant cause or permit any material nuisance on the Property.

(e) Tenant shall neither suffer nor permit all or any portion of the Property, including any Capital Addition, whether or not financed or paid for by Landlord, to be used in such a manner as (i) would materially adversely impair Landlord’s title to the Property or to any portion thereof or (ii) would result in a claim or claims of adverse use, adverse possession or implied dedication of all or any portion of the Property to the public.

(f) Tenant will perform in all material respects the obligations of Landlord required under the Permitted Encumbrances.

8.3	Continuous Operations

Tenant shall maintain continuous operations at the Facilities in accordance with the provisions of this Lease and shall not cease such operations other than a temporary cessation during any period of repair, maintenance, renovation, construction or reconstruction required as a result of damage to or destruction or Condemnation of any of the Property or in connection with any Alteration. Tenant shall not voluntarily reduce the number of units and Tenant shall not close any Facility, without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have the right, without the consent of Landlord, to do any of the following: (a) take offline on a temporary basis, from time to time, the number of units at any given Facility by not more than ten percent (10%) of the number of units at such Facility as of the Commencement Date (which number shall be reduced to take into account permanent reductions in the number of units from any partial casualty or Condemnation at a Facility), (b) voluntarily close and cease operations at any Facility on a temporary basis at any given time to enable Tenant to remedy any health or life/safety condition existing at such Facility and (c) voluntarily close and cease operations at any Facility on a temporary basis at any given time to enable Tenant to satisfy its maintenance obligations under this Lease (any such temporary closing described in this clause (c), a “Temporary Maintenance Closing”), provided that Tenant shall deliver reasonable prior written notice to Landlord of such Temporary Maintenance Closing and, at Landlord’s written request, shall consult with Landlord regarding such Temporary Maintenance Closing.

8.4	Hazardous Substances

(a) Tenant shall not introduce to the Facilities any Hazardous Substances other than those Hazardous Substances which are required for the operation of the Facilities (which Hazardous Substances shall be handled, used and disposed of in material compliance with Environmental Laws) and Tenant shall pay all costs required to properly use, handle and dispose of all Hazardous Substances introduced by Tenant or its Agents (as defined below) or otherwise first arising on the Property after the Commencement Date as and when due (except to the extent such Hazardous Substances were introduced by Landlord or such costs were caused by the gross negligence or willful misconduct of Landlord). For the purposes of this Article, the term “Property” shall also include, in addition to the items specified in Section 2.1, all air, soil, groundwater, surface water or soils vapor at, on, under or within any portion of the Land. All operations or activities upon, or any use or occupancy of the Property, or any portion thereof, by Tenant, or any agent, contractor or employee, or subtenant of Tenant (any of the foregoing being defined herein as Tenant’s “Agent”) shall at all times during the Term be in all material respects in material compliance with any and all Legal Requirements relating to Hazardous Substances. Landlord shall have the right at any time to conduct, at its cost, an environmental audit of the Property or any portion thereof and Tenant shall cooperate in the conduct of such environmental audit, provided that any such audit shall not disturb or interfere with the residents at, or the operation of, any Facilities. Tenant shall promptly after obtaining knowledge thereof notify Landlord in writing of any order, receipt of any notice of violation or noncompliance with any applicable Environmental Law or order, any threatened or pending action by any regulatory agency or other governmental authority, or any claims made by any third party, in each case relating to Hazardous Substances on, emanations of Hazardous Substances on or from, releases of Hazardous Substances on or from, or threats of releases on or from any of the Property; and shall promptly furnish Landlord, following written request by Landlord, with copies of any correspondence, notices, or legal pleadings in connection therewith. Following written notice to Tenant and reasonable opportunity for Tenant to respond to such circumstances, Landlord shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to Hazardous Substances on, released from or emanating from any part of the Property which Landlord reasonably believes may cause harm to any persons or property.

(b) In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal, risk assessment or other remedial work is required under any applicable Environmental Law, any judicial order, or any order of any governmental entity because of, or in connection with the release, discharge or disposal of Hazardous Substances at the Property (collectively, the “Remedial Work”), Tenant shall perform or cause to be performed the Remedial Work in compliance, in all material respects, with such Environmental Law or order; provided, that Tenant may withhold such compliance pursuant to a good faith dispute regarding the application, interpretation or validity of the Environmental Law or order, subject to the requirements of subsection (c) below; provided, however, that Landlord shall cooperate with Tenant to the extent necessary to deliver such authorization as may be required in order for Tenant to perform its obligations under this subsection (b). All reasonable costs and out-of-pocket expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the reasonable charges of contractor(s) and/or the consulting engineer. In the event Tenant shall fail timely to commence, or cause to be commenced, or fail to diligently prosecute, or cause to be prosecuted, to completion, or fail to complete, or cause to be completed, such Remedial Work in compliance with Legal Requirements, Landlord may, but shall not be required to and only upon written notice to Tenant, cause such Remedial Work to be performed and all such costs shall be due and payable within forty-five (45) Business Days’ written demand therefor by Landlord. If Tenant fails to perform its obligations hereunder, Landlord shall be subrogated to any rights Tenant may have under any indemnifications from any present, future or former owners, tenants or other occupants or users of the Property (or any portion thereof), relating to the matters covered by this Section 8.4.

(c) Notwithstanding any provision of this Section 8.4 to the contrary, but without limiting the provisions of Article 13 or Tenant’s obligations of protection, defense and indemnification under Section 20.1, Tenant will be permitted to contest or cause to be contested, subject to compliance with the requirements of this subsection (c) and Article 13, by appropriate action any Remedial Work requirement, and Landlord shall not perform such requirement on its behalf, so long as Tenant has given Landlord Notice that Tenant is contesting or shall contest or cause to be contested the same, and Tenant actually contests or causes to be contested the application, interpretation or validity of the Legal Requirements, order or agreement pertaining to the Remedial Work by appropriate proceedings conducted in good faith with due diligence; provided, such contest shall not subject Landlord to civil liability and does not jeopardize Landlord’s interest in the Property or affect in any way the payment of any sums to be paid under this Lease.

(d) Notwithstanding any provision of this Lease to the contrary, Tenant shall not be required to indemnify Landlord or any successor person who is the owner or operator of the Facilities pursuant to this Section 8.4, or pursuant to Section 20.1, to the extent that the occurrence giving rise to the subject claim occurred (i) after the date Tenant vacates and surrenders possession of the Property to Landlord following the expiration or earlier termination of this Lease or (ii) as result of the gross negligence or willful misconduct of Landlord.

(e) The obligations of Tenant under this Section 8.4 shall survive expiration or earlier termination of this Lease.

8.5	Tenant PE Agreement

Tenant shall have the right to seek, agree to, make, or enter into amendments, supplements, renewals, extensions, restatements, amendments and restatements, or replacements of existing Permitted Encumbrances or new encumbrances which shall be deemed Permitted Encumbrances (a “Tenant PE Agreement”) so long as the same does not interfere with the ordinary course operations of the Facilities and/or materially adversely affect the Property and are otherwise not restricted by any Facility Mortgage. At Tenant’s sole cost and expense, Landlord shall execute and deliver the consents and authorizations required by governmental authorities or other third parties (and cooperate with Tenant to obtain any authorizations from any Facility Mortgagee, as applicable), and take such other actions as Tenant may reasonably require, in connection with or to effect any Tenant PE Agreement to be entered into pursuant to this Section 8.5. Tenant shall promptly provide Landlord with any Tenant PE Agreement entered into pursuant to this Section 8.5.

8.6	Preservation of Business

(a) Tenant covenants and agrees that, for a period commencing on the Restricted Period Effective Date (as hereinafter defined) and expiring on the Restricted Period Termination Date, no Tenant Control Party will directly or indirectly: (a) develop, construct or invest in the development, redevelopment, or construction of any Competing Facility (as hereinafter defined); (b) participate in the development, redevelopment or construction of any Competing Facility; (c) act as an officer, director, member, employee, principal, agent, representative, consultant, investor, owner, developer, partner, manager, or joint venturer in or with respect to the development, redevelopment, or construction of any Competing Facility; or (d) permit his, her, or its name to be used by, or in connection with, the development, redevelopment, or construction of any Competing Facility. For purposes of this Section 8.6 a “Competing Facility” shall be an independent living facility developed, redeveloped or constructed after the date of this Lease, that (a) competes in any direct or indirect way with any Facility and (b) is located within a 7-mile radius of any Facility, excluding (i) any independent living facility in respect of which construction or development or redevelopment has commenced as of the date of this Lease and (ii) any independent living facility constructed or developed or redeveloped, or the construction or development or redevelopment of which commenced, by or on behalf of any Successor Entity (as hereinafter defined) after the date of this Lease, but on or prior to the date such Person enters into a definitive agreement that, if consummated, would result in such Person becoming a Successor Entity. “Restricted Period Effective Date” shall mean, with respect to any Person, the date such Person became a party to this Lease or a Master Lease Guaranty. “Restricted Period Termination Date” shall mean, with respect to any Person, the earlier of (i) the date such Person ceases to be a party to this Lease or a Master Lease Guaranty following a Transfer that does not breach the terms of this Lease and (ii) the termination or expiration of this Lease. “Successor Entity” means any Person that becomes a Tenant Control Party after the date hereof. For the purposes of this Section 8.6, development, redevelopment and/or construction shall not include any expansion or reposition of any facility.

(b) In addition to the foregoing, for a period commencing on the date that is three (3) years and six (6) months prior to the expiration of the Term (that is, the Initial Term or the then applicable Extended Term, as applicable (the parties agreeing that the Term shall be deemed to have been extended for the purposes of this Section 8.6(b) upon the exercise by Tenant of an extension of the then current Term pursuant to Section 3.2 hereof and the expiration or waiver of the period in which Tenant may revoke the applicable election to extend) (such date, the “Investment Restricted Period Effective Date”) and ending on the Restricted Period Termination Date (the “Investment Restricted Period”), no Tenant Control Party shall, without the prior written consent of Landlord, operate, own, participate in or otherwise receive revenues from any independent living facility that competes in any direct or indirect way with any Facility and is located within a 7-mile radius of any Facility; provided that the following shall not constitute a violation of the covenant set forth in this Section 8.6(b): (i) any Tenant Control Party’s ownership or operation of an independent living facility as of the Investment Restricted Period Effective Date and (ii) any Tenant Control Party’s participation in, or receipt of revenues from, an independent living facility pursuant to agreements or arrangements as in effect as of the Investment Restricted Period Effective Date.

(c) Tenant understands and acknowledges that the violation of this Section 8.6 by a Tenant Control Party would cause irreparable harm to Landlord and Landlord would be entitled to seek an injunction from any court of competent jurisdiction enjoining and restraining each Tenant Control Party from any act prohibited by this Section 8.6. Tenant and Landlord recognize and acknowledge that the area and time limitations contained in this Section 8.6 are reasonable. In addition, Tenant and Landlord recognize and acknowledge that the area and time limitations are properly required for the protection of the business interests of Landlord due to the status and reputation of Tenant in the industry.

ARTICLE 9

LEGAL REQUIREMENTS AND INSURANCE REQUIREMENTS

9.1	Compliance with Legal Requirements, Insurance Requirements and Instruments

Subject to the rights of Tenant as provided in Article 13 relating to permitted contests, Tenant, at its sole cost and expense, shall (a) comply, in all material respects, with all applicable Legal Requirements and Insurance Requirements from time to time with respect to the use, operation, maintenance, repair and restoration of the Facilities and (b) procure, maintain and comply, in each case in all material respects, with all appropriate Licenses reasonably necessary for the use then conducted on the Facilities by Tenant, which use must be a Permitted Use, and for the proper erection, installation, operation and maintenance of the Facilities or any part thereof, including, without limitation, any Capital Additions.

9.2	Landlord’s Cooperation

Landlord shall cooperate, as reasonably necessary or required, with Tenant in applying for and maintaining all appropriate Licenses necessary to operate the Facilities for the Permitted Use(s) in accordance with the provisions of this Lease and to otherwise comply with applicable Legal Requirements, provided that such cooperation is in conformance with all Legal Requirements. Tenant shall promptly reimburse to Landlord all out of pocket expenses reasonably incurred by Landlord incident to such cooperation.

ARTICLE 10

CONDITION OF THE PROPERTY

10.1	Maintenance and Repair

(a) Tenant, at its sole cost and expense, shall, subject to the express terms of this Lease, keep all portions of the Property and the FF&E and all private roadways, parking surfaces, sidewalks and curbs appurtenant thereto in good order, condition and repair. Subject to the foregoing ( but except as may otherwise be expressly provided to the contrary in this Section 10.1 and in Article 14, Article 15, or Article 16), Tenant shall, at Tenant’s sole cost and expense, make all reasonably necessary and appropriate repairs and replacements thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, patent or latent, foreseen or unforeseen, and regardless of the cause necessitating repair. Tenant shall also be obligated at its expense to make all repairs, modifications and renovations necessary to comply in all material respects with all licensing, safety and health and building codes and regulations applicable to the Facilities for Tenant’s use of the Facilities in accordance with this Lease. All repairs by Tenant shall be made in a good and workmanlike manner using materials of good quality and in material compliance with all Legal Requirements.

(b) Except to the extent any repair, replacement or restoration is required as the result of Landlord’s gross negligence or willful misconduct, Landlord shall not under any circumstances be required to build or rebuild any Facility, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Property, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, patent or latent, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, in connection with this Lease, nor shall Landlord under any circumstances be required to maintain the Property or any portion thereof in any way or manner whatsoever. Landlord shall have the right to give, record and post, at the Facilities and otherwise, as appropriate, notices of non-responsibility under any construction or mechanic’s lien laws now or hereafter existing, and any other notices of a similar nature that Landlord may reasonably elect to give, record or post from time to time during the Term. Use of casualty insurance proceeds held by Landlord shall be handled as provided in Article 15.

(c) Nothing contained in this Lease, and no action or inaction by Landlord, shall be deemed or construed in any manner as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labour or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to all or any portion of the Property or the FF&E or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such a manner as would permit the making of any claim against Landlord or Landlord’s interest in any portion of the Property or the FF&E with respect thereto, or to make any agreement that may create, or in any way may be the basis for the assertion of any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in all or any portion of the Property or the FF&E.

(d) Within sixty (60) days’ after Landlord’s written request, Tenant shall provide to Landlord a schedule listing the FF&E which exists at the Facilities; provided that Tenant shall not be required to deliver such schedule more often than once per year.

(e) Tenant shall, upon the expiration or earlier termination of this Lease, vacate and surrender the Facilities and all FF&E to Landlord in the substantially the same condition in which the Facilities was originally received from Landlord on the Commencement Date, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease, and except for casualty or Condemnation (but subject to the obligation of Tenant under this Section to maintain the Property in good order, condition and repair during the entire Term of this Lease).

(f) The maintenance and repair obligations of Tenant under this Section 10.1 shall survive the expiration or earlier termination of this Lease as regards any condition requiring repair which existed as of the date of such expiration or termination notwithstanding that such condition is not discovered by Landlord until after the date of such expiration or termination.

(g) Tenant may, from time to time, in Tenant’s reasonable discretion, without notice to or approval of Landlord, sell or dispose of any item of the Personal Property; provided, however, that, unless such item is functionally obsolete, Tenant shall promptly replace such item with an item of similar quality, use and functionality, and any such replacement item shall, for all purposes of this Lease, continue to be treated as part of the “Personal Property.”

ARTICLE 11

MANAGEMENT AGREEMENT

11.1	Subordination Agreement

Tenant shall cause Manager to execute and deliver a Subordination Agreement concurrently with Tenant’s execution and delivery of this Lease.

ARTICLE 12

LIENS

12.1	No Liens on Property

Subject to the provisions of Article 13 relating to permitted contests, Tenant shall not create or allow to remain and shall promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon any portion of the Property caused by Tenant or its Agents or on Tenant’s Accounts or any attachment, levy, claim or encumbrance in respect of Rent, not including, however, (a) this Lease, (b) Permitted Encumbrances, (c) liens for those taxes of Landlord which Tenant is not then currently required to pay hereunder, (d) subleases and liens, if any, permitted by Article 21, (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as the same are not yet payable or are payable without the addition of any fine or penalty or are in the process of being contested as permitted by Article 13, (f) liens in favor of Landlord, (g) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, (h) any Encumbrances which are the responsibility of Landlord pursuant to the provisions of Article 23 or which arise from the acts or omissions of Landlord and/or its officers, agents or employees and (i) leases or financing agreements with third party vendors/lessors with respect to personal property located at, and used in connection with the operation of, the Facilities, including, but not limited to, telephone systems, kitchen equipment and laundry equipment, provided that the aggregate payments due thereunder shall be on market terms, consistent with the terms obtained by comparable operators.

ARTICLE 13

CONTESTS

Tenant, on its own or on Landlord’s behalf (or in Landlord’s name), but at Tenant’s sole cost and expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by Article 12, provided that (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord or Tenant and from the portion of the Property subject to such contest, (b) neither such Property nor any Rent therefrom nor any part thereof nor interest therein would be subject to any imminent risk of being sold, forfeited, attached, foreclosed, or lost as a result of such non-payment or non-compliance, (c) in the case of a Legal Requirement, neither Tenant nor Landlord would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings, (d) in the case of an Insurance Requirement, the coverage required by Article 14 shall be maintained, and (e) if such contest be finally resolved against Landlord or Tenant, Tenant shall, as Additional Charges due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Notwithstanding any express or implied provision of this Article to the contrary, the provisions of this Article shall not be construed to permit Tenant to contest the payment of Base Rent (except as to contests concerning the method of computation) or any other sums payable by Tenant to Landlord hereunder. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. Tenant shall indemnify, defend and save Landlord harmless against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom.

ARTICLE 14

INSURANCE

14.1	General Insurance Requirements

During the Term, Tenant shall at all times keep the Facilities, and all property located in or on the Facilities, including all Capital Additions, the FF&E and the Personal Property, insured with the kinds and amounts of insurance described below. Each element of the insurance described in this Article shall be maintained with respect to each Facility and the Personal Property and operations thereon. This insurance shall be written by companies authorized to do insurance business in the State in which the Facility is located and with policyholder and financial ratings of not less than “A-”/“VII” in the most recent version of Best’s Key Rating Guide. All liability type policies (except professional liability and workers compensation) must name Landlord as an “additional insured”. All property policies shall name Landlord as “loss payee” to the extent of Landlord’s insurable interest therein with respect to the property required to be insured by Tenant. Losses shall be payable to Landlord and/or Tenant as provided in Article 15. In addition, the policies, as appropriate, shall name as an “additional insured” or “loss payee” the holder of any mortgage, deed of trust or other security agreement (“Facility Mortgagee”) securing any indebtedness or any other Encumbrance placed on the Facilities in accordance with the provisions of Article 23 (“Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement; provided that Landlord delivers the name and address of any such Facility Mortgagee to Tenant at least five (5) Business Days prior to the desired effective date of such endorsement. Notwithstanding anything to the contrary in this Lease (but subject to the immediately following sentence), if requested by Landlord, Tenant shall be obligated to comply with insurance requirements imposed on the Property and set forth in any Encumbrance, provided such requirements are customary in the industry for properties similar to the Facilities in the same general areas in which the Facilities are located, are customarily required by institutional lenders, are commercially reasonable and consistent with industry standards at the applicable time, and such insurance is available at commercially reasonable rates. Landlord agrees to use commercially reasonable efforts and cooperate with Tenant for the purpose of obtaining waivers from any Facility Mortgagee and otherwise securing any Facility Mortgagee’s agreement that such coverage is in compliance with a Facility Mortgagee’s requirements; provided, however, if, despite such efforts, such waivers are not obtained, then the provisions of the immediately preceding sentence will apply and Tenant shall not be liable to Landlord for any loss, damage, cost or expense incurred by Landlord as a result of Tenant’s compliance with the foregoing obligations in accordance with the terms of this Lease. Evidence of insurance shall be deposited with Landlord and, if requested, with the Facility Mortgagee(s). The policies shall insure against the following risks:

(a)	Loss or damage by fire, vandalism and malicious mischief, extended coverage and other perils commonly known as “all risk or special perils”, earthquake (including earth movement), sinkhole and windstorm in an amount not less than the insurable value on a replacement cost basis (as defined below in Section 14.2) and including a building ordinance or law coverage endorsement;

(b)	Loss or damage by mechanical breakdown, electrical injury and explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facilities, on a “replacement cost basis”;

(c)	Flood (in the event that any portion of a Facility is currently or at any time in the future located in a federally designated “special flood hazard area”);

(d)	Loss of rental value in an amount not less than twelve (12) months’ Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including payroll and Rent payable hereunder, including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent Tenant, Landlord and any other insured thereunder from being a co-insurer, and containing an endorsement extending the period of indemnity by at least six (6) months;

(e)	Bodily injury or property damage under an excess policy of commercial general liability insurance (including broad form property damage and broad form contractual liability), with amounts not less than $3,000,000 per claim or loss and in the annual aggregate, and excess over a $2,000,000 self-insured retention provided by Tenant. Any combination of self-insured retention, primary, or umbrella/excess insurance may be utilized to provide the total required general liability insurance limits set forth in this Section 14.1(e); and

(f)	Loss or damage from injury, death or otherwise on account of professional services rendered, with amounts not less than $3,000,000 per claim or loss and in the annual aggregate, and excess over a $2,000,000 self-insured retention provided by Tenant. Any combination of self-insured retention, primary, or umbrella/excess insurance may be utilized to provide the total required general liability insurance limits set forth in this Section 14.1(f). This coverage may be part of a combined “General Liability and Professional Liability” insurance policy.

During such time as Tenant is constructing any improvements, Tenant, at its sole cost and expense, shall carry, or cause to be carried (a) a completed operations endorsement to the commercial general liability insurance policy referred to above, (b) builder’s risk insurance, completed value form, covering all physical loss, in an amount and subject to policy conditions satisfactory to Landlord, and (c) such other insurance, in such amounts, as Landlord reasonably deems necessary to protect Landlord’s interest in the Property from any act or omission of Tenant’s contractors or subcontractors.

14.2	Replacement Cost

The term “replacement cost” shall mean the actual replacement cost of the insured property from time to time with new materials and workmanship of like kind and quality and in compliance with current building codes. If Landlord believes that the replacement cost has increased at any time during the Term, it shall have the right to have such replacement cost redetermined by an impartial national insurance company reasonably acceptable to both parties (the “impartial appraiser”). The determination of the impartial appraiser shall be final and binding. If Tenant has made improvements to the Facilities, Landlord may at Tenant’s expense have the replacement cost re-determined at any time after such improvements are made, regardless of when the replacement cost was last determined.

14.3	Additional Insurance

In addition to the insurance described above, Tenant shall maintain, or shall cause Manager and any replacement thereof to maintain, the statutory workers’ compensation coverage or comparable coverage, as required by the Legal Requirements for all Persons employed by Tenant, Manager and any replacement thereof, in the Facilities, together with employer’s liability coverage with limits of not less than Five Hundred Thousand Dollars ($500,000) each accident, Five Hundred Thousand Dollars ($500,000) bodily injury due to disease each employee and One Million Dollars ($1,000,000) bodily injury due to disease.

14.4	Waiver of Subrogation

All insurance policies covering the Facilities and Tenant’s Personal Property including contents, fire and casualty insurance, and including all third party liability and workers compensation insurance to the extent not prohibited by law shall expressly permit waiver of rights of subrogation against the other party, its officers, directors, members, agents and employees. Tenant hereby waives any claims it has against Landlord, its officers, directors, members, agents and employees, to the extent such claim is covered or should be covered by the required insurance, including amounts under deductibles or self-insured retentions, even if the loss is caused by the sole negligence of Landlord, its officers, directors, and members, agents or employees.

14.5	Policy Requirements

All of the policies of insurance referred to in this Article shall be written in form reasonably satisfactory to Landlord. Additionally, except as otherwise provided in this Lease, all of the insurance referred to in this Article shall be on an occurrence or claims-made basis. If Tenant obtains and maintains the general liability insurance described in Section 14.1(e) above on a “claims-made” basis, Tenant shall provide continuous liability coverage for claims arising during the Term either by obtaining an endorsement providing for an extended reporting period reasonably acceptable to Landlord in the event such policy is canceled or not renewed for any reason whatsoever, or by obtaining either (a) “tail” insurance coverage to extend the reporting provisions for a period of at least three (3) years beyond the expiration of the Term, or (b)

retroactive coverage back to the commencement date (which date shall be at least three (3) years prior to the expiration of the Term) for the policy in effect prior to the expiration of the Term and maintaining such coverage for a period of at least three (3) years beyond the expiration of the Term. All policies of insurance required herein shall be primary to all insurance available to Landlord, with Landlord’s insurance (if any) being excess, secondary and non-contributing. Tenant shall pay all of the premiums therefor, and deliver certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, shall deliver evidence of renewal no more than five (5) Business Days after the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver certificates thereof to Landlord, at the times required and if Tenant fails to cure such default within thirty (30) days after receipt of written notice from Landlord, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, and such amounts incurred by Landlord shall be repayable to Landlord within five (5) Business Days’ written demand therefor. Tenant shall give to Landlord thirty (30) days’ written notice before any insurer cancels or does not renew the policy or policies in question. Each policy shall have a deductible or deductibles, if any, which are no greater than $500,000; provided, however, that the deductibles/self insured retentions for losses sustained from earthquake (including earth movement), flood or windstorm (i.e., wind/hail) may be equal, but not greater than, five percent (5%) of the replacement cost of the applicable Facility. Each party shall be responsible for funding deductibles or retentions under its own insurance policies. Tenant shall be responsible for funding all claims within self-insured retention, including claims applying to Landlord as an additional insured.

14.6	Blanket Policy

Notwithstanding anything to the contrary contained in this Article 14, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant or its Affiliates; provided, however, that the coverage afforded Landlord will not be reduced or diminished or otherwise be materially different from that which would exist under a separate policy meeting all other requirements hereof by reason of the use of the blanket policy, and provided further that the requirements of this Article 14 are otherwise satisfied.

14.7	Changed circumstance

If, from time to time after the Commencement Date, Landlord or Tenant determines in the exercise of its commercially reasonable judgment that the limits of the insurance required to be maintained by Tenant hereunder are no longer commensurate to the limits being regularly required by institutional landlords of similar properties in the applicable State or their institutional lenders or that a particular type of insurance coverage is being regularly required by institutional landlords of similar properties in the applicable State or their institutional lenders and is not then required hereunder or vice versa, Landlord or Tenant, as the case may be, may notify the other party of the same, indicating the particular limit or type of coverage that such party has determined should be increased, decreased, carried or not carried by Tenant, as applicable. Notwithstanding anything herein to the contrary, neither party may request a modification of the insurance requirements of this Lease more frequently than once every three (3) years under this Section 14.7 and notwithstanding anything to the contrary herein, any decrease in a particular limit or removal of a particular type of coverage hereunder shall only become effective if permitted by the Facility Mortgagee. If the responding party, in the exercise of its commercially reasonable judgment, objects to the first party’s determination made under this Section 14.7 and Landlord and Tenant are unable to agree upon the matter within fifteen (15) days of the responding party’s receipt of the applicable notice from first party (the “Review Period”), such determination shall be made by a reputable insurance company, consultant or expert (an “Insurance Arbitrator”) with experience in the senior housing insurance industry as mutually identified by Landlord and Tenant in the exercise of their reasonable judgment within ten (10) days of the expiration of the Review Period. As a condition to a determination of commercial reasonableness with respect to any particular matter, the Insurance Arbitrator shall be capable of providing, procuring or identifying particular policies or coverages that would be available to Tenant and would satisfy the requirement in issue. The determinations made by any such experts shall be binding on Landlord and Tenant for purposes of this Section 14.7, and the costs, fees and expenses of the same shall be shared equally by Tenant and Landlord. If Tenant and Landlord are unable to mutually agree upon an Insurance Arbitrator, each party shall within ten (10) days after written demand by the other select one Insurance Arbitrator. Within ten (10) days of such selection, the Insurance Arbitrators so selected by the parties shall select a third (3rd) Insurance Arbitrator who shall be solely responsible for rendering a final determination with respect to the insurance requirement in issue. If either party fails to select an Insurance Arbitrator within the time period set forth above, the Insurance Arbitrator selected by the other party shall alone render the final determination with respect to the insurance requirement in issue in accordance with the foregoing provisions and such final determination shall be binding upon the parties. If the Insurance Arbitrators selected by the parties are unable to agree upon a third (3rd) Insurance Arbitrator within the time period set forth above, either party shall have the right to apply at Tenant’s and Landlord’s joint expense to the presiding judge of the court of original trial jurisdiction in the county in which any Facility is located to name the third (3rd) Insurance Arbitrator.

ARTICLE 15

INSURANCE PROCEEDS

15.1	Handling of Insurance Proceeds

Except as otherwise provided herein, all proceeds from any policy of property damage insurance (excluding business interruption insurance), required by Article 14 of this Lease shall be paid to and held in trust by Landlord or a Facility Mortgagee; provided, however, that if the originally named Landlord is not then the landlord hereunder, such payments shall be paid to and held by a reputable insurance trustee having substantial experience operating in such capacity, which trustee shall be mutually acceptable to Landlord and Tenant and shall hold and disburse such funds in accordance with written instructions mutually acceptable to Landlord and Tenant; and provided, further, that in the event the amount of such proceeds is less than

$1,000,000 (or such lesser amount as is required by a Facility Mortgagee) and there is no monetary Event of Default then outstanding under this Lease, such proceeds shall be released by Landlord to Tenant to be applied in the manner set forth in this Article 15. Provided that no Event of Default then exists, any such payments received by Landlord shall be made available by Landlord, or the trustee, as the case may be, for reconstruction or repair of any damage to or destruction of all or any portion of the Property to which such proceeds relate, and shall be paid out by Landlord (or such insurance trustee) from time to time in accordance with and subject to the provisions hereof for the cost of such reconstruction or repair, subject to reasonable and customary controls to ensure funds disbursed by Landlord (or such insurance trustee) are in fact used for such purpose. So long as no Event of Default exists, upon completion of any repair and restoration, any unused portion of insurance proceeds shall be refunded to Tenant. All salvage resulting from any risk covered by insurance shall belong to Landlord.

15.2	Reconstruction in the Event of Damage or Destruction

(a) Subject to subsection (b) below, if prior to or during the Term a Facility is totally or substantially destroyed by a risk covered by the insurance described in Article 14 so that the Facility thereby is rendered unsuitable for its Permitted Use(s) (taking into account all relevant factors, including, but not limited to, the number of useable units and the amount of square footage reasonably available for use by Tenant and the type and amount of revenue lost), Tenant shall use insurance proceeds hereunder to restore the Facility to substantially the same condition as existed immediately before the damage or destruction, and this Lease shall continue in full force and effect. The insurance proceeds shall be paid to Tenant or its designee in accordance with Section 15.1 from time to time as necessary to pay for the costs of such restoration. If such proceeds are insufficient, Tenant shall provide the required additional funds. If the proceeds are more than sufficient, the surplus shall belong and be paid to Tenant. Except as provided in this Article 15 and Article 16, Tenant shall not have any right under this Lease, and hereby waives all rights under applicable law, to abate, reduce, or offset rent by reason of any damage or destruction of any Facility by reason of an insured or uninsured casualty.

(b) Notwithstanding the foregoing, in the event that either (i) more than fifty percent (50%) of any Facility (by area or value) is destroyed during the final twelve (12) months of the Term as a result of a fully insured (subject to the deductible provision of the insurance coverage) casualty (including but not limited to, the business interruption coverage described in Section 14.1(d)) or (ii) regardless of the extent of such damage or destruction the repair or reconstruction of the Facility is prohibited under applicable law, including, but not limited to, licensure law, zoning law and/or building code law, Landlord or Tenant may elect, by giving written notice to the other party within thirty (30) days of the date of such casualty, to terminate this Lease as to the affected Facility effective as of the date such notice of termination is given. If the Lease is so terminated, all insurance proceeds shall be paid to Landlord and the Base Rent shall be equitably abated by a percentage, the numerator of which is the EBITDAR with respect to such Facility and the denominator of which shall be the aggregate EBITDAR with respect to all Facilities, in each case for the prior full calendar year.

15.3	Intentionally Omitted.

15.4	Facility Mortgagee Requirements

Notwithstanding anything to the contrary in this Lease, (a) Landlord shall only be obligated to make insurance proceeds resulting from any casualty available to Tenant to the extent the same are made available to Landlord pursuant to the terms of any Encumbrance and (b) in the event insurance proceeds are not made available to Tenant and provided no Event of Default then exists, Tenant shall have no obligation to repair or restore the Facilities or any portion thereof and Tenant may elect, by giving written notice to Landlord within thirty (30) days of the date Landlord notifies Tenant in writing that the insurance proceeds (or any portion thereof) will not be made available, to terminate this Lease as to the affected Facility effective as of the date such notice of termination is given. If the Lease is so terminated, all insurance proceeds shall be paid to Landlord and the Base Rent shall be equitably abated by a percentage, the numerator of which is the EBITDAR with respect to such Facility and the denominator of which shall be the aggregate EBITDAR with respect to all Facilities, in each case for the prior full calendar year.

ARTICLE 16

CONDEMNATION

16.1	Definitions

(a) “Condemnation” means (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, the purpose and intent of which is to effect a Taking, or (b) a voluntary sale or transfer by Landlord with Tenant’s consent (provided that such consent shall be required only if no Event of Default has occurred and is continuing at such time) to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending.

(b) “Date of Taking” means the first date the Condemnor has the right to immediate possession of the property being expropriated.

(c) “Award” means all compensation, sums and any other value awarded, paid or received on a total or partial Condemnation of any portion of the Property and shall specifically exclude any separate award made to Tenant as allowed in Section 16.4 below.

(d) “Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

16.2	Parties’ Rights and Obligations

If during the Term there is any Taking of all or any part of the Property or of any interest in this Lease by Condemnation, the rights and obligations of the parties shall be determined by this Article.

16.3	Total Taking

If title to the fee of the whole of any Facility shall be the subject of any Condemnation by any Condemnor, this Lease shall cease and terminate as of the Date of Taking as to the affected Facility. If title to the fee of less than the whole of any Facility shall be so taken or expropriated, which nevertheless renders the Facility unsuitable for its Permitted Use(s) (taking into account all relevant factors, including, but not limited to, the number of useable units, the amount of square footage reasonably available for use by Tenant, and the type and amount of revenue lost), Tenant and Landlord each shall have the option by Notice to the other, to terminate this Lease as of the Date of Taking as to the affected Facility. In either of such events, the Base Rent shall be equitably abated by a percentage, the numerator of which is the EBITDAR with respect to such Facility and the denominator of which shall be the aggregate EBITDAR with respect to all Facilities, in each case for the prior full calendar year.

16.4	Allocation of Award

In the event of a Taking as described in Section 16.3, Landlord and Tenant shall cooperate with each other in order to maximize the amount of the Award. Tenant shall have the right to seek damages or a separate condemnation award for Tenant’s loss of any Capital Additions paid for by Tenant, loss of business and relocation expenses and any such award shall be the sole property of Tenant. Subject to the rights of any Facility Mortgagee, the Award shall be allocated entirely to Landlord.

16.5	Partial Taking

If title to the fee of less than the whole of any Facility shall be the subject of a Taking or Condemnation, and the Facility is still suitable for its then existing use as determined by Tenant, or if Tenant or Landlord shall be entitled, but shall not elect, to terminate this Lease with respect to the Facility as provided in Section 16.3 hereof, Tenant at its own cost and expense, subject to reimbursement from the Award, shall with all reasonable diligence restore the untaken portion of the Facility so that the Facility shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as existing immediately prior to such Condemnation or Taking. Landlord and Tenant shall cooperate with each other to maximize the amount of any Award. The proceeds of any Award shall be held and distributed in the same manner as provided by Section 15.1 for insurance proceeds in connection with Tenant’s restoration of the Facility. Any remaining balance of such proceeds after such restoration is completed shall be retained by or paid to Landlord.

16.6	Temporary Taking

If the whole or any part of any portion of the Property or of Tenant’s interest under this Lease shall be the subject of a Taking or Condemnation by any Condemnor for its temporary use or occupancy, this Lease shall not terminate, and Tenant shall continue to pay, in the manner and at the times herein specified, the full amount of Rent. Except to the extent Tenant may be prevented from so doing pursuant to the terms of any order for the benefit of the Condemnor, Tenant shall continue to perform and observe all of the other terms, covenants, conditions and obligations hereof on the part of Tenant to be performed and observed as though such Taking or Condemnation had not occurred. Upon any such Taking or Condemnation described in this Section, the entire amount of any such Award made for such Taking or Condemnation allocable to the Term of this Lease, whether paid by way of damages, Rent or otherwise, shall be paid to Tenant. If any part of such Award is allocable for a period beyond the term of this Lease, that part shall be paid to Landlord.

16.7	Facility Mortgagee Requirements

Notwithstanding anything to the contrary in this Lease, (a) Landlord shall only be obligated to make an Award resulting from any Condemnation available to Tenant to the extent the same are made available to Landlord pursuant to the terms of any Encumbrance and (b) in the event any Award is not made available to Tenant, and provided no Event of Default then exists, Tenant shall have no obligation to repair or restore the Facilities or any portion thereof and Tenant may elect, by giving written notice to Landlord within thirty (30) days of the date Landlord notifies Tenant in writing that the Award (or any portion thereof) will not be made available, to terminate this Lease as to the affected Facility effective as of the date such notice of termination is given. If the Lease is so terminated, the Award shall be paid to Landlord and the Base Rent shall be equitably abated by a percentage, the numerator of which is the EBITDAR with respect to such Facility and the denominator of which shall be the aggregate EBITDAR with respect to all Facilities, in each case for the prior full calendar year.

ARTICLE 17

DEFAULTS AND REMEDIES

17.1	Events of Default

Any one or more of the following events shall be deemed an “Event of Default” hereunder:

(a)	Tenant shall fail to pay Rent payable by Tenant under this Lease within two (2) Business Days of when the same becomes due and payable; provided, however,

that if Tenant fails to pay an installment of Rent within two (2) Business Days of its due date but fully pays such installment within three (3) Business Days after Tenant receives Landlord’s written demand therefor, together with all late charges and interest payable as a result of such delinquency, such failure shall not constitute an Event of Default;

(b)	Any representation or warranty made by Tenant in this Lease or by Guarantor in the Master Lease Guaranty shall prove to be false or misleading, as of the date made, in any material respect and the same is not corrected within forty-five (45) days after notice thereof from Landlord, provided Tenant or Guarantor, as applicable, shall have no right to cure any willful and intentional misstatement; provided, however, if any such failure is not capable of being cured within such forty-five (45) day period but is capable of being cured, Tenant or Guarantor, as applicable, shall have such additional time as is reasonably necessary to cure the failure provided Tenant or Guarantor, as applicable, promptly commences its attempt to cure the failure and diligently proceeds in good faith to cure the same as expeditiously as possible;

(d)	Tenant or Guarantor shall (i) admit in writing its inability to pay all or substantially all of its debts generally as they become due, (ii) file an application or commence a proceeding to take advantage of any Insolvency Law, (iii) make a general assignment in bankruptcy for the benefit of its creditors, (iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or (v) file a petition or application seeking reorganization or arrangement under any Insolvency Law;

(e)	Tenant or Guarantor shall, on an application in bankruptcy filed against it, be adjudicated bankrupt or have an order for relief thereunder entered against it or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant or Guarantor, as applicable, a receiver of Tenant, Guarantor or of the whole or substantially all of its respective property, or approving an application filed against Tenant or Guarantor seeking reorganization or arrangement of Tenant or Guarantor under any Insolvency Law, and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof;

(f)	Tenant or Guarantor shall be liquidated or dissolved (except for an involuntary dissolution due to a failure to file an annual report with the applicable governmental authority so long as such failure is cured within ninety (90) days of any notice thereof to Tenant, from the applicable governmental authority) or shall, in any manner, permit the sale or divestiture of all or substantially all of its assets except as otherwise specifically permitted hereunder;

(g)	the estate or interest of Tenant in the Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after Notice thereof from Landlord (unless Tenant shall be contesting such lien or attachment in good faith in accordance with Article 13 hereof);

(h)	Tenant closes any Facility or ceases operations on the Property in violation of Section 8.3;

(i)	Tenant (i) fails to maintain the insurance required pursuant to Article 14, or (ii) voluntarily Transfers its interest in this Lease, or permits any voluntary Transfer of any Capital Stock of Tenant, in violation of Article 21;

(j)	Tenant fails to perform or comply with the provisions of Section 4.2(b).

(k)	Tenant shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Tenant, as the case may be, within a period of forty-five (45) days after Notice thereof from Landlord; provided, however, if any such failure is not capable of being cured within such forty-five (45) day period but is capable of being cured, Tenant shall have such additional time as is reasonably necessary to cure the failure provided Tenant promptly commences its attempt to cure the failure and diligently proceeds in good faith to cure the same as expeditiously as possible, and in any case, within one hundred twenty (120) days after such notice from Landlord; and

(l)	Guarantor shall fail to observe or perform any other term, covenant or condition of the Master Lease Guaranty (other than the failure to pay any amount when due) and such failure is not cured by Tenant or Guarantor within a period of forty-five (45) days after Notice thereof from Landlord; provided, however, if any such failure is not capable of being cured within such forty-five (45) day period but is capable of being cured, Tenant and Guarantor shall have such additional time as is reasonably necessary to cure the failure provided Tenant and/or Guarantor promptly commences its attempt to cure the failure and diligently proceeds in good faith to cure the same as expeditiously as possible, and in any case, within one hundred twenty (120) days after such notice from Landlord.

17.2	Remedies

(a) Upon the occurrence and during the continuance of any Event of Default, Landlord may exercise all rights and remedies under this Lease and the laws of the applicable State, including, without limitation, the right to (a) sue for the specific performance of any covenant of Tenant as to which it is in breach; (b) enter upon any Facility, terminate this Lease, dispossess Tenant from the any Facility and/or collect money damages by reason of Tenant’s breach, including the acceleration of all Rent which would have been payable after such termination and all obligations and liabilities of Tenant under this Lease which survive the termination of the Term; (c) elect to leave this Lease in place and sue for Rent and other money damages as the same come due; (d) (before or after repossession of a Facility pursuant to clause (b) above and whether or not this Lease has been terminated) relet such Facility to a tenant, for such term (which may be greater or less than the remaining balance of the Term), rent, conditions (which may include concessions or free rent) and uses as it may determine in its sole discretion and collect and receive any rents payable by reason of such reletting. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. Any notice or cure period provided herein shall run concurrently with any provided by applicable law.

(b) Upon the occurrence of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, Landlord shall be entitled, as a matter of right, to appoint a receiver to take possession of the Premises, pending the outcome of such proceedings, to manage the operation of the Premises, to collect and disburse all rents, issues, profits and income generated thereby and to the extent applicable and possible, to preserve or replace any Authorization or to otherwise substitute the licensee or provider thereof. If a receiver is appointed pursuant hereto, the receiver shall be paid a reasonable fee for its services and all such fees and other expenses incurred by Landlord in connection with the appointment of the receiver shall be paid in addition to, and not in limitation of, the Rent otherwise due to Landlord hereunder. Tenant irrevocably consents to the appointment of a receiver after and during the continuance of an Event of Default and thus stipulates to and agrees not to contest the appointment of a receiver under such circumstances and for such purposes.

(c) Upon any such termination of this Lease, Tenant shall, forthwith pay to Landlord the full amount of Landlord’s damages suffered by reason of such Event of Default in an amount equal to the sum of:

(i)	the worth at the time of the award of the unpaid Rent due and payable to and including the date of such termination, repossession or reletting;

(ii)	the worth at the time of the award, of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that could have been reasonably avoided; and

(iii)	the worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of the award exceeds the amount of such rental loss that could be reasonably avoided.

(d) If this Lease shall be terminated as provided in Section 17.2(a), Landlord, without notice, may dispossess Tenant as to the Facilities, by summary proceedings or by any suitable action or proceeding at law or otherwise. No receipt of moneys by Landlord from Tenant after the termination of this Lease or after the giving of any notice of the termination of this Lease shall reinstate, continue or extend the Term or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of Rent payable by Tenant hereunder or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of a Facility by proper remedy, except as herein otherwise expressly provided, it being agreed that after the service of notice to terminate this Lease or the commencement of any suit or summary proceedings, or after a final order or judgment for the possession of a Facility, Landlord may demand, receive and collect any moneys due or thereafter falling due with respect to such Facility without in any manner affecting such notice, proceeding, order, suit or judgment, all such moneys collected being deemed payments on account of the use and occupancy of such Facility or, at the election of Landlord, on account of Tenant’s liability hereunder.

17.3	Application of Funds

Any payments normally made by Tenant hereunder which are made to and received by Landlord under any of the provisions of this Lease during the continuance of any Event of Default shall be applied to Tenant’s obligations in the order which Landlord may determine.

17.4	Landlord’s Right to Cure Tenant’s Default

If an Event of Default occurs under this Lease and is not cured within the time provided under this Lease with respect to such Event of Default, Landlord, without waiving or releasing any obligation of Tenant, and without waiving any such Event of Default, may (but shall be under no obligation to) at any time thereafter cure such Event of Default for the account and at the expense of Tenant, and may, to the extent permitted by law and subject to Landlord’s compliance with Legal Requirements, including but not limited to, applicable licensure laws and the laws governing the confidentiality of resident and employee records, enter upon any portion of the Property for such purpose and take all such action thereon as, in Landlord’s sole judgment, may be necessary or appropriate with respect thereto. No such entry by Landlord on any portion of the Property shall be deemed an eviction of Tenant. All sums so paid by Landlord (including, without limitation, reasonable attorneys’ fees and expenses, in each case to the extent permitted by law), together with interest (to the extent permitted by law) at the Default Rate from the date on which such sums or expenses are paid by Landlord until reimbursed by Tenant, shall be paid by Tenant to Landlord within five (5) Business Days’ written demand therefor. The obligations of Tenant and rights of Landlord contained in this Article shall survive the expiration or earlier termination of this Lease.

17.5	Waiver

If this Lease is terminated pursuant to the provisions of this Article, Tenant waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry or repossession, (b) any right to trial by jury in the event of summary proceedings to enforce the remedies set forth in this Article, and (c) the benefit of any laws now or hereafter in force exempting Tenant’s property from liability for rent or for debt.

ARTICLE 18

CURE BY TENANT OF LANDLORD DEFAULTS

18.1	Landlord Default

Landlord shall be in default of its obligations under this Lease if Landlord shall fail to observe or perform any term, covenant or condition of this Lease on its part to be performed, and such failure shall continue for a period of forty-five (45) days after Notice thereof from Tenant to Landlord; provided, however, if any such failure is not capable of being cured within such forty-five (45) day period but is capable of being cured, Landlord shall have such additional time as is reasonably necessary to cure the failure provided Landlord promptly commences its attempt to cure the failure and diligently proceeds in good faith to cure the same as expeditiously as possible, and in any case, within one hundred twenty (120) days after such notice from Tenant. If Landlord fails to commence and/or complete such cure as required herein, Tenant may, as its sole and exclusive remedies, either sue for specific performance or seek damages from Landlord through appropriate legal proceedings.

18.2	Mortgagee Cure

Should Landlord fail to observe or perform any of the covenants or conditions contained in this Lease, before taking any action, Tenant shall comply with the requirements of any subordination agreement to which it may then be a party with respect to the granting of notice and an opportunity to cure to any such Landlord default.

ARTICLE 19

HOLDING OVER

If Tenant for any reason remains in possession of any portion of the Property after the expiration of the Term or earlier termination of the Term, such possession shall be a tenancy at sufferance during which time Tenant shall pay to Landlord as rental each month one hundred twenty-five percent (125%) of the aggregate of (i) one-twelfth of the aggregate Base Rent for the Facilities as of the last day of the Term, (ii) all Additional Charges accruing during the month with respect to which such payment relates, and (iii) all other sums, if any, payable by Tenant pursuant to the provisions of this Lease with respect to the Facilities. During such period of month-to-month tenancy at sufferance, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent mandated by law applicable to tenancies at sufferance, to continue its occupancy and use of the Facilities. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary herein, the continued occupancy by residents at the Facilities following the expiration or earlier termination of the Term shall not constitute holding over by Tenant which would trigger the foregoing terms of this Article 19.

ARTICLE 20

LIABILITY OF PARTIES

20.1	Indemnification by Tenant

Notwithstanding the existence of any insurance provided for in Article 14, and notwithstanding the policy limits of any such insurance, Tenant shall indemnify, defend, protect, save and hold Landlord and any successor person who is the owner or operator of the Facilities harmless from and against any and all liabilities, losses, obligations, claims, damages, penalties, fines, causes of action, costs and expenses (including, without limitation, reasonable out-of-pocket attorneys’ fees and expenses) imposed upon, incurred by or asserted against Landlord arising out of, connected with or incidental to any claim brought against Landlord in relation to the following and arising from events occurring during the Term:

(a)	any Hazardous Substance located in, on, under or adjacent to the Land or the Facilities or the violation of any Environmental Laws by Tenant;

(b)	any accident, injury to or death of persons, or loss of or damage to property, occurring on or about the Facilities including, without limitation, any claims of malpractice, except for any such accident, injury, death, loss or damage proximately caused by Landlord’s gross negligence or willful misconduct;

(c)	any Impositions which are the obligations of Tenant to pay pursuant to the applicable provisions of this Lease if the same are not paid when due or within any cure period provided for herein;

(d)	any failure on the part of Tenant to perform or comply with any of the terms of this Lease prior to the expiration of the notice and cure period, if any, provided for in this Lease; and

(e)	the non-performance of any of the terms and provisions of any and all existing and future subleases of the Facilities to be performed by Tenant thereunder.

Any amounts payable by Tenant under this Section shall be paid within thirty (30) days after demand by Landlord. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord with counsel acceptable to Landlord (with counsel chosen or approved by Tenant’s insurer being deemed approved) in its reasonable discretion and shall not, under any circumstances, compromise or otherwise dispose of any suit, action or proceeding without obtaining Landlord’s written consent (such consent not to be unreasonably withheld, conditioned or delayed). If Tenant shall have fully paid to Landlord any and all amounts due under this Section 20.1, Tenant shall be entitled to receive any insurance proceeds under Tenant’s insurance relating to such indemnified matter up to the amount paid by Tenant to Landlord plus any out-of-pocket costs incurred by Tenant in connection any claim or otherwise as contemplated herein. Nothing herein shall be construed as indemnifying Landlord against its own gross negligence, willful misconduct or breach of the terms of this Lease.

Landlord shall not, under any circumstances, compromise or otherwise dispose of any suit, action, or proceeding described in this Section 20.1 without obtaining Tenant’s prior consent; provided, however, if Tenant does not act promptly and completely to satisfy its indemnification obligations hereunder, Landlord may resist and defend any such claims or causes of action against Landlord at Tenant’s sole cost. Landlord, at its election and sole cost and expense, shall have the right, but not the obligation, to participate in the defense of any claim.

20.2	Indemnification by Landlord

Landlord shall indemnify, defend, save and hold Tenant harmless from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable out-of-pocket attorneys, fees and expenses) imposed upon, incurred by or asserted against Tenant arising out of, connected with or incidental to any claim brought against Tenant in relation to the gross negligence or willful misconduct of Landlord; provided, however, that Tenant’s right to indemnification as provided herein shall be subject to the limitation set forth in Article 24.

20.3	Continuing Liability

Tenant’s and Landlord’s liability for a breach of the provisions of this Article arising during the Term hereof shall survive any termination of this Lease and Tenant’s right to possession of the Property.

ARTICLE 21

ASSIGNMENT AND SUBLETTING; MANAGEMENT

21.1	Assignment

Subject to the terms of Section 21.6 hereof, Landlord’s prior written consent shall be required for any Transfer. Landlord may, in Landlord’s sole and absolute discretion, grant, withhold or place conditions upon such consent. If Tenant intends at any time to engage in any Transfer, it shall first notify Landlord of its intent to do so and shall submit in writing to Landlord, as applicable: (i) the name of the proposed assignee; (ii) the terms and provisions of the proposed assignment; and (iii) such financial information as Landlord reasonably may request concerning assignee.

21.2	Intentionally Omitted

21.3	Subletting

Subject to Sections 21.6, Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, in each instance, allow, cause, permit or suffer all or any portion of the Property to be leased, subleased or licensed to, or used or occupied by, any other party or parties, other than (a) residents of any Facility (including short-term and temporary residents), (b) Persons permitted to temporarily enter upon the Property from time to time for the sole purpose of rendering services or providing products (e.g., barber or beautician services or therapists) to such residents, (c) Persons pursuant to subleases, sub-subleases, licenses or use agreements, provided in the case of this subsection (c) that (i) the aggregate space subject to all such arrangements at any given Facility is not more than ten percent (10%) of the total square footage of such Facility and (ii) such space is used for a purpose that is not inconsistent with Tenant’s use of the balance of the Facility for the Permitted Use, and (d) Manager and its employees, agents, subcontractors and invitees.

21.4	Attornment

Subject to the terms of Section 21.3, Tenant shall, at Landlord’s request, insert in any sublease provisions satisfactory to Landlord which provide for the benefit of Landlord that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease (b) in the event this Lease shall terminate before the expiration of such sublease, the sublessee thereunder will attorn to Landlord and waive any right the sublessee may have to terminate the sublease or surrender possession under such sublease, and (c) in the event the sublessee receives a Notice from Landlord or Landlord’s assignees, if any, stating that Tenant is in default under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under such sublease directly to the party giving such Notice, or as such party may otherwise direct. All rentals received from the sublessee by Landlord or Landlord’s assignees, if any, as the case may be, shall be credited against the amounts owed to Landlord under this Lease.

21.5	Management

Landlord consents to the management of the Facilities by (i) Manager, (ii) any Affiliate of Manager or (iii) any Affiliate of Tenant (including any Affiliate of a Proposed Transferee that becomes Tenant hereunder), and Tenant shall not engage any other Person as manager of the Facilities without Landlord’s prior written consent (which consent may be withheld in Landlord’s sole and absolute discretion), provided that any “Manager” shall execute a Subordination Agreement in favor of Landlord.

21.6	Permitted Transfers

Notwithstanding anything in this Lease to the contrary, any of the following may be consummated without the consent of Landlord (each a “Permitted Transfer”):

(a)	a Transfer by Tenant of all of its right, title and interest in and to this Lease to an Affiliate of Tenant, or a Transfer resulting from any transfer, conveyance, disposition, sale or assignment of all or a portion of the Capital Stock or assets of Tenant (or any Capital Stock of any Person that Controls Tenant) to any Affiliate of Tenant;

(b)	provided that the Applicable Transfer Conditions are satisfied, a Transfer by Tenant of all of its right, title and interest in and to this Lease to any Person;

(c)	provided that the Applicable Transfer Conditions are satisfied, a Transfer resulting from any transfer, conveyance, disposition, sale or assignment of all or a portion of the Capital Stock or assets of Tenant (or any Capital Stock of any Person that Controls Tenant) to any Person;

(d)	an initial public offering of Tenant; and

(e)	any Tenant PE Agreement.

21.7	Effect of Permitted Transfer

Upon the consummation of any Permitted Transfer that constitutes a Transfer of all of Tenant’s right, title and interest in and to this Lease, (i) Tenant shall be released from all obligations and liabilities under this Lease that are assumed by the applicable transferee, and (ii) except with respect to any Permitted Transfer described in Section 21.6(a) above, Guarantor with respect to the tenant transferring the interests shall be released from its obligations under the Master Lease Guaranty. Upon the consummation of any Permitted Transfer that constitutes a Transfer of the Capital Stock or assets of Tenant or any Person that Controls Tenant and pursuant to which a Proposed Transferee Guarantor executes a replacement guaranty in accordance with this Agreement, the prior Guarantor(s) shall be released from its obligations under the Master Lease Guaranty.

21.8	Consent to Transfer

Any consent by Landlord to a particular Transfer shall not constitute consent or approval of any subsequent Transfer, and Landlord’s written consent shall be required in all instances to the extent required pursuant to the terms of this Article 21.

21.9	Costs

Tenant shall reimburse Landlord for Landlord’s reasonable out of pocket costs and expenses incurred in conjunction with the processing and documentation of any Transfer, including reasonable attorneys’ fees whether or not such Transfer is ultimately consummated or executed.

ARTICLE 22

INFORMATION FROM TENANT

22.1	Estoppel Certificates

(a) Tenant Certificates. At any time and from time to time, upon not less than twenty (20) days’ Notice by Landlord which notice shall make specific reference to this Section 22.1, Tenant shall furnish to Landlord or to the Facility Mortgagees (or any potential Facility Mortgagees) and to any persons intending to purchase the Facilities an estoppel certificate (which shall be an Officer’s Certificate) certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications); the date to which the Rent has been paid; whether, to Tenant’s knowledge, there exists any Event of Default or any situation which, with the giving of notice, passage of time, or both, would constitute an Event of Default hereunder, whether Tenant has knowledge of any default by Landlord hereunder, and if so, the basis for same, the date upon which the Term terminates and such other information (which can be provided within twenty (20) days) as Landlord reasonably may request. The failure by Tenant to deliver such estoppel certificate to Landlord within twenty (20) days of Landlord’s request therefor shall be conclusively deemed to be Tenant’s certification (i) that this Lease is in full force and effect, without modification except as represented by Landlord; (ii) that there are no uncured defaults in Landlord’s performance hereunder; and (iii) that not more than one month’s Rent has been paid in advance. Any such certificate furnished pursuant to this Section 22.1 shall be addressed to Landlord and to any prospective purchaser or tenant of the Property and/or any Facility Mortgagee (or any potential Facility Mortgagees), as Landlord may reasonably request, and may be relied upon by the parties to whom such certificate is addressed.

(b) Landlord Certificates. At any time and from time to time, upon not less than twenty (20) days’ Notice by Tenant, Landlord shall furnish to Tenant or any permitted assignee, subtenant or lender an estoppel certificate (which shall be an Officer’s Certificate) certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Base Rent has been paid, and whether to Landlord’s knowledge there exists any Event of Default or any situation which with the giving of notice, passage of time, or both, would constitute an Event of Default hereunder, and if so, the basis for the same, the date upon which the Term terminates, and such other information (which can be provided within twenty (20) days) as Tenant reasonably may request. In the event Landlord should fail to provide an estoppel certificate within the time allowed after Tenant’s request therefore duly made, such failure to respond shall be deemed to constitute Landlord’s certification that (i) this Lease is in full force and effect, without modification except as represented by Tenant in its request to Landlord, (ii) that there are no uncured defaults in Tenant’s performance and (iii) that not more than one month’s rent has been paid in advance. Any such certificate furnished pursuant to this Section 22.1(b) may be relied upon by Tenant and any assignee (so long as such assignee is approved and consented to by Landlord in accordance with Article 21) or lender of Tenant to whom such certificate is addressed.

(c) Ratification of Guaranty. In connection with the delivery of any estoppel certificate requested by Landlord pursuant to this Section 22.1, at the request of Landlord, Tenant shall cause Guarantor to execute and deliver to Landlord a certificate, in form reasonably approved by Guarantor, ratifying and confirming all of Guarantor’s obligations and liabilities under the Master Lease Guaranty.

22.2	Maintenance of Books and Records

Tenant shall keep and maintain, or cause to be kept and maintained, proper and accurate books and records in accordance with GAAP, in all material respects reflecting the financial affairs of Tenant and the results from operations of each Facility, individually and collectively.

Landlord shall have the right, from time to time during normal business hours after three (3) Business Days prior written notice to Tenant, itself or through any of Landlord’s Representatives, to examine and audit such books and records at the office of Tenant or other Person maintaining such books and records and to make such copies or extracts thereof as Landlord or Landlord’s Representatives shall reasonably request and Tenant hereby agrees to reasonably cooperate with any such examination or audit; provided, however, the cost of such examination or audit shall be borne by Landlord, except during the continuation of an Event of Default, in which case, the cost of any such examination or audit shall be borne by Tenant and shall be payable within fifteen (15) days of Landlord’s demand therefor.

22.3	Financial Information

Commencing at the end of the first full fiscal quarter after the Commencement Date (other than with respect to the monthly reporting obligations set forth in Section 22.3(c) below, which shall commence at the end of the first full calendar month after the Commencement Date), Tenant shall furnish within the time periods specified with respect thereto, the following statements to Landlord, all of which shall be delivered via e-mail to jmachado@sabrahealth.com, or such other e-mail address as Landlord may designate from time to time:

(a) Annual Financials/Tenant. As soon as available and in any event within fifty (50) days after the end of each Fiscal Year of Tenant, a copy of an annual unaudited report for such Fiscal Year of Tenant, including therein the balance sheet statement of earnings and statement of cash flow for such Fiscal Year, in each case certified in a manner reasonably acceptable to Landlord by an officer of Tenant. If an Event of Default is continuing, Landlord may require that such annual report be audited by an independent certified public accountant of recognized standing;

(b) Quarterly Financials/Tenant. As soon as available and in any event within thirty (30) days of the end of each calendar quarter of each Fiscal Year of Tenant, a balance sheet, statement of earnings and statement of cash flow of Tenant for such quarter and for the Fiscal Year to date setting forth in comparative form and details the figures for the corresponding period of the previous Fiscal Year, certified by an officer of Tenant;

(c) Monthly Facility Information. As soon as available after the end of each month but in any event no later than thirty (30) days after the end of the preceding month, (i) an itemized balance sheet and operating statement for each Facility’s operations by month and year to date showing all revenues and operating costs of the Facility, (ii) a schedule in form reasonably satisfactory to the Landlord but excluding such information as Tenant reasonably determines is required to be deleted in order for Tenant and Landlord to comply with their obligations under Section 22.3 of this Lease, setting forth by unit number the name, charges and source of payment of or for each resident and showing whether any amounts are past due from the resident and (iii) a monthly occupancy summary showing percentage occupancy and pay source;

(c) Capital Expenditure Compliance Certificate. Within fifty (50) days after the end of each Fiscal Year, a certificate of compliance certified by an officer of Tenant stating: (i) the amount of Capital Expenditures made at each Facility during the prior calendar year, (ii) whether the Cumulative Minimum Portfolio Capex Target Amount, and the Per Facility Minimum Capex Target Amount for each Facility, was met for such calendar year or the prior three (3) calendar year period, as applicable, and (iii) if the Cumulative Minimum Portfolio Capex Target Amount, or the Per Facility Minimum Capex Target Amount for each Facility, has not been met, stating the amount of the Targeted Expenditure Shortfall Deposit required to be deposited with Landlord (the “Capital Expenditures Report”). At Landlord’s written request, Tenant shall provide to Landlord copies of invoices or other reasonable supporting documentation for the Capital Expenditures reflected in each such annual certificate of compliance; and

(d) Notice to Authorities. Promptly following delivery by Tenant, copies of any material notice from Tenant to any Authority.

22.4	Additional Information

In addition to the reports required under Section 22.3 above, upon Landlord’s reasonable request from time to time and at Landlord’s sole cost and expense, Tenant shall use commercially reasonable efforts to provide Landlord as promptly as practicable with such additional information and unaudited quarterly financial information concerning each Facility, the operations thereof, Tenant and/or financial reports for periods prior to the Commencement Date, in each case as Landlord may reasonably require for purposes of securing financing for the Premises or its ongoing filings with the Securities and Exchange Commission, under both the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including, but not limited to, 10-Q Quarterly Reports, 10-K Annual Reports and registration statements to be filed by Landlord during the Term.

ARTICLE 23

FACILITY MORTGAGES; LIENS

(a) Without the consent of Tenant, Landlord may, subject to the terms and conditions set forth below in this Article, from time to time, directly or indirectly, create or otherwise cause to exist any mortgage, deed of trust or lien (“Encumbrance”) upon the Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing. Except as otherwise expressly stated herein, any such Encumbrance shall provide that it is subject to the rights of Tenant under this Lease; provided, however, that Tenant agrees that its interest under this Lease is subordinate to any mortgage or deed of trust that may hereafter from time to time be recorded on the Property, and to any and all advances made or to be made thereunder, and to renewals, replacements and extensions thereof if the mortgagee under such mortgage or the beneficiary under such deed of trust shall enter into a written non-disturbance and attornment agreement with Tenant, in form and content reasonably satisfactory to such Facility Mortgagee and Tenant, or in a form customarily used by institutional lenders, pursuant to which it is agreed that in the event of a sale or foreclosure under such mortgage or deed of trust, the purchaser of the Facilities (including the mortgagee or beneficiary under such mortgage or deed of trust), shall acquire or hold the Facilities subject to this Lease and Tenant’s rights hereunder so long as no Event of Default exists. Tenant hereby agrees to recognize such purchaser as the landlord under this Lease and agrees to attorn to such purchaser and, if instructed to do so by such purchaser, to make rental payments directly to it.

(b) To the extent required by a Facility Mortgagee, Tenant agrees to reasonably cooperate with Landlord with respect to Landlord securing any indebtedness or any other Encumbrance placed on the Facilities in accordance with the provisions of this Article 23, which cooperation shall include, without limitation, upon Landlord’s request, (i) Tenant agreeing to be bound by certain terms of such financing provided such terms do not increase the monetary obligations of Tenant other than to a de minimis extent and are customarily required by institutional lenders at the time (and Tenant shall agree to be bound so long as any increase in a monetary obligation beyond a de minimis extent is, at Tenant’s election, either satisfied directly by Landlord or set off against Rent), (ii) Tenant’s payment of Rent and Additional Charges to a lockbox or other account designated by the Facility Mortgagee, (iii) establishment of a lockbox mechanism (for the benefit of a Facility Mortgagee) to collect Base Rent and Additional Charges payable to Landlord hereunder, (iv) Tenant to give each Facility Mortgagee notice of all material defaults of Landlord under this Lease, and to provide such Facility Mortgagee with a reasonable opportunity to cure such default, not to exceed thirty (30) days, before Tenant exercises any rights or remedies in respect thereof and (v) maintenance and submission of financial records and accounts that relate exclusively to the operation of the Facilities and other information regarding operator, Tenant and the Facilities themselves. Notwithstanding the foregoing, Tenant shall not be required to comply with, or agree to, (A) any decrease of rights or (B) any obligation that would adversely affect the use or operation of any Facility, in each case other than to a de minimis extent. The parties hereto acknowledge that (x) an increase in the monetary obligations of Tenant shall not in and of itself constitute a decrease in Tenant’s rights for so long as Tenant is compensated by Landlord as provided therefor and (y) Tenant’s compliance with any matter set forth in clauses (ii) – (v) immediately above, in each case, shall not in and of itself constitute a decrease in Tenant’s rights to a de minimis extent.

(c) Notwithstanding anything to the contrary contained in this Agreement, Landlord shall not have the right, without obtaining Tenant’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, with respect to any of the Property, to: (1) grant easements, covenants, and restrictions, and other rights in the nature of easements, covenants, and restrictions, (2) release existing easements, covenants, and restrictions, or other rights in the nature of easements, covenants, or restrictions, that are for the benefit of such Property, (3) dedicate or transfer unimproved portions of the Property for road, highway, or other public purposes, (4) execute petitions to have any portion of the Property annexed to any municipal corporation or utility district, (5) execute amendments to any easements, covenants, and restrictions affecting the Property, or (6) execute and deliver to any Person any instrument appropriate to confirm or effect such grants, releases, dedications, and transfers (to the extent of its interests in the Property). For the purpose of the foregoing, Tenant shall be deemed to have withheld its consent reasonably if Tenant determines, in Tenant’s reasonable judgment, that such action will result in interference with Tenant’s conduct of business at the applicable Facility.

ARTICLE 24

LIMITATION OF LIABILITY

24.1	Landlord’s Liability

Tenant specifically agrees that no officer, shareholder, member, partner, employee or agent of Landlord shall be held to any personal liability, jointly or severally, for any obligation of, or claims against Landlord. The provisions of this Section shall not limit any right that Tenant might otherwise have under this Lease for specific performance or other injunctive relief against Landlord. In no event shall Landlord (original or successor) or any Affiliate of Landlord be required to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest in any portion of the Property. Furthermore, in no event shall Landlord or any Affiliate of Landlord (original or successor) ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause.

24.2	Tenant’s Liability

Landlord specifically agrees that no officer, shareholder, employee or agent of Tenant (other than Guarantor) shall be held to any personal liability, jointly or severally, for any obligation of, or claims against Tenant. Furthermore, in no event shall Tenant or any Affiliate of Tenant (original or successor) ever be liable to Landlord for any special, punitive or consequential damages suffered by Landlord from whatever cause (it being understood that this Section 24.2 shall not be construed to limit amounts recoverable by Landlord pursuant to the express terms of Section 17.2).

ARTICLE 25

MISCELLANEOUS.

25.1	Landlord’s Right to Inspect

Landlord and its authorized representatives may, at any time and from time to time, at its own cost and expense upon reasonable notice to Tenant, inspect the Facilities during usual business hours subject to any security, health and safety requirements and resident confidentiality requirements of Tenant or any governmental agency, or created by any Insurance Requirement or Legal Requirement relating to the Facilities and so long as (i) Tenant shall be entitled to have a representative designated by Tenant accompany any Landlord representative and (ii) no inspection shall unreasonably interfere with operations or any residents rights. If an Event of Default has occurred and is continuing, Tenant shall be obligated to reimburse Landlord for the costs of any such inspection.

25.2	No Waiver

No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy provided hereunder, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by applicable law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

25.3	Intentionally Omitted

25.4	Acceptance of Surrender

No surrender to Landlord of this Lease or of all or any portion of or interest in the Facilities shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender by Tenant.

25.5	No Merger of Title

There shall be no merger of this Lease or of the leasehold estate created hereby if the same person, firm, corporation or other entity acquires, owns or holds, directly or indirectly, this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate, and the fee estate in the Property.

25.6	Conveyance by Landlord

If Landlord or any successor owner of the Property conveys the Property (other than as security for indebtedness), and the grantee or transferee of the Property expressly assumes in writing all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer and a copy of such writing is delivered to Tenant, Landlord or such successor owner, as the case may be, thereupon shall be released from all liabilities and obligations of Landlord under this Lease arising after such conveyance or transfer.

25.7	Quiet Enjoyment

So long as Tenant pays all Rent as the same becomes due and fully complies with all of the terms of this Lease and fully performs its obligations hereunder when due or within any cure period provided for herein, Tenant shall peaceably and quietly have, hold and enjoy the Property for the Term hereof, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to the Permitted Encumbrances and/or any liens and encumbrances of record hereafter consented to by Tenant.

25.8	Notices

All notices, demands, requests, consents, approvals and other communications (“Notice” or “Notices”) hereunder shall be in writing and sent by personal delivery, U.S. certified or registered mail (return receipt requested, postage prepaid), or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed to the respective parties as follows (or to such other address as a party may hereafter designate):

If to Tenant:	c/o Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Attn: Cameron MacDougall

and a copy to:	c/o Holiday Retirement
5885 Meadows Rd., Suite 500
Lake Oswego, OR 97035

Attn: Chief Legal Officer

and a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive, Suite 2700
Chicago, IL 60606

Attn:Nancy Olson

If to Landlord:	c/o Sabra Health Care REIT, Inc.
18500 Von Karman Avenue, Suite 550
Irvine, California 92612
Attn: Richard K. Matros

and a copy to:	Sherry Meyerhoff Hanson & Crance LLP
610 Newport Center Drive, Suite 1200
Newport Beach, California 92660
Attn: Kevin L. Sherry, Esq.

Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier’s proof of delivery or, if not so delivered, upon its receipt. Delivery to any officer, general partner or principal of a party shall be deemed delivery to such party. Notice to any one co-Tenant shall be deemed notice to all co-Tenants.

25.9	Survival of Terms

Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination of this Lease shall survive such termination. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable for any reason whatsoever, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby. If any late charge or any interest rate provided for in any provision of this Lease based upon a rate in excess of the maximum rate permitted by applicable law, such charges shall be fixed at the maximum permissible rate. Subject to any limitations on assignment contained in this Lease, all the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. The Recitals to this Lease are incorporated herein by this reference.

25.10	Exculpation of Officers and Agents

This Lease is made on behalf of Landlord and Tenant by an officer of each, not individually, but solely in his capacity in such office as authorized by the managers or directors of each, pursuant to their respective bylaws. The obligations of this Lease are not binding upon, nor shall resort be had to the private property of, any of the managers, directors, shareholders, officers, members, employees or agents of Landlord or Tenant.

25.11	Licenses Following Termination; Tenant’s Cooperation

(a) To the extent not then prohibited by applicable Legal Requirements, unless otherwise directed by Landlord, upon the expiration or termination of the Term, Tenant shall use reasonable good faith efforts to (i) transfer to Landlord or Landlord’s nominee (or to cooperate with Landlord or Landlord’s nominee in connection with the processing by Landlord or Landlord’s nominee of any applications for) all Licenses then in effect which relate to the operation of the Facilities and/or cooperate with Landlord or its nominee in their efforts to secure licenses for which Landlord or its nominee wishes to apply and which may be required by Landlord or Landlord’s nominee relating to the ownership and operation of the Facilities (provided, however, that the costs and expenses of any such transfer or the processing of any such application shall be paid by Landlord or Landlord’s nominee), and (ii) file all final cost reports, if any, relating to Tenant’s operation of the Facilities.

(b) Tenant acknowledges and agrees that to the extent and only to the extent permitted by law, title to (i) any zoning or building approvals, or other governmental approvals (the “Approvals”) which, by their nature, pertain to the Facilities, its ownership and its use and occupancy and (ii) all licenses and permits which, by their nature, pertain specifically to the Facilities, its ownership and its use and occupancy shall, in every respect, be and remain with the Facilities or Landlord, as the case may be, and are not and shall not be the property of Tenant. Tenant shall take no action and shall have no right, power or authority to encumber same except in favor of Landlord and then only to the extent permitted by applicable law or to sell, assign or transfer same to any third person other than Landlord or its nominee in accordance with the provisions of Section 25.11(a), either during the Term or upon any termination of this Lease, or to use, in any manner which would impair or adversely affect the use of such Approvals with respect to the Facilities, such Approvals at any other location.

(c) Upon the expiration or earlier termination of the Term, Tenant shall execute in favor of Landlord the Assignment of Resident and Commercial Agreements, to the extent and only to the extent permitted by law, and the Assignment of Contracts and Operating Leases. In addition, Tenant shall cooperate with Landlord in order to ensure a smooth transfer without interruption of the operation of the Facilities from Tenant to Landlord or Landlord’s nominee. Such cooperation shall include, without limitation, (A) turning over (i) all Records and other information with respect to residents of the Facilities which are in the possession of Tenant or any Affiliate of Tenant (subject to applicable Legal Requirements governing confidentiality of resident records, Tenant agreeing, however, that Tenant’s cooperation under this subparagraph (c) shall include cooperation in facilitating requests to the residents of the Facilities to consent to the transfer of such records), and (ii) a cash amount equal to all prepaid income, rents, and revenues of any kind with respect to the Facilities, including, but not limited to, refundable security deposits, rents and other sums paid by residents covering any period from and after the date of such expiration or termination, but reduced to the extent and amount any such prepaid items must be, and are, refunded to the payor(s) by Tenant; and (B) entering into an operations transfer agreement (and causing Manager to enter into such operations transfer agreement) in form mutually acceptable to Landlord and Tenant, with Landlord or Landlord’s designee, which agreement shall provide, inter alia, for the proration of operational revenues and liabilities.

(d) Upon the expiration or earlier termination of this Lease, Tenant shall reasonably cooperate with Landlord or its designee to facilitate and effectuate the transitioning of the operations of the Facilities to Landlord or its designee.

25.12	Memorandum of Lease

Landlord and Tenant shall, concurrently with the execution of this Lease, enter into a short form memorandum of this Lease for the Facilities in form suitable for recording under the laws of the State. Tenant shall be responsible for all costs and expenses of recording such memorandum of this Lease.

25.13	Entire Agreement; Modifications

This Lease contains the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes any and all other prior oral or written agreements, communications, covenants, representations or warranties between the parties regarding the subject matter hereof. No provision of this Lease may be waived, amended, supplemented or otherwise modified except by an agreement in writing signed by the parties hereto or their respective successors in interest.

25.14	Attorneys’ Fees

During the Term each party shall pay all reasonable out-of-pocket legal fees and other out-of-pocket costs of the other incurred in connection with any event which would after due notice and the passage of time constitute an Event of Default if not cured; and in the event either party brings an action to enforce any of the terms hereof or in connection herewith, the prevailing party in such action shall be entitled to, and the losing party agrees to pay, the reasonable properly documented out-of-pocket attorneys’ fees and expenses, including attorneys’ fees and expenses of appellate proceedings, of the prevailing party.

25.15	Time is of the Essence

Time is hereby expressly made of the essence with respect to each and every term and provision of this Lease, including, but in no way limiting the generality of the foregoing, with respect to each and every time constraint and deadline imposed by the terms of this Lease. The parties intend that they be strictly bound by the provisions concerning the timing performance of their respective obligations contained in this Lease. Further, if any attempt is made by either party to perform an obligation required by it to be performed or comply with a provision of this Lease required by it to be complied with, in any manner, other than in strict compliance with the time constraints applicable thereto, even if such purported attempt is but one day late, then such purported attempt at performance or compliance shall be deemed (i) a violation of this “Time is of the Essence” clause, (ii) in contravention of the intent of the parties thereto and (iii) null and void and of no force and effect.

25.16	Submission to Jurisdiction

Landlord and Tenant each hereby irrevocably:

(i)	submits, in any legal proceeding related to this Lease, to the non-exclusive in personam jurisdiction of the courts of California or any United States court of competent jurisdiction sitting in any State and agree to suit being brought in any such court;

(ii)	waives any objection that it may now or hereafter have to the venue of such proceeding in any such court located in any county in which the Facilities is located or Los Angeles County, California or that such proceeding was brought in any inconvenient court; and

(iii)	agrees that nothing herein shall affect the right of either party to bring any legal proceedings (including a proceeding for enforcement of a judgment entered by any of the aforementioned courts) against the other party in any other court or jurisdiction in accordance with applicable law.

25.17	Governing Law; Waiver of Jury Trial

THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES RELATING TO RECOVERY OF POSSESSION OF THE PROPERTY AND/OR ANY FACILITY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER OR OTHER SIMILAR ACTION) SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE IN WHICH THE FACILITY IS LOCATED.

EACH OF LANDLORD AND TENANT HEREBY SEVERALLY, VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN CONNECTION WITH, OR IN ANY WAY RELATED TO, DIRECTLY OR INDIRECTLY, THIS LEASE, AND/OR ANY RELATIONSHIP, COURSE OF CONDUCT OR DEALINGS OR NEGOTIATIONS PERTAINING TO ANY OF THE FOREGOING. EACH OF LANDLORD AND TENANT SEVERALLY ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT TO LANDLORD AND TENANT TO ENTER INTO THIS LEASE, AND THAT EACH OF LANDLORD AND TENANT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL, SELECTED BY SUCH PARTY’S OWN FREE WILL, AND HAS HAD AN OPPORTUNITY TO CONSULT WITH SUCH INDEPENDENT LEGAL COUNSEL CONCERNING THE LEGAL EFFECT OF THIS WAIVER.

25.18	Use of Counterparts

This Lease may be executed in two or more counterparts and each counterpart shall be deemed to be an original. Facsimile or e-mailed signatures shall be sufficient to evidence any party’s agreement to this Lease and to bind such party hereto.

25.19	Calculation of Time Periods

Unless otherwise specified, in computing any period of time described herein, the day of the act or event on which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the 5:00 PM Eastern Time on the next day which is not a Saturday, Sunday or a legal holiday.

25.20	Lease Consolidation

Notwithstanding anything to the contrary in this Lease or any other lease to which Landlord or any Affiliate thereof is a party, in the event Landlord or any Affiliate thereof is entitled pursuant to any other lease (the “Other Lease”), to cause such lease to be combined or consolidated with this Lease (the “Combined Lease Right”), then (a) the Combined Lease Right shall be deemed waived by Landlord and its Affiliate, as applicable, (b) the Combined Lease Right shall not be enforceable against Tenant, any Affiliate of Tenant, or any of their respective successors and assigns or any Person that is a party to the Other Lease and (c) Landlord shall not, and shall cause its Affiliate to refrain from, exercising the Combined Lease Right.

ARTICLE 26

CONFIDENTIALITY

26.1	Obligation of Confidence

Except as otherwise provided in this Article 26, each of Tenant and Landlord shall keep confidential all Confidential Information provided to it or its agents, employees, or representatives by the other and shall not, without other party’s prior consent, disclose such information in whole or in part to any Person.

26.2	Permitted Disclosures

Notwithstanding anything to the contrary contained herein:

(a) Tenant and Landlord, as applicable (the “Disclosing Party”) may disclose (i) Confidential Information to its respective Affiliates, counsel, accountants, lenders, underwriters, tax advisors and consultants as necessary to conduct the business of such Disclosing Party (or any of its Affiliates) in the ordinary course and consistent with past practices, (ii) any information which has otherwise become publicly available through no fault of the Disclosing Party, or (iii) Confidential Information where such Confidential Information is disclosed by Landlord in an aggregated format with the information of other tenants, without naming or otherwise identifying Tenant.

(b) Each of Tenant and Landlord (and any of their respective Affiliates) shall have the right to disclose Confidential Information as is, in the good faith judgment of such Person’s counsel, accountants or advisors, required or reasonably advisable to be disclosed by operation of law, rule, regulation or legal process, a governmental agency, a stock exchange, court order or requirement of any governmental authority (including, without limitation, in connection with the preparation for, or consummation of, a public offering of debt or equity by Landlord, Tenant or any Affiliate thereof).

(c) Each of Tenant and Landlord (if Tenant and/or Landlord is a Publicly Traded Company) or any of their respective Affiliates shall be entitled to disclose Confidential Information as is, in the good faith judgment of the Disclosing Party’s counsel, accountants or advisors, required or reasonably advisable to be disclosed in connection with such party’s (or any of its Affiliates’) quarterly earnings results, financing activities, discussions with rating agencies or stockholders meetings, including the name of the Non-Disclosing Party and the Facilities, the amount invested by Landlord or Tenant in the Facilities and the rent payable under this Lease.

(d) The Disclosing Party shall be responsible for any breach of this Article 26 by such party’s officers, directors, agents, and employees but shall not be liable to the non-disclosing party (the “Non-Disclosing Party”) for any breach by any counsel, accountants, underwriters, advisors or consultants if the Disclosing Party enters into a confidential relationship or confidentiality arrangements with such Person and assigns to the Non-Disclosing Party the Disclosing Party’s rights under such confidentiality agreement, confidentiality relationship, or other obligations.

26.3	Confidential Information Defined

The term “Confidential Information” means all and any data, reports, forecasts, records, agreements, and other information furnished by a Non-Disclosing Party or by any of its representatives or advisors to the Disclosing Party that is material and proprietary, but shall not apply to any Confidential Information that (a) was known to the Disclosing Party prior to the Non-Disclosing Party’s disclosure of such Confidential Information to the Disclosing Party (unless the Disclosing Party’s knowledge was obtained confidentially or from a source that to the Disclosing Party’s knowledge was not permitted to disclose such Confidential Information to the Disclosing Party) or (b) becomes available to the Disclosing Party on a non-confidential basis from a source (other than the Non-Disclosing Party or any of its employees, agents, representatives, or advisors) that is not prohibited from disclosing such Confidential Information to the Disclosing Party by any legal, contractual, or fiduciary obligation.

26.4	Injunctive Relief

Each of Landlord and Tenant acknowledges that remedies at law may be inadequate to protect against breach of the provisions of this Article 26, and hereby in advance agrees that the Non-Disclosing Party shall not be obligated to establish actual damages or the inadequacy of monetary damages in seeking an injunction. Such injunctive relief will not be deemed to be the exclusive remedy for a breach by a Disclosing Party of the provisions of this Article 26, but will be in addition to all other rights and remedies available at law or in equity to the Non-Disclosing Party.

26.5	Suspension Period

Each of Landlord and Tenant shall have the right to temporarily suspend the other party’s obligation to provide it with Confidential Information pursuant to the terms of this Lease or otherwise for a specified period of time or for a period of time terminating upon the occurrence of a specified event, including notice from the Non-Disclosing Party (the “Suspension Period”). During the Suspension Period, the applicable party shall, if requested by the Non-Disclosing Party, deliver such Confidential Information to a third party in a confidential relationship with the Non-Disclosing Party. Upon expiration or termination of the Suspension Period, the applicable party will deliver to the Non-Disclosing Party within three Business Days all Confidential Information that the Disclosing Party otherwise would have been required to deliver during the Suspension Period and shall immediately, once again, be subject to all of the information delivery requirements set forth in this Lease.

ARTICLE 27

REIT RESTRICTIONS

27.1	General REIT Provisions

Tenant understands that, in order for Landlord’s Affiliate, Sabra Health Care REIT, Inc., or any successor Affiliate that is a real estate investment trust to qualify as a real estate investment trust, certain requirements must be satisfied, including the provisions of Section 856 of the Code. Accordingly, Tenant agrees, and agrees to cause its Affiliates, permitted subtenants, if any (other than pursuant to a residency agreement), and any other parties subject to its control by ownership or contract, to reasonably cooperate with Landlord to ensure that such requirements are satisfied, including providing Landlord or any of its Affiliates with information about the direct ownership of Tenant and Guarantor. Tenant agrees, and agrees to cause its Affiliates, upon request by Landlord or any of its Affiliates, which request shall be made concurrently with or prior to the granting of any required consent by Landlord to an action by Tenant hereunder, if applicable, to take all action reasonably necessary to ensure compliance with such requirements. Landlord shall fully reimburse Tenant and its Affiliates for any and all reasonable out-of-pocket costs, expenses or liabilities arising out of, connected with or in any manner related to such request by Landlord or such action.

27.2	Characterization of Rents

The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Agreement shall be interpreted consistent with this intent.

27.3	Personal Property REIT Requirements

Notwithstanding anything to the contrary herein, upon the reasonable written request of Landlord, Tenant shall cooperate with Landlord in good faith and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant regarding the valuation of the Premises to assist Landlord in its determination that Rent allocable for purposes of Section 856 of the Code to the Landlord Personal Property at the beginning and end of a calendar year does not exceed 15% of the total Rent due hereunder (the “Personal Property REIT Requirement”). Tenant shall take such reasonable action as may be reasonably requested by Landlord in writing from time to time to ensure compliance with the Personal Property REIT Requirement as long as such compliance does not (a) increase Tenant’s monetary obligations under this Lease, (b) materially and adversely increase Tenant’s non-monetary obligations under this Lease or (c) materially diminish Tenant’s rights under this Lease. Accordingly, if requested by Landlord and at Landlord’s expense, Tenant shall cooperate with Landlord as may be necessary from time to time to more specifically identify and/or value the Landlord Personal Property in connection with the compliance with the Personal Property REIT Requirement.

ARTICLE 28

LANDLORD’S SECURITY INTEREST

28.1	Grant of Security Interest

For the purpose of securing the payment and performance obligations of Tenant hereunder, Tenant, as debtor, hereby grants to Landlord, as secured party, a security interest in and an express contractual lien upon, all of Tenant’s right, title and interest in and to the Tenant Personal Property, the Accounts and Licenses issued to or held by Tenant (collectively, the “Lease Collateral”). This Lease constitutes a security agreement covering all such Lease Collateral. This security interest and agreement shall survive the termination of this Lease resulting from an Event of Default. Tenant shall pay all filing and reasonable record search fees and other costs for such additional security agreements, financing statements, fixture filings and other documents as Landlord may reasonably require to perfect or continue the perfection of its security interest in the Lease Collateral. The security interest granted to Landlord in the Lease Collateral shall not apply to any Tenant’s Personal Property pledged in connection with purchase money financing, as long as Tenant provides Landlord with copies of the documentation evidencing such financing or leasing.

28.2	Certain Changes

In no way waiving or modifying the provisions of Article 21 above, Tenant shall give Landlord at least ten (10) days’ prior written notice of any change in Tenant’s principal place of business, name, identity, jurisdiction of organization or corporate structure.

28.3	UCC Remedies

In no way waiving or modifying the provisions of Section 17.2 above, following and during the continuation of an Event of Default, Landlord may exercise all rights and remedies under the laws of the applicable State that are available to a secured party under its Uniform Commercial Code.

ARTICLE 29

GUARANTY

29.1	Guaranty

Tenant’s obligations under this Lease are guaranteed pursuant to that certain Guaranty of Master Lease of even date herewith made by Guarantor in favor of Landlord, the form of which is attached hereto as Exhibit I (such guaranty agreement, as it may be amended, renewed, supplemented, extended or replaced from time to time, is herein referred to as the “Master Lease Guaranty”).

ARTICLE 30

CALIFORNIA SPECIFIC PROVISIONS

30.1	California Specific Provisions.

(d) In addition to and not in limitation of any other waiver contained herein, Tenant hereby voluntarily waives the provisions of California Civil Code §1950.7 and all other provisions of law now in force or that become in force hereafter that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in payment of accrued Rent, to repair damage caused by Tenant or to clean the Property. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Security Deposit Account or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including California Civil Code §1950.7 or any similar or successor statute.

(e) In addition to and not in limitation of any other waiver contained herein, Tenant hereby voluntarily waives the provisions of California Civil Code §§1941 and 1942 and all other provisions of law now in force or that become in force hereafter that provide Tenant the right to make repairs at Landlord’s expense and to deduct the expense of such repairs from Rent owing hereunder.

(f) In addition to and not in limitation of any other waiver contained herein, Tenant hereby voluntarily waives any and all rights that Tenant may have under Legal Requirements to terminate this Lease prior to the expiration thereof, except as specifically set forth herein, including, without limitation:

(i)	the provisions of California Civil Code §1932(1) and all other provisions of law now in force or that become in force hereafter that provide Tenant the right to terminate this Lease if Landlord breaches its obligation, if any, as to placing and securing Tenant in the quiet possession of the Property, putting the Property in good condition or repairing the Property;

(ii)	the provisions of California Civil Code §§1932(2) and 1933(4) and all other provisions of law now in force or that become in force hereafter that would permit or cause a termination of this Lease or an abatement of Rent upon damage to or destruction of the Property, it being agreed and acknowledged that Article 15 constitutes an express agreement between Landlord and Tenant that applies in the event of any such damage to or destruction of the Property; and

(iii)	the provisions of California Code of Civil Procedure §1265.130 and all other provisions of law now in force or that become in force hereafter that would allow Tenant to petition the courts to terminate this Lease in the event of a partial Taking.

(g) Landlord and Tenant hereby agree and acknowledge that Article 16 provides for Landlord’s and Tenant’s respective rights and obligations in the event of a Condemnation of any Facility and, in addition to and not in limitation of any other waiver contained herein, each hereby voluntarily waives the application of the provisions of California Code of Civil Procedure §§1265.110-1265.140 to this Lease.

(h) In addition to and not in limitation of any other waiver contained herein, Tenant hereby voluntarily waives the provisions of any and all rights conferred by California Civil Code §3275 and California Code of Civil Procedure §§1174(e) and 1179 and all other provisions of law now in force or that become in force hereafter that provide Tenant the right to redeem, reinstate or restore this Lease following its termination by reason of Tenant’s breach.

(i) Landlord and Tenant hereby agree that when this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by California Code of Civil Procedure §1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by Section 25.8 shall replace and satisfy the statutory service-of-notice procedures, including those required by California Code of Civil Procedure §1162 or any similar or successor statute.

(j) In addition to, and not in substitution of, any of the remedies otherwise available to Landlord under this Lease following the occurrence and during the continuance of an Event of Default, Landlord shall have the remedy described in California Civil Code §1951.4, which provides that Landlord may continue this Lease in full force and effect after Tenant’s breach and abandonment and enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due. Notwithstanding Landlord’s exercise of the remedy described in California Civil Code §1951.4, Landlord may thereafter elect, in its sole discretion, to exercise any other remedy provided for in this Lease, including, without limitation, the right to terminate this Lease as provided in Section 17.2 of this Agreement.

(k) As of the date of this Lease, no Facility has undergone inspection by a “Certified Access Specialist” in connection with California Civil Code §1938.

(l) Tenant agrees to reasonably cooperate with Landlord in connection with any energy usage reporting requirements to which Landlord is subject under applicable Legal Requirements with respect to the Facilities. Landlord shall promptly reimburse to Tenant all out of pocket expenses reasonably incurred by Tenant incident to such cooperation.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease to become effective as of September 25, 2014.

TENANT:

PH Atrium at Gainesville LLC

PH Capital Place LLC

PH Cedar Woods LLC

PH The Chateau LLC

PH Colonial Village LLC

PH Creekside Terrace LLC

PH Desert Rose LLC

PH Garden Village LLC

PH Gardens at Wakefield Plantation LLC

PH Harrison Regent LLC

PH Heritage Village LLC

PH Holiday at the Atrium LLC

PH Lake Ridge Village LLC

PH Madison Meadows LLC

PH Monarch Estates LLC

PH Parkview in Allen LLC

PH South Wind Heights LLC

PH Village at the Falls LLC

PH The Virginian LLC

PH Windlands – South LLC

By:	/s/ Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer

PH LAS BRISAS LP By: PH LAS BRISAS GP LLC, its general partner

By:	/s/ Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer

Master Lease

LANDLORD: Sabra Health Care Holdings III, LLC, a Delaware limited liability company

By:	/s/ Tayla Nevo-Hacohen
Name:	Tayla Nevo-Hacohen
Title:	Chief Investment Officer

Sabra Texas Holdings, L.P. , a Texas limited partnership

By: Sabra Texas Holdings GP, LLC, a Texas limited liability company, its general partner

By:	/s/ Tayla Nevo-Hacohen
Name:	Tayla Nevo-Hacohen
Title:	Chief Investment Officer

Sabra Health Care Virginia II, LLC, a Delaware limited liability company

By:	/s/ Tayla Nevo-Hacohen
Name:	Tayla Nevo-Hacohen
Title:	Chief Investment Officer

Sabra Health Care Northeast, LLC, a Delaware limited liability company

By:	/s/ Tayla Nevo-Hacohen
Name:	Tayla Nevo-Hacohen
Title:	Chief Investment Officer

Master Lease

EXHIBIT A

ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND OPERATING LEASES

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND OPERATING LEASES (this “Assignment”) is made and entered into as of the [•] day of [•] (the “Effective Date”) by and between the undersigned tenant, a (“Tenant”), and [•], a [•] (“Landlord”).

R E C I T A L S:

WHEREAS, Landlord and Tenant entered into a Lease dated [•], 2014 (the “Agreement”) for the lease of certain improved real property having a legal description as set forth on Exhibit A attached hereto and incorporated herein by this reference and known generally as [Name of Facilities], together with certain personal property located upon and used in connection with such improved real property, all as more particularly described in the Agreement (collectively the “Project”); and,

WHEREAS, the Agreement requires that upon the termination thereof, Tenant shall deliver to Landlord this Assignment pursuant to which Tenant will convey to Landlord all of Tenant’s right, title and interest in the Contracts and Operating Leases; and

WHEREAS, the Agreement has been terminated effective as of the date first above written.

NOW, THEREFORE, in consideration of the foregoing premises, for the consideration as set forth in the Agreement, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do covenant and agree as follows:

1. Defined Terms. Capitalized terms not otherwise defined in this Assignment, including without limitation these recitals and the exhibits, shall have the meanings set forth in the Agreement.

2. Contracts and Operating Leases. Tenant hereby grants, bargains, sells, assigns, transfers and conveys unto Landlord to the extent assignable all of Tenant’s right, title and interest in and to all of the Contracts and Operating Leases (herein the “Assigned Rights”).

3. Assumption. Landlord accepts the assignment of all of the Assigned Rights and Landlord does hereby assume and undertake to abide by the same according to their respective terms and conditions insofar as they pertain to the Project as such obligations arise on or after the Effective Date and are not related to causes occurring prior to the Effective Date. Landlord hereby agrees to indemnify and hold Tenant harmless from any and all expenses, charges, claims and liabilities, including costs and attorneys’ fees relating to the Assigned Rights arising as a result of any action or omission of Landlord from and after the Effective Date not related to causes occurring prior to the Effective Date. Tenant agrees to indemnify and hold Landlord harmless from any and all expenses, charges, claims and liabilities, including costs and attorneys’ fees, associated with the Assigned Rights or related thereto arising as a result of any action or omission of Tenant prior to the Effective Date.

Ex. A-1

4. Limitation. To the extent that any of the assignments or assumptions under this Agreement are now or are hereafter deemed to be in violation of the terms of any of the Operating Contracts and Operating Leases, such assignment and assumption shall be deemed to be retracted and null and void.

5. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument.

6. Entirety. This Assignment represents the entire and final agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior discussions or writings with respect thereto.

Ex. A-2

IN WITNESS WHEREOF, the parties have caused this Assignment to be executed as of the Effective Date.

Ex. A-3

EXHIBIT B

ASSIGNMENT AND ASSUMPTION OF RESIDENT

AND COMMERCIAL AGREEMENTS

THIS ASSIGNMENT AND ASSUMPTION OF RESIDENT AND COMMERCIAL AGREEMENTS (this “Assignment”) is made and entered into as of the [•] day of [•] (the “Effective Date”) by and between the undersigned tenant, a [•] (“Tenant”), and [•], a [•] (“Landlord”).

R E C I T A L S:

WHEREAS, Tenant and Landlord entered into a Lease dated [•], 2014 (the “Agreement”) for the lease of certain improved real property having a legal description as set forth on Exhibit A attached hereto and incorporated herein by this reference and known generally as [Name of Facilities], together with certain personal property located upon and used in connection with such improved real property, all as more particularly described in the Agreement (collectively the “Project”); and,

WHEREAS, the Agreement requires that, upon the termination thereof, Tenant shall deliver to Landlord this Assignment pursuant to which Tenant will convey to Landlord all of Tenant’s right, title and interest in:

(a)	the Resident Agreements, including without limitation, all security deposits, trust accounts and tenant applications held in connection therewith (collectively the “Resident Agreements”) ; and

(b)	the Commercial Agreements, including without limitation, all security deposits, trust accounts and tenant applications held in connection thereunder (collectively, the “Commercial Agreements”).

WHEREAS, the Resident Agreements and the Commercial Agreements are collectively hereinafter referred to as the “Agreements”;

WHEREAS, the Agreement has been terminated effective as of the date first above written.

NOW, THEREFORE, in consideration of the foregoing premises, for the consideration as set forth in the Agreement, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do covenant and agree as follows:

1. Defined Terms. Capitalized terms not otherwise defined in this Assignment, including without limitation these recitals and the exhibits, shall have the meanings set forth in the Agreement.

Ex. B-1

2. Agreements. Tenant hereby grants, bargains, sells, assigns, transfers and conveys unto Landlord all of Tenant’s right, title and interest in and to all of the Agreements to the extent assignable, including without limitation the Agreements set forth on Exhibit B attached hereto and incorporated herein by reference.

3. Payments Under Agreements. Tenant hereby grants, bargains, sells, assigns, transfers and conveys unto Landlord all of its right, title and interest in and to (a) payments under the Agreements, and (b) third party payments received in lieu of payments required under Agreements, which payments under either (a) or (b) are for services, goods or rentals accruing from and after the Effective Date. Any payments received by Landlord for services, goods or rentals accruing prior to the Effective Date that are received by Landlord shall be promptly remitted by Landlord to Tenant. Landlord agrees to indemnify and hold Tenant harmless from any and all expenses, charges, claims and liabilities, including costs and reasonable attorneys’ fees, associated with the Assignment and Assumption or related thereto arising as a result of any action or omission of Landlord on or after the Effective Date.

4. Assumption. Landlord accepts the assignment of all of the Agreements together with deposits, and amounts held in custodial and trust accounts and Landlord does hereby assume and undertake to abide by the same according to their respective terms and conditions insofar as they pertain to the Project (the “Assignment and Assumption”), as such obligations arise on or after the Effective Date and are not related to causes occurring prior to the Effective Date. Landlord hereby agrees to indemnify and hold Tenant harmless from any and all expenses, charges, claims and liabilities, including costs and reasonable attorneys’ fees, associated with the Assignment and Assumption or related thereto arising as a result of any action or omission of Landlord from and after the Effective Date not related to causes occurring prior to the Effective Date. Tenant agrees to indemnify and hold Landlord harmless from any and all expenses, charges, claims and liabilities, including costs and reasonable attorneys’ fees, associated with the Assignment and Assumption or related thereto arising as a result of any action or omission of Tenant prior to the Effective Date.

5. Limitation. To the extent that any of the assignments or assumptions under this Agreement are now or are hereafter deemed to be in violation of any applicable law or regulation, such assignment and assumption shall be deemed to be retracted and null and void.

6. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument.

7. Entirety. This Assignment represents the entire and final agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior discussions or writings with respect thereto.

Ex. B-2

IN WITNESS WHEREOF, the parties have caused this Assignment to be executed as of the Effective Date.

TENANT:	[TENANT]

By:

Print Name:

Title:

LANDLORD:	[LANDLORD]

By:

Print Name:

Title:

Ex. B-3

EXHIBIT C

BILL OF SALE

This BILL OF SALE (this “Bill of Sale”) is executed as of the [•] day of [•] by the undersigned tenant, a [•] (“Tenant”), to [•], a [•] (“Landlord”).

R E C I T A L S:

WHEREAS, Tenant and Landlord entered into a Lease dated [•], 2014 (the “Agreement”) for the lease of certain improved real property having a legal description as set forth on Exhibit A attached hereto and incorporated herein by this reference and known generally as [Name of Facilities], together with certain personal property located upon and used in connection with such improved real property, all as more particularly described in the Agreement; and,

WHEREAS, the Agreement requires that upon the termination thereof, Tenant shall deliver to Landlord a Bill of Sale pursuant to which Tenant will convey to Landlord all of Tenant’s right, title and interest in the Transferred Tenant’s Personal Property, the Inventory and the Records; and

WHEREAS, the Agreement has been terminated effective as of the date first above written.

NOW, THEREFORE, in consideration of the foregoing premises, the consideration set forth in the Agreement, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Tenant hereby agrees as follows:

1. Defined Terms. Capitalized terms not otherwise defined in this Bill of Sale, including without limitation these recitals and the exhibits, shall have the meanings set forth in the Agreement.

2. Conveyance. Tenant hereby sells, assigns, conveys, transfers and delivers to Landlord the following described assets and property (the “Property”): (a) the Transferred Tenant’s Personal Property; (b) the Inventory; and (c) the Records, all to the extent of Tenant’s interest therein. A non-exhaustive list of the Property is set forth on Exhibit B attached hereto and incorporated herein by this reference. The sale and assignment of the Records shall be subject to all applicable rules and regulations governing confidentiality of resident records.

Ex. C-1

IN WITNESS WHEREOF, Tenant has caused this Bill of Sale to be executed as of the date first above written.

TENANT:	[TENANT]

By:

Print Name:

Title:

Ex. C-2

EXHIBIT D

LEGAL DESCRIPTION OF LAND PARCELS

Atrium at Gainesville - 2431 NW 41st St., Gainesville, FL 32606

Commence at the Southwest corner of Section 26, Township 9 South, Range 19 East, and run South 89 degrees 54 minutes 06 seconds East, along the South line of said Section 26, a distance of 1121.94 feet to the Point of Beginning; thence run North 00 degrees 18 minutes 42 seconds West, 34.90 feet; thence run South 89 degrees 41 minutes 18 seconds West, 20.00 feet; then run North 00 degrees 18 minutes 42 seconds West, 435.06 feet; then run South 89 degrees 41 minutes 18 seconds West 190.00 feet; thence run with a curve concave Southeasterly, said curve having a central angle of 90 degrees 00 minutes 00 seconds, a radius of 25.00 feet, an arc length of 39.27 feet and a chord of South 44 degrees 41 minutes 18 seconds West, 35.36 feet to the East Right of Way line of Northwest 41st Street; thence run North 00 degrees 18 minutes 42 seconds West, along said East Right of Way line, 100.00 feet; thence run with a curve concave Northeasterly, said curve having a central angle of 90 degrees 00 minutes 00 seconds, a radius of 25.00 feet, an arc length of 39.27 feet and a chord of South 45 degrees 18 minutes 42 seconds East, 35.36 feet; thence run North 89 degrees 41 minutes 18 seconds East, 190.00 feet; thence run North 00 degrees 18 minutes 42 seconds West, 105.00 feet; thence run North 89 degrees 41 minutes 18 seconds East, 676.50 feet: thence run South 00 degrees 05 minutes 54 seconds West, 4.77 feet; thence run South 04 degrees 27 minutes 43 seconds West, 360.16 feet; thence run South 10 degrees 20 minutes 55 seconds East, 270.23 feet to the South line of said Section 26; thence run North 89 degrees 54 minutes 06 seconds West along the South line of said Section 26, a distance of 673.62 feet to the Point of Beginning.

Capital Place - 700 Black Lake Blvd. SW, Olympia, WA 98502

Parcel A of Boundary Line Adjustment No. BLA-SS5520, as recorded May 26, 1988 under Recording No. 8805260031, records of Thurston County, Washington.

Cedar Woods - 80 Cedar St., Branford, CT 06405

Beginning at a point in the southerly street line of Cedar Street 311.43 feet southeasterly of North Main Street; Thence along said street line South 28° 02' 34" East, 28.37 feet to a point; Thence again along said southerly street line of Cedar Street South 20° 57' 28" East, 203.57 feet to a point of curvature; Thence southerly along the arc of circle concave East, having a radius of 690.81 feet, an arc length of 223.18 feet to the point of tangency; Thence again along said street line South 42° 53' 22" East 36.92 feet to other land now or formerly of LZ Group LLC; Thence along a line South 47° 07' 37" West, 200.31 feet to land now or formerly of Saint Mary’s Church;

Thence along land of Saint Mary’s Church North 47° 02' 48" West, 16.43 feet to a point; Thence again along land now or formerly of Saint Mary’s Church South 42° 57' 12" West, 147.43 feet to a point; Thence along a line North 30° 23' 18" West, 97.77 feet to a point; Thence along land now or formerly of Phillip J Finger, the following courses:

Ex. D-1

South 67° 33' 02" West, 60.64 feet; South 48° 14' 40" West, 10.64 feet; North 80° 00' 04" West, 84.34 feet; South 67° 32' 18" West, 88.59 feet; Thence along land now or formerly of Iris Kuerbitx and James Stenger, and along a stone wall, the following courses:

South 73° 34' 38" West, 58.91 feet; South 66° 30' 39" West, 66.46 feet; South 60° 00' 00" West, 33.00 feet; South 42° 00' 00" West, 25.00 feet; South 51° 29' 24" West, 48.24 feet to the end of the stone wall; South 57° 32' 22" West, 35.10 feet to a point; Thence along a line North 42° 23' 11" West, 171.74 feet to an iron pipe; Thence along a line North 43° 45' 16" West, 27.52 feet to a point; Thence along a line North 47° 48' 42" East, 901.88 feet to the point or place of beginning.

Together with an easement for drainage as may exist; ten (10) feet in width to North Main Street as described in a deed from Elizabeth Ann Trapasso to Warren M. Newton, Jr. dated and recorded on June 4, 1986 in Volume 397 at Page 628 of the Branford Land Records as amended by a deed dated May 17, 1988 and recorded in Volume 451 at Page 789 of the Branford Land Records.

Chateau, The - 5701 Virginia Pkwy., McKinney, TX 75071

Tract I:

Lot 5R, in Block A, of Joplin Acres, an addition to the City of McKinney, Collin County, Texas, according to the Map or Plat thereof recorded in/under Volume Q, Page 336, Map/Plat Records, Collin County, Texas, and also being described as follows:

DESCRIPTION of a 10.368 acre tract of land situated in the JM McReynolds Survey, Abstract No. 578, Collin County, Texas; said tract being part of Lot 5, Block A, Joplin Acres, an addition to the City of McKinney, Collin County, Texas, according to the plat thereof recorded in Volume L, Page 121, Plat Records, Collin County, Texas; said 10.368 acre tract being more particularly described as follows:

COMMENCING at the Northwest corner of Lot 1 of said Block A on the South right-of-way line of said Virginia Parkway (a 120 foot wide right-of-way), said point being the Northeast corner of a tract of land described by Deed to Trinity United Presbyterian Church recorded in Volume 3417, Page 441, Real Property Records, Collin County, Texas;

THENCE South 89 degrees 56 minutes 28 seconds East, along the south right-of-way line of said Virginia Parkway, a distance of 200.43 feet to the POINT OF BEGINNING; said point being the most Northerly Northeast corner of said Lot 1;

THENCE South 89 degrees 56 minutes 28 seconds East, continuing along said South right-of-way line, a distance of 120.00 feet to a point for corner; said point being the most Northerly Northwest corner of Lot 2 of said Block A;

THENCE South 45 degrees 03 minutes 32 seconds West, along the West line of said Lot 2, a distance of 42.43 feet to a point for corner; said point being the most Westerly Northwest corner of said Lot 2;

THENCE South 00 degrees 03 minute 32 seconds West, along a West line of said Lot 2, a distance of 270.00 feet to a point for corner; said point being the Southwest corner of said Lot 2;

Ex. C-2

THENCE South 89 degrees 56 minutes 28 seconds East, along the South line of said Lot 2, passing at a distance of 220.00 feet, a chain link fence post at the Southeast corner of said Lot 2 and the Southwest corner of Lot 3 of said Block A, continuing along the South line of said Lot 3, a total distance of 387.04 feet to a point for corner; said point being the Southeast corner of said Lot 3 and an angle point in the West line of Lot 4 of said Block A;

THENCE South 42 degrees 02 minutes 40 seconds East, along the Southwest line of said Lot 4, a distance of 138.61 feet to a point in a creek for corner; said point being on the Northwest line of Stone Brooke Crossing, Phase I, an addition to the City of McKinney, Collin County, Texas, according to the plat thereof recorded in Volume K, Page 21, of said plat records;

THENCE, along the meanders of said creek and the said Northwest line of Stone Brooke Crossing, Phase I, the following eight (8) calls:

South 64 degrees 48 minutes 00 seconds West, a distance of 49.74 feet to a point in a creek for corner; South 36 degrees 28 minutes 50 seconds West, a distance of 109.47 feet to a point in a creek for corner; South 46 degrees 41 minutes 56 seconds West, a distance of 68.03 feet to a point in a creek for corner; South 30 degrees 45 minutes 13 seconds West, a distance of 52.03 feet to a point in a creek for corner; South 15 degrees 28 minutes 28 seconds East, a distance of 44.20 feet to a point in a creek for corner; South 03 degrees 25 minutes 55 seconds West, a distance of 103.79 feet to a point in a creek for corner; South 14 degrees 36 minutes 48 seconds West, a distance of 65.61 feet to a point in a creek for corner;

South 17 degrees 14 minutes 31 seconds West, a distance of 116.67 feet to a 1/2-inch iron rod with “Pacheco Koch” cap found for corner;

THENCE South 89 degrees 50 minutes 57 seconds West, departing said creek along a North line of said Stone Brooke Crossing, Phase I, a distance of 251.07 feet to a 1/2-inch iron rod with yellow cap found for corner; said point being the most Westerly Northwest corner of said Stone Brooke Crossing, Phase I and the most Easterly Northeast corner of Lot 1, Block 1, MISD Middle School at East Ridge Road, an addition to the City of McKinney, Collin County, Texas, according to the plat thereof recorded in Volume I, Page 264, of said plat records;

THENCE South 89 degrees 47 minutes 19 seconds West, along the North line of said Lot 1, Block 1, a distance of 378.11 feet to a 1/2-inch iron rod with “Pacheco Koch: cap set for corner;

THENCE North 00 degrees 12 minutes 41 seconds West, departing the North line of said Lot 1, Block 1, a distance of 399.34 feet to 1/2-inch iron rod with “Pacheco Koch” cap set for corner in the South line of a tract of land described in a Deed to Trinity United Presbyterian Church, recorded in County Clerk’s No. 96-0110539, Real Property Records, Collin County, Texas;

THENCE South 89 degrees 56 minutes 07 seconds East, along the South line of said second referenced Trinity United Presbyterian Church tract, a distance of 78.00 feet to a 1/2-inch iron rod with illegible cap corner; said point being the Southeast corner of said Trinity United Presbyterian Church tract;

THENCE North 01 degrees 33 minutes 48 seconds East, along the East line of said Trinity United Presbyterian Church tract, a distance of 228.21 feet to a 1/2-inch iron rod with “Pacheco Koch” cap set for corner; said point being the Southwest corner of said Lot 1, Block A;

Ex. C-3

THENCE South 89 degrees 56 minutes 28 seconds East, along the South line of said Lot 1, Block A, a distance of 238.51 feet to 1/2-inch iron rod with illegible cap found for corner; said point being the Southwest corner of said Lot 1, Block A;

THENCE North 00 degrees 03 minutes 32 seconds East, along the East line of said Lot 1, Block A, a distance of 270.00 feet to a 1/2-inch iron rod with illegible cap found for corner; said point being most Easterly Northeast corner of said Lot 1, Block A;

THENCE North 44 degrees 56 minutes 28 seconds West, along the East line of said Lot 1, Block A, a distance of 42.43 feet to the POINT OF BEGINNING;

CONTAINING 451,616 square feet or 10.368 acres of land, more or less.

Tract II: Easement Estate as created and defined in Easement Declaration executed by Joplin Partners, Ltd., dated 8/3/1999, filed 8/10/1999, recorded in Volume 4476, Page 2429, Real Property Records, Collin County, Texas.

Tract III: Easement Estate as created and defined by that certain Mutual and Reciprocal Cross-Access Easement Agreement, by and between Joplin Partners, Ltd. and Trinity United Presbyterian Church, dated 3/28/2005, filed 3/30/2005, recorded in Volume 5886, Page 761, Real Property Records, Collin County, Texas.

Colonial Village - 2910 North Eastman Rd., Longview, TX 75605

All that certain lot or parcel of land being Lot 1, Block 1, of the Colonial Village, to the City of Longview, Gregg County, Texas, according to the map or plat of said Addition, as the same appears of record under Clerk’s File No. 200822834, of the official Records of Gregg County, Texas, being more particularly described as follows:

Commencing at a 3/4” Iron Rod found at the intersection of the north right-of-way projected of Hollybrook Drive with the east right-of-way projected of N. Eastman Road, said point being the original southwest corner of Lot 2, Block 1 of the Colonial Village, to the City of Longview, Gregg County, Texas, according to the aforementioned map or plat of said Addition; thence along said east right-of-way, North 12°45’53” West 162.62 feet to a 5/8” rebar with cap “MILLMAN 3303420723” set, thence North 22°13’09” West 98.83 feet to a found concrete monument; thence North 25°20’52” West 45.61 feet to a 5/8” rebar with cap “MILLMAN 3303420723” set for the Point of Beginning;

Ex. C-4

Thence, continuing along the east right-of-way of N. Eastman Road, North 25°20’52” West 350.24 feet to a found concrete monument; thence North 19°28’38” West 120.66 feet to a 1/2” Iron Rod found at the intersection of said east right-of-way with the southeast line of lands now or formerly of Emeritol Eastman Estates LLC, as recorded in Clerk’s File No. 200822873; thence along said southeast line, North 70°40’45” East 474.19 feet to a 5/8” rebar with cap “MILLMAN 3303420723” set on the west line of lands now or formerly of Alpine Church of Christ, as recorded in Clerk’s File No. 199810221; thence along said west line, South 03°06’52” East 577.92 feet to a 3/4” Iron Rod found on the north line of lands now or formerly of Colonial Village LV Property Ltd., as recorded in Clerk’s File No. 200728878, said point being the northeast corner of Lot 2, Block 1 of the Colonial Village, to the City of Longview, Gregg County, Texas, according to the aforementioned map or plat of said Addition; thence along said north line, South 86°57’51” West 30.06 feet to a 5/8” rebar with cap “MILLMAN 3303420723” set; thence South 88°07’04” West 258.83 feet to the Point of Beginning, containing 4.5199 Acres (196,889 Square Feet) of land, more or less.

All that certain lot or parcel of land being Lot 2, Block 1, of the Colonial Village, to the City of Longview, Gregg County, Texas, according to the map or plat of said Addition, as the same appears of record under Clerk’s File No. 200822834, of the official Records of Gregg County, Texas. Save and except that portion taken for road right-of-way purposes, as described in Clerk’s File No. 200728878. All being more particularly described as follows:

Commencing at a 3/4” Iron Rod found at the intersection of the north right-of-way projected of Hollybrook Drive with the east right-of-way projected of N. Eastman Rood, said point being the original southwest corner of Lot 2, Block 1 of the Colonial Village, to the City of Longview, Gregg County, Texas, according to the aforementioned map or plat of said Addition; thence along said east right-of-way. North 12°45’53” West 20.00 feet to a 5/8” rebar with cap “MILLMAN 3303420723” set for the Point of Beginning;

Thence, continuing along the east right-of-way of N. Eastman Road, North 12°45’53” West 142.62 feet to a 5/8” rebar with cap “MILLMAN 3303420723” set, thence North 22°13’09” West 98.83 feet to a found concrete monument; thence North 25°20’52” West 45.61 feet to a 5/8” rebar with cap “MILLMAN 3303420723” set on the south line of lands now or formerly of Colonial Village LV Property Ltd., as recorded in Clerk’s File No. 200210172, said point being the southwest corner of Lot 1, Block 1 of the Colonial Village, to the City of Longview, Gregg County, Texas, according to the aforementioned map or plat of said Addition; thence along said south line North 88°07’04” E 258.83 feet to a 5/8” rebar with cap “MILLMAN 3303420723” set; thence North 86°57’51” East 30.06 feet to a 3/4” Iron Rod found on the west line of lands now or formerly of Alpine Church of Christ, as recorded in Clerk’s File No. 199810221; thence South 03°12’59” East 295.15 feet to a 3/4” Iron Rod found on the north right-of-way of Hollybrook Drive; thence along said north right-of-way South 86°56’43” West 29.95 feet to a 5/8” rebar with cap “MILLMAN 3303420723” set; thence South 88°23’29” West 142.60 feet to a 5/8” rebar with cap “MILLMAN 3303420723” set; thence North 67°30’38” West 48.06 feet to the Point of Beginning, and containing 1.6351 Acres (71,226 Square Feet) of land, more or less.

Ex. C-5

Creekside Terrace - 3895 Old Vineyard Rd., Winston-Salem, NC 27104

BEING located in County of Forsyth, State of North Carolina and more particularly described as:

BEGINNING at a stake on the Northern side of Old Vineyard Road, said stake being the southwest corner of the property of Carlos T. Cooper, Jr. and Charlotte Cooper (Book 1489, Page 1055, Forsyth County Registry), said beginning stake also being located by commencing at NCGS monument Vineyard which has NAD 83 coordinates North-849,617.211, East-1,611,079.688 and running from that monument North 88° 59’ 40” West, NC NAD 87 Grid Meridian, 1,445.97 feet (Grid) and 1,446.06 (Ground), (Average Combined Factor is 0.9999386607) to the point and place of BEGINNING, this beginning being further defined as having NAD coordinates North-849,646,372, East-1,609,634.012, thence from the BEGINNING stake so located, South 10° 14’ 20” East 2.66 feet to a new iron pipe in the northern right-of-way of Old Vineyard Road; thence with the northern right-of-way of Old Vineyard Road with a curve to the left having a radius of 939.47 feet an arc length of 383.71 feet (chord bearing South 89° 16’ 21” West, chord length 381.05 feet) to a new iron pipe, said point being a Southeast corner of Blanche Krenach (Book 1346, Page 1356, Forsyth County Registry); thence with the eastern line of Blanche Krenach North 00° 01’ 37” East 580.40 feet to an existing axle, said point being a Southwest corner of Glenda Farrington and Douglas R. Earls (Book 1967, Page 3516, Forsyth County Registry); thence with the Southern line of Farrington and Earls South 88° 40’ 54” East 199.46 feet to an existing iron pipe, said point being a Southeast corner of Farrington and Earls; thence with the Eastern line of Farrington and Earls North 00° 20’ 40” East 120.07 feet to an existing iron pipe, said point being a Northeast corner of Farrington and Earls, said point also being in the Southern line of Lot 40 of the Lindbergh Place Subdivision as recorded in Plat Book 16 at Page 142, Forsyth County Registry; thence with the Southern line of said Lot 40 North 88° 39’ 05” East 100.09 feet to an existing iron pipe, said point being the Southeast corner of said Lot 40, and said point being also a Southwest corner of the Southwest right-of-way of Lindbergh Street; thence with the Southern right-of-way of Lindbergh Street South 89° 32’ 13” East 59.89 feet to an existing axle, said point being a southeast right-of-way of Lindbergh Street, said point also being a Southwest corner of Lot 41 as shown on the Lindbergh Place Subdivision plat referred to above; thence with the southern line of Lot 41 and also Lot 42 of said plat South 89° 06’ 25” East 101.82 feet to an existing iron pipe, said point being a Northwest corner of Crescent Real Estate Fund (Book 1952, Page 304, Forsyth County Registry; thence with the Western line of Crescent Real Estate Fund South 00° 05’ 25” East 481.06 feet to an existing iron pipe, being the Northeast corner of Cooper; thence with the Northern line of Cooper South 71° 00’ 01” West 119.37 feet to a new iron pipe, said point being a Northwest corner of Cooper; thence with the Western line of Cooper South 10° 14’ 20” East 171.51 feet to the point and place of beginning, containing 283,431 square feet (6.507 acres) more or less, and being all of that property shown on a survey entitled “Survey for Winston Salem Retirement Residence,” dated February 3, 2000, and drawn by Jon Eric Davis, Professional Land Surveyor, of Davis-Martin-Powell & Associates, Inc., to which survey reference is hereby expressly made for a more particular description of same.

There are hereby excepted from the above-described property three appurtenant easements for the benefit of the property currently owned by Glenda Farrington and Douglas R. Earls (Book 1967, Page 3516, Forsyth County Registry):

Easement Parcel 1: A 20 foot wide easement across the property of grantor for utility service access and for ingress, egress and regress access between the Farrington and Earls property and Lindbergh Street, said easement Parcel 1 being described with particularity as follows: Beginning at a point in the Western right-of-way of Lindbergh Street, said point also being the Southeast corner of Lot 40 of the Lindbergh Place Subdivision, Plat Book 16 at Page 142, Forsyth County Registry; thence with the Southern line of Lindbergh Street South 89° 32’ 13” East 20.53 feet to a point; thence South 00° 27’ 47” West 19.36 feet to a point; thence South 88° 39’ 05” West 120.58 feet to a point in the Eastern line of the Farrington and Earls property; thence with the Eastern line of the Farrington and Earls property North 00° 20’ 41” East 20.01 feet to a point, said point being in the Southern line of said Lot 40, Lindbergh Place; thence with the Southern line of said Lot 40 North 88° 39’ 05” East 100.09 feet to the point and place of beginning, said Easement Parcel 1 containing 2,405 square feet (0.055 acres), more or less.

Encroachment Easement Parcel 2: a rectangular parcel adjoining the South line of Farrington and Earls property, containing an existing asphalt driveway area which would otherwise be an encroachment onto the property of grantor, but which the parties wish to allow the owners of the Farrington and Earls Property to continue to use and maintain for a driveway/parking area, said Encroachment Easement Parcel 2 being described with particularity as follows: Beginning at a point in the Southern line of the Farrington and Earls property, which said beginning point is located North 88° 40’ 54”

Ex. C-6

West 45.70 feet from the Southeastern corner of the Farrington and Earls property; thence from said beginning point so located South 01° 19’ 06” West 13.50 feet to a point; thence North 88° 40’ 54” West 56.48 feet to a point, thence North 01° 19’ 06” East 13.5 feet to a point in the Southern line of Farrington and Earls; thence with the Southern line of Farrington and Earls South 88° 40’ 54” East 56.48 feet to the point and place of beginning, said Encroachment Easement Parcel 2 containing 762 square feet (0.002 acres), more or less.

Additional Easement Parcel 3: Beginning at the existing Southeastern corner of the Farrington and Earls property (Book 1967, Page 3516, Forsyth County Registry), and running with the Eastern line of the Farrington and Earls property North 00° 20’ 40” East 120.07 feet to a stake, the Northeastern corner of the Farrington and Earls property in the Southern Line of Lot 40, Lindbergh Place Subdivision (Plat Book 16, Page 142, Forsyth County Registry); thence With the Southern line of said Lot 40 North 88° 39’ 05” East 80.08 feet to a new corner; thence with two new lines South 00° 16’ 11” West 40.00 feet to a new corner and South 44° 31’ 17” West 114.94 feet to the existing Southeastern corner of the Farrington and Earls property, the point and place of beginning, containing 6,409 square feet (0.147) acres, more or less, and being a small area cut from the Northwestern portion of that acreage conveyed to grantor by deed recorded in Book 2127 at Page 4478, Forsyth County Registry.

This additional Easement Parcel 3 was created by separate declaration recorded in Book 2131 at Page 337, Forsyth County Registry. Grantee herein assumes and agrees to carry out all obligations of grantor under said declaration.

The above described property was conveyed to grantor by deed recorded in Book 2127 at Page 4478, Forsyth County Registry, and is currently shown on Forsyth County Tax Records as the following three tracts: Pin Number 6805-90-5003, Map Block 3501-Parcel 67D, Pin Number 6804-99-4648, Map Block 3901-Parcel 67E, and Pin Number 6804-99-5781, Map Block 3901-Parcel 67G.

Desert Rose - 1545 S 14th Ave., Yuma, AZ 85364

Parcel No. 1:

Parcel No. 2-A, YUMA RETIREMENT RESIDENCE LOT SPLIT, according to the plat of record in the office of the County Recorder, Yuma County, Arizona, recorded in Book 14 of Plats, page 12.

Parcel No. 1A:

An Easement for water pipeline and appurtenant facilities over the East 10 feet of Parcel 2-B, YUMA RETIREMENT RESIDENCE LOT SPLIT, according to the plat of record in the office of the County Recorder, Yuma County, Arizona, recorded in Book 14 of Plats, page 12, as set forth in instrument recorded in Docket 2085, page 148 and in Fee No. 1997-12639, records of Yuma County, Arizona.

Parcel No. 1B:

An Easement for water pipeline and appurtenant facilities over the South 20 feet of the West 20 feet of Parcel No. 3, 16TH STREET PROPERTIES PARCEL MAP, according to the plat of record in the office of the County Recorder, Yuma County, Arizona, recorded in Book 9 of Plats, page 94, as set forth in instrument recorded in Docket 2085, page 150 and in Fee No. 1997-12639, records of Yuma County, Arizona.

Garden Village - 8550 N Granby Ave., Kansas City, MO 64154

TRACT I:

All of Lot 1, GARDEN VILLAGE, a subdivision of land in Kansas City, Platte County, Missouri.

Ex. C-7

Together with a private roadway, utility and water easement as established by the Plat of COSADA VILLA, a subdivision in Kansas City, Platte county, Missouri as recorded in Book 17 at Page 14 in the Recorder’s Office of Platte County, Missouri.

TRACT II:

All of Lot 3, COSADA VILLA, a subdivision of land in Kansas City, Platte County, Missouri.

Gardens at Wakefield Plantation, The - 12800 Spruce Tree Way, Raleigh, NC 27614

BEING located in County of Wake, State of North Carolina and more, particularly described as:

BEING all of New Tract 69, containing 209,120 square feet, or 4.80 acres, as shown on a map entitled “Wakefield Commercial-Wakefield Crossing-Phase 2 Tract 2-Map 3 Subdivision and Easement Dedication Plat” dated 6-1-01, prepared by the John R. McAdams Company, Inc. and recorded on page 1844 in Book of Maps 2001, Page 1643-1844, Wake County Registry (the “Recorded Plat”)

TOGETHER WITH AND SUBJECT TO the perpetual, non-exclusive rights of ingress, egress and regress for pedestrian and vehicular access over, across and through the following private easements: (l) that sixty (60) foot wide cross access, easement labeled “existing private cross access easement-PB. 2000, pg. 1056-1058, “new private cross access, private drainage, private utility easement hereby created” and “existing private cross access, private drainage, private utility easement-PB.2000, pg. 1681 PB.2000, pg. 1056-1057” as shown on the Recorded Plat; (2) that forty two (42) foot wide area labeled “42 foot cross access easement hereby created” as shown on a map recorded in Book of Maps 2000, Pages 1056-1058, Wake-County Registry; (3) that thirty (30) foot wide area labeled “New 30.00 feet Cross Access, Private Utility and Private Drainage Easement hereby created” and “existing thirty (30) foot Cross Access Easement BOM 2000, PGS 1056-1058” as shown on a map recorded in Book of Maps 2000, Pages 1680-1882, Wake County Registry; (4) that Declaration of Cross Private Access Easement recorded in Book 8881, Page 260, and Declaration of Private Access Easement recorded in Book 9132, Page 1209; and Declaration of Private Access Easement recorded in Book 9074, Page 1355; (5) those Declarations of Cross Access Easements recorded in Book 8619, Page 2202, and re-recorded in Book 9022, Page 138, Book 8699, Page 1415, and re-recorded in Book 9022, Page 146; and (6) that Declaration of Private Access Easement recorded in Book 9262, Page 133, all recorded in the Wake County Registry.

BEING the same property as described as:

BEING that certain parcel of land located In Wake County, North Carolina, containing 4 8 acres and being more fully described as follows:

Beginning at existing Iron pipe along the southern Right-of-Way of Spruce Tree Way (a 80’ public R/W), iron also marking the northwest corner of Tract 70 (BM 2001, PG 48); thence with the southern Right-of-Way of Spruce Tree Way (a 80’ public Right-of-Way), along a curve to the right with a radius of 545.00 feet, an arc length of 2.47 feet, and a chord bearing and distance of North 28°00’00” East, 2.47 feet to a calculated point; thence North 28°07’49’ East a distance of 437.13 feet to an exciting PK nail marking the southwestern corner of Tract 64 (BM 2000, PG 1681); thence with the western line a Tract 64, South 65°52’13” East a distance of 324.46 feet to an existing PK nail marking the southwestern corner of lands owned by now or formerly Wakefield Crossing Professional Center Condo (DB 9410, PG 1022); thence South 61°52’13” East a distance of 7.18 feet to an existing PK nail; thence, along a tangent curve to the right with a radius of 300.00 feet an arc length of 136.42 feet, and a chord bearing and distance of South 48°50’00” East, 135.35 feet to an existing PK nail; thence South 35°47’47’ East a distance of 65.44 feet to an existing PK nail marking the northeast corner of Tract 67 (BM 2001, PG 1843): thence with the northern line of Tract 67 South 54°15’25” West a distance of 228.09 feet to an existing PK nail along the eastern Right-of-Way of Green Spruce Lana (a 50’ public R/W): thence with the R/W of Green Spruce Lane (a 50’ public R/W). North 35°44’35” West a distance of 26.00 feet to an existing iron pipe; thence South 54°15’25’’ West a distance of 120.00 feet to an existing iron pipe; thence South 35°44’35” East a distance of 25.00 feet to an existing PK nail on the northern line of lands owned by now or formerly State Employee Credit Union (BM 2001, PG 1843): thence South 51°15’25” West a distance of 124.46 feet to a calculated point; thence South 54°15’25” West a distance of 98.91 feet to an existing PK nail marking the southeast corner of aforementioned Tract 70: thence with the eastern line of Tract 70. North 35°44’35” West a distance of 300.44 feet to the point of BEGINNING, containing 209.126 square feet or 4.80 acres of land, more or less.

For informational purposes: Tax pin #1729986327

Ex. C-8

Harrison Regent - 4481 Harrison Blvd., Ogden, UT 84403

The land referred to herein is situated in the County of Weber, State of Utah, and is described as follows:

Part of the Southeast Quarter of Section 9, Township 5 North, Range 1 West, Salt Lake Base and Meridian: Beginning at a point which is North 00°29’44” East 2945.63 feet, North 89°02’ West 43.02 feet and South 00°58’ West 1032.46 feet from the Southeast corner of said Section 9; running thence North 89°02’ West 380.5 feet; thence North 04°35’16” West 224.05 feet; thence South 89°02’ East 402.19 feet; thence South 00°58’ West 220 feet, more or less, to the point of beginning.

Heritage Village - 2105 S Cynthia St., McAllen, TX 78503

A 7.061 acre tract of land, more or less, being an 8.162 acre tract of land out of Lots Two (2) and Five (5), Block Fifteen (15), Steele & Pershing Subdivision, Hidalgo County, Texas, as per map or plat thereof recorded in Volume 8, Page 115, Deed Records, Hidalgo County, Texas, Save and Except a 1.101 acre tract of land, said 8.162 acres of land being more particularly described by metes and bounds as follows:

BEGINNING at an iron pin 10.0 feet East of the East right-of-way line of Cynthia Avenue, in the City of McAllen, for the Northwest corner of said tract, said point being South 81 degrees 17 minutes 50 seconds East, 10.0 feet and North 08 degrees 42 minutes 10 seconds East, 150.0 feet from the common West corner between said Lots 2 and 5;

Ex. C-9

THENCE, parallel to the South line of said Lot 2, South 81 degrees 17 minutes 50 seconds East, 690.0 feet to an iron pin, for the Northeast corner hereof;

THENCE, parallel to the West line of Lots 2 and 5, South 08 degrees 42 minutes 10 seconds West, at 150.00 feet pass the division line between Lots 2 and 5 and a total distance of 565.0 feet to an iron pin, for the Southeast corner hereof;

THENCE, parallel to the North line of Lot 5, North 81 degrees 17 minutes 50 seconds West, 620.0 feet to an iron pin 80.0 feet East of the West line of Lot 5, for the Southwest corner hereof;

THENCE, parallel with and 80.0 feet East of the West line of Lots 5 and 2, North 08 degrees 42 minutes 10 seconds East, 415.0 feet to the division line between Lots 5 and 2 for an interior corner;

THENCE, North 16 degrees 18 minutes 51 seconds West, a distance of 165.53 feet to the PLACE OF BEGINNING, containing 8.162 acres (355,550 square feet) of land, more or less.

Said property above described now known as Lot One (1), Camelot Retirement Community, an addition to the City of McAllen, Hidalgo County, Texas, as per map or plat thereof recorded in Volume 27, Page 78A, Map Records, Hidalgo County, Texas.

SAVE AND EXCEPT a tract of land contained within the described 8.162 acres, said tract containing 1.101 acres, more or less, and described by metes and bounds as follows:

BEGINNING at a set 1/2 inch iron rod for the Northwest corner of the following described tract of land, said point being South 81 degrees 17 minutes 50 seconds East, 255.0 feet and North 08 degrees 42 minutes 10 seconds East, 102.0 feet from the common West corner between said Lots 2 and 5;

THENCE, parallel to the South line of Lot 2, South 81 degrees 17 minutes 50 seconds East, 410.0 feet to a set 1/2 inch iron rod for the Northeast corner hereof;

THENCE, parallel to the East line of Lots 2 and 5, South 08 degrees 42 minutes 10 seconds West, at 102.0 feet pass the division line between Lots 2 and 5 and a total distance of 117.0 feet to set 1/2 inch iron rod, for the Southeast corner hereof;

THENCE, parallel to the North line of Lot 5, North 81 degrees 17 minutes 50 seconds West, 410.0 feet to a set 1/2 inch iron rod, for the Southwest corner hereof;

THENCE, parallel to the West line of Lots 5 and 2, North 08 degrees 42 minutes 10 seconds East, at 15.0 feet pass the division line between Lots 5 and 2, and a total distance of 117.0 feet to the PLACE OF BEGINNING.

Holiday at the Atrium - 2 Tryon Ave., Glenville, NY 12302

LOT I PARCEL I:

All that certain tract, piece or parcel of land situate in the Town of Glenville, County of Schenectady, State of New York, lying Southwest of Tryon Avenue, and being more particularly bounded and described as follows:

BEGINNING at the point of intersection of the common division line between the lands now or formerly of Peter Polsinelli as described in Book 831 of Deeds at Page 598 on the Southeast and the lands now or formerly of Americo, Maria and Augustine Cerone as described in Book 1060 of Deeds at Page 828 and lands now or formerly of Stanley Zejewski as described in Book 725 of Deeds at Page 329 on the Northwest with the Southwesterly street boundary of Tryon Avenue and runs thence from said point of beginning along said Southwesterly street boundary South 40 deg. 46 min. 06 sec. East 308.05 feet to its point of intersection with the Westerly highway boundary of Freemans Bridge Road (S.H. No. 1172);

THENCE along said Westerly highway boundary South 07 deg. 32 min. 42 sec. East 61.40 feet to its point of intersection with the division line between the said lands now or formerly of Peter Polsinelli on the Northwest and the lands now or formerly of Niagara Mohawk Power Corporation as described in Book 797 of Deeds at Page 341 on the Southeast;

Ex. C-10

THENCE along said division line South 31 deg. 01 min. 50 sec. West 336.95 feet to a point; thence through the said lands now or formerly of Peter Polsinelli the following three (3) courses: 1) North 50 deg. 46 min. 26 sec. West 350.54 feet to a point; 2) North 33 deg. 46 min. 43 sec. East 59.15 feet to a point; and 3) North 51 deg. 44 min. 54 sec. West 44.34 feet to a point on the division line between the said lands now or formerly of Peter Polsinelli on the Southeast and other lands now or formerly of Peter Polsinelli as described in Book 869 of Deeds at Page 351 on the Northwest;

THENCE along said division line North 38 deg. 15 min. 06 sec. East 187.65 feet to its point of intersection with the division line between the said lands now or formerly of Peter Polsinelli as described in Book 831 of Deeds at Page 598 on the Southwest and the said lands now or formerly of Stanley Zejewski on the Northeast; thence along said division line South 31 deg. 08 min. 55 sec. East 11.02 feet to its point of intersection with the above first mentioned common division line;

THENCE along said above first mentioned common division line North 38 deg. 21 min. 21 sec. East 187.05 feet to the point or place of beginning.

Lot I Parcel II:

TOGETHER with all that certain tract, piece or parcel of land situate in the Town of Glenville, County of Schenectady, State of New York, lying West of Freemans Bridge Road (S.H. No. 1172), and being more particularly bounded and described as follows:

COMMENCING at the point of intersection of the common division line between the lands now or formerly of Peter Polsinelli as described in Book 831 of Deeds at Page 598 on the Southeast and the lands now or formerly of Americo, Maria and Augustine Cerone as described in Book 1060 of Deeds at Page 828 and lands now or formerly of Stanley Zejewski as described in Book 725 of Deeds at Page 329 on the Northwest with the Southwesterly street boundary of Tryon Avenue and runs thence from said point of commencement along said Southwesterly street boundary South 40 deg. 46 min. 06 sec. East 308.05 feet to its point of intersection with the Westerly highway boundary of Freemans Bridge Road (S.H. No. 1172); thence along said Westerly highway boundary South 07 deg. 32 min. 42 sec. East 291.07 feet to its point of intersection with the Northwesterly highway boundary of Freemans Bridge Road (S.H. No. 1172);

THENCE along said Northwesterly highway boundary South 37 deg. 01 min. 35 sec. West 141.31 feet to its point of intersection with the Southwesterly highway boundary of Freemans Bridge Road (S.H. No. 1172);

THENCE along said Southwesterly highway boundary South 31 deg. 19 min. 56 sec. East 24.33 feet to its point of intersection with the division line between the said lands of Peter Polsinelli on the Southeast and the lands now or formerly of Niagara Mohawk Power Corporation as described in Book 797 of Deeds at Page 341 on the Northwest;

THENCE along said division line South 31 deg. 01 min. 50 sec. West 70.00 feet to the point or place of beginning of the herein described parcel and runs thence from said point of beginning through the said lands of Peter Polsinelli the following three (3) courses: 1) South 33 deg. 57 min. 10 sec. West 165.53 feet to a point; 2) South 31 deg. 01 min. 50 sec. West 631.29 feet to a point; and 3) North 58 deg. 58 min. 10 sec. West 100.00 feet to a point on the division line between the said lands of Peter Polsinelli on the Southeast and the said lands of Niagara Mohawk Power Corporation on the Northwest;

Ex. C-11

THENCE along said division line North 31 deg. 01 min. 50 sec. East 124.68 feet to its point of intersection with the division line between the said lands of Peter Polsinelli on the Northeast and the said lands of Niagara Mohawk Power Corporation on the Southwest;

THENCE along said division line North 58 deg. 58 min. 10 sec. West 50.00 feet to its point of intersection with the division line between the said lands of Peter Polsinelli on the Southeast and the said lands of Niagara Mohawk Power Corporation on the Northwest;

THENCE along said division line North 31 deg. 01 min. 50 sec. East 576.61 feet to the point or place of beginning.

Tryon Avenue Easement:

SUBJECT TO AND TOGETHER with the easement for ingress and egress over the existing roadway, as well as for the repair and maintenance of said roadway granted to Heritage Arms, LLC (“HALLC”), its successors or assigns in a deed dated April 22, 2011, and the existing utilities that are located on the following described portion of the premises hereby being conveyed; also reserving to the Grantor, its’ successors or assigns, an easement for ingress and egress over said roadway for the purpose of providing ingress and egress to and from, the remaining lands of the Grantor and to and from the proposed easement across the lands now or formerly of Niagara Mohawk, as shown on a certain subdivision map entitled “Map of Lands Now or Formerly- of Peter Polsinelli”, prepared by C.T. Male Associates, PC, dated December 5, 2002 and approved by the Town of Glenville Planning and Zoning Committee on December 9, 2002, and filed in the office of the Schenectady County Clerk on December 10, 2002 [Document No-2002-87, Instrument No. 200250552],

ALL THAT CERTAIN TRACT, PIECE OR PARCEL of land situate, lying and being in the Town of Glenville, County of Schenectady, State of New York, lying Northwesterly of Tryon Avenue, and being more particularly bounded and described as follows:

BEGINNING at the point of intersection of the common division line between the lands now or formerly of Peter Polsinelli as described in Book 831 of Deeds at Page 598 on the Southeast and the lands now or formerly of Americo, Maria and Augustine Cerone as described in Book 1060 of Deeds at Page 828 and lands now or formerly of Stanley Zejewski as described in Book 725 of Deeds at Page 329 on the Northwest with the Southwesterly road boundary of Tryon Avenue and runs thence from said point of beginning along said Southwesterly road boundary South 40 deg. 46 min. 06 sec. East 140.00 feet to a point;

THENCE through the said lands now or formerly of Peter Polsinelli the following five (5) courses: 1) South 79 deg. 06 min. 28 sec. West 105.86 feet to a point; 2) South 33 deg. 46 min. 43 sec. West 325.00 feet to a point; 3) North 50 deg. 46 min 26 sec. West 55.25 feet to a point; 4) North 33 deg. 46 min. 43 sec. East 59.15 feet to a point; and 5) North 51 deg. 44 min. 54 sec. West 44.34 feet to a point on the division line between the said lands now or formerly of Peter Polsinelli as described in Book 831 of Deeds at Page 598 on the Southeast and other lands now or formerly of Peter Polsinelli as described in Book 869 of Deeds at Page 351 on the Northwest;

Ex. C-12

THENCE along said division line North 38 deg. 15 min 06 sec. East 187.65 feet to its point of intersection with the division line between the said lands now or formerly of Polsinelli as described in Book 831 of Deeds at Page 598 on the Southwest and the said lands now or formerly of Stanley Zejewski on the Northeast;

THENCE along said division line South 31 deg. 08 min. 55 sec. East 11.02 feet to its point of intersection with the above first mentioned common division line;

THENCE along said above first mentioned common division line North 38 deg. 21 min. 21 sec. East 187.05 feet to the point or place of beginning

Parking Lot Access Easement:

EXCEPTING AND RESERVING to the Grantor, its’ successors and assigns, an easement and right of way for the purposes of ingress and egress, to be used in common together with the Grantee, HALLC and their respective successors and assigns, over a portion of the lands hereby being conveyed and over a portion of the lands comprising the easement previously excepted and reserved to the Grantor in the deed dated April 22, 2011 from the Grantor to HALLC and recorded in the Schenectady County Clerk’s office on April 29, 2011 in Book 1837 of Deeds at Page 522, which revised easement is comprised of two parcels, more particularly bounded and described as follows:

Easement Across Lot I Parcel I:

All that certain tract, piece or parcel of land situate in the Town of Glenville, County of Schenectady, State of New York, lying generally Southwest of Tryon Avenue, and being more particularly bounded and described as follows:

COMMENCING at the point of intersection of the common division line between the lands now or formerly of Peter Polsinelli as described in Book 831 of Deeds at Page 598 on the Southeast and the lands now or formerly of Americo, Maria and Augustine Cerone as described in Book 1060 of Deeds at Page 828 and lands now or formerly of Stanley Zejewski as described in Book 725 of Deeds at Page 329 on the Northwest with the Southwesterly street boundary of Tryon Avenue and runs thence from said point of commencement along said common division line South 38 deg. 21 min. 21 sec. East 187.05 feet to its point of intersection with the division line between the said lands of Peter Polsinelli on the Southwest and the said lands of Stanley Zejewski on the Northeast; thence along said division line North 31 deg. 08 min. 55 sec. West 11.02 feet to its point of intersection with the division line between the said lands now or formerly of Peter Polsinelli on the Southeast and other lands now or formerly of Peter Polsinelli as described in Book 869 of Deeds at Page 351 on the Northwest;

THENCE along said division line South 38 deg. 15 min. 06 sec. West 187.65 feet to a point; thence through the lands now or formerly of Peter Polsinelli as described in Book 831 of Deeds at Page 598 the following three (3) courses: 1) South 51 deg. 44 min. 54 sec. East 44.34 feet to a point; 2) South 33 deg. 46 min. 43 sec. West 59.15 feet to a point; and 3) South 50 deg. 46 min. 21 sec. East 192.37 feet to the point or place of beginning of the herein described easement parcel and runs thence from said point of beginning through the said lands now or formerly of Peter Polsinelli as described in Book 831 of Deeds at Page 598 the following two (2) courses: 1) South 64 deg. 56 min. 31 sec. East 122.56 feet to a point; and 2) South 50 deg. 46 min. 26 sec. East 35.01 feet to its point of intersection with the division line between the said lands now or formerly of Peter Polsinelli as described in Book 831 of Deeds at Page 598 on the Northwest and the lands now or formerly of Niagara Mohawk Power Corporation as described in Book 797 of Deeds at Page 341 on the Southeast;

Ex. C-13

THENCE along said division line South 31 deg. 01 min. 50 sec. West 30.31 feet to a point;

THENCE through the said lands now or formerly of Peter Polsinelli as described in Book 831 of Deeds at Page 598 North 50 deg. 46 min. 26 sec. West 158.17 feet to the point or place of beginning.

Being an irregular shaped parcel of land to be used for ingress and egress, by the Grantor, Grantee, HALLC and their respective successors and assigns.

Easement Across Lot 2 Parcel I:

EXCEPTING AND RESERVING to the Grantee, its’ successors and assigns, an easement and right of way for the purposes of ingress and egress over a portion of the lands particularly bounded and described as follows:

All that certain tract, piece or parcel of land situate in the Town of Glenville, County of Schenectady, State of New York, lying generally Southwest of Tryon Avenue, and being more particularly bounded and described as follows:

COMMENCING at the point of intersection of the common division line between the lands now or formerly of Peter Polsinelli as described in Book 831 of Deeds at Page 598 on the Southeast and the lands now or formerly of Americo, Maria and Augustine Cerone as described in Book 1060 of Deeds at Page 828 and lands now or formerly of Stanley Zejewski as described in Book 725 of Deeds at Page 329 on the Northwest with the Southwesterly street boundary of Tryon Avenue and runs thence from said point of commencement along said common division line South 38 deg. 21 min. 21 sec. East 187.05 feet to its point of intersection with the division line between the said lands of Peter Polsinelli on the Southwest and the said lands of Stanley Zejewski on the Northeast;

THENCE along said division line North 31 deg. 08 min. 55 sec. West 11.02 feet to its point of intersection with the division line between the said lands now or formerly of Peter Polsinelli on the Southeast and other lands now or formerly of Peter Polsinelli as described in Book 869 of Deeds at Page 351 on the Northwest;

THENCE along said division line South 38 deg. 15 min. 06 sec. West 187.65 feet to a point;

THENCE through the lands now or formerly of Peter Polsinelli as described in Book 831 of Deeds at Page 598 the following two (2) courses: 1) South 51 deg. 44 min. 54 sec. East 44.34 feet to a point; and 2) South 33 deg. 46 min. 43 sec. West 59.15 feet to the point or place of beginning of the herein described easement parcel and runs thence from said point of beginning through the said lands now or formerly of Peter Polsinelli as described in Book 831 of Deeds at Page 598 the following four (4) courses:

1) South 50 deg. 46 min. 26 sec. East 314.94 feet to a point;

2) North 64 deg. 56 min. 31 sec. West 122.56 feet to a point;

3) North 50 deg. 46 min. 26 sec. West 193.23 feet to a point; and

4) North 33 deg. 46 min. 43 sec. East 30.14 feet to the point or place of beginning.

Being an irregular shaped parcel of land to be used for ingress and egress, by the Grantee, Grantor, HALLC and their respective successors and assigns.

Ex. C-14

Miscellaneous:

Together with the non-exclusive right to enjoy in common with the Grantor and its successors or assigns, the benefits and subject to the terms and provisions of the Reservation in deed to Niagara Mohawk Power Corporation in Liber 797 page 341, as modified by the terms and provisions of License granted by Niagara Mohawk Power Corporation recorded March 25, 1992 in Liber 1335 page 312.

Lake Ridge Village - 353 W Ardice Ave., Eustis, FL 32726

PARCEL 1

THE SOUTHEAST  1⁄4 OF THE SOUTHWEST  1⁄4 OF THE SOUTHWEST  1⁄4 OF SECTION 14, TOWNSHIP 19 SOUTH, RANGE 26 EAST, LAKE COUNTY, FLORIDA; LESS AND EXCEPT THE NORTH 296.00 FEET THEREOF; AND LESS AND EXCEPT THE ROAD RIGHT-OF-WAY OF TITCOMB STREET.

AND

PARCEL 2

THAT PORTION OF THE SOUTH 364.65 FEET OF THE SOUTHWEST  1⁄4 OF THE SOUTHWEST  1⁄4 OF SECTION 14, TOWNSHIP 19 SOUTH, RANGE 26 EAST, LAKE COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCE AT THE SOUTHWEST CORNER OF SAID SECTION 14; THENCE RUN NORTH 00°47’58 WEST FOR A DISTANCE OF 33.00 FEET TO THE NORTH RIGHT-OF-WAY LINE OF ARDICE AVENUE AS MONUMENTED; THENCE RUN NORTH 89°57’00” EAST ALONG SAID RIGHT-OF-WAY LINE FOR A DISTANCE OF 529.11 FEET TO THE POINT OF BEGINNING; THENCE CONTINUE NORTH 89°57’00” EAST ALONG SAID RIGHT-OF-WAY LINE FOR A DISTANCE OF 132.01 FEET TO THE EAST LINE OF THE SOUTHWEST  1⁄4 OF THE SOUTHWEST  1⁄4 OF THE SOUTHWEST  1⁄4 OF SECTION 14; THENCE RUN NORTH 00°34’54” WEST ALONG SAID EAST LINE FOR A DISTANCE OF 331.67 FEET; THENCE RUN SOUTH 89°57’00” WEST PARALLEL WITH THE SOUTH LINE OF THE SOUTHWEST  1⁄4 OF SAID SECTION 14 FOR A DISTANCE OF 132.01 FEET; THENCE RUN SOUTH 00°34’54” EAST FOR A DISTANCE OF 331.67 FEET TO THE POINT OF BEGINNING.

CONTAINING 262,261 SQUARE FEET OR 6.02 ACRES, MORE OR LESS

Las Brisas - 1299 Briarwood Dr., San Luis Obispo, CA 93401

The land referred to herein is situated in the State of California, County of San Luis Obispo, City of San Luis Obispo, and described as follows:

That parcel being a portion of the Northerly 1/2 of Section 1, Township 31 South, Range 12 East, Mount Diablo Base and Meridian, in the County of San Luis Obispo, State of California,

Ex. C-15

beginning at the most Southeasterly corner of Tract No. 208, said point being on the North line of Orcutt Road (40 feet wide); thence North 08°31’51” West a distance of 295.60 feet (formerly a record North 8°24’50” West, 296.64 feet) along the Easterly line of Tract No. 208 1 1/2” iron pipe, No tag, this also being the Southeast corner of Lot 5, Block E of said Tract No. 208; thence continuing along said Easterly line North 00°48’29” West, a distance of 213.59 feet (formerly a record North 0°54’50” West, 212.77 feet) to a 1 1/2” iron pipe tagged LS2779, this also being the Northeasterly corner of Lot 1, Block D of Tract 208; thence along the Southeasterly line of said Tract 208 North 48°58’31” East a distance of 149.68 feet (formerly a record North 49°00’19” East 150.15 feet) to a 1 1/2” rebar tagged RCE31581, this also being the most Southerly corner of Lot 6, Block D of Tract No. 208; thence continuing along the Southeasterly line of said Tract No. 208, North 61°56’02” East, a distance of 316.28 feet (formerly a record North 61°57’54” East, 315.94 feet) to a 1/2” iron pipe tagged PLS4076, this being the most Westerly corner of Lot 10, Block C of Unit 1 of Tract No. 138; to the Southwest corner of Lot 10 in Tract No. 138; thence along the Southwesterly line of said Unit 1 of Tract No. 138; South 37°15’45” East a distance of 144.14 feet (formerly of record South 37°20’ East 144.00 feet) to a 3/4” iron pipe, no tag, also being the most Southerly corner of Lot No. 10 in Block C of Unit 1 of Tract No. 138 and the Northerly right of way of Kentwood Drive; thence crossing Kentwood Drive (54’ wide) and along the Southwesterly line of Lot 10 in Block B of Unit 1 of Tract No. 138 South 27°19’46” East a distance of 150.95 feet (formerly a record South 27°20’44” East, 150.86 feet) to a 1/2” rebar tagged RCE31581 and the most Southerly corner of said Lot 10 in Block B; thence along the West line of Unit 1 of Tract No. 138 South 00°52’56” East, a distance of 496.20 feet (formerly a record South 0°54’ East, 495.62 feet) to a brass pin in a lead plug on the North line of Orcutt Road (40 feet wide); thence along said North line South 89°06’00” West a distance of 511.76 feet (formerly South 89°10’ West, 511.06 feet more or less) to the point of beginning.

Madison Meadows - 7211 N 7th St., Phoenix, AZ 85020

That part of the West half of the Southwest quarter of Section 4, Township 2 North, Range 3 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

Beginning at the Southwest corner of the Northwest quarter of the Southwest quarter of said Section 4;

Thence East 541.91 feet along the South line of the Northwest quarter of the Southwest quarter;

Thence North 00 degrees 30 minutes East a distance of 330.00 feet;

Thence in a Westerly direction to a point in the West line of the Northwest quarter of the Southwest quarter of said Section 4, which is 330.00 feet North of the Southwest corner of the Northwest quarter of the Southwest quarter of said Section;

Thence South along the West line of the Northwest quarter of the Southwest quarter of said Section 4, a distance of 330.00 feet to the Point of Beginning;

Except the West 40.00 feet;

Ex. C-16

Also described as follows:

Beginning at the Northwest corner of Palm Heights Subdivision as recorded in Book 36 of Maps, page 43 of Maricopa County Records and the East right-of-way of 7th Street and a PK nail found;

Thence North 00 degrees 00 minutes 00 seconds East, along said East right-of-way of 7th Street, a distance of 330.00 feet to the Southwest corner of Heywood Homes Subdivision as recorded in Book 57 of Maps, page 14 of Maricopa County Records and a PK nail found;

Thence South 89 degrees 15 minutes 20 seconds East, along the South line of said Heywood Homes Subdivision, a distance of 500.28 feet;

Thence South 00 degrees 16 minutes 58 seconds East, a distance of 330.00 feet to the North line of said Palm Heights Subdivision;

Thence North 89 degrees 15 minutes 30 seconds West, a distance of 501.91 feet to the Point of Beginning.

Monarch Estates - 1550 E University Dr., Auburn, AL 36830

Lot Number One (#1) of the Glen East Subdivision, located in Section 28, Township 19 North, Range 26 East, Auburn, Lee County, Alabama, as shown by plat of survey thereof dated June 5, 2000, prepared by Grady L. Jimmerson, Jr., LS 19746, a copy of which is filed for record in Town Plat Book 21, at Page 163, in the Office of the Judge of Probate of Lee County, Alabama.

Parkview in Allen - 1451 S Greenville Ave., Allen, TX 75002

Lot 1, in Block A, of Chaparral Gardens Senior Housing, an addition to the City of Allen, Collin County, Texas, according to the Map or Plat thereof recorded in/under Volume Q, Page 28, Map/Plat Records, Collin County, Texas.

South Wind Heights - 2305 Bernard St., Jonesboro, AR 72401

Tract A of M. J. Fox Subdivision, a Minor Plat, to the City of Jonesboro, Craighead County, Arkansas, as shown by plat recorded in plat cabinet B, page 184 at Jonesboro, Arkansas, more particularly described as follows: A part of the Southwest Quarter of the Northeast Quarter, Section 29, Township 14 North, Range 4 East, Craighead County, Arkansas, to-wit, from the Southwest corner of said Southwest Quarter of the Northeast Quarter run North 89 degrees 02 minutes 00 seconds East 50.00 feet to the East right of way line of Brown’s Lane, Brown’s Lane having a right of way fifty feet in width from the centerline, thence run North 00 degrees 11 minutes 10 seconds East along said East right of way line 658.70 feet to a point, thence leaving said East right of way line, thence North 89 degrees 05 minutes 00 seconds East a distance of 1246.23 feet to a point on the West right of way of Bernard Street, Bernard Street having a total right of way width of 60 feet, thence North 00 degrees 04 minutes 51 seconds West a distance of 206.95 feet along said West right of way line to the point of beginning, thence leaving said right of way line run South 89 degrees 08 minutes 20 seconds West, a distance of 487.10 feet to a point, thence North 00 degrees 11 minutes 10 seconds East a distance of 450.00 feet to a point, thence North 89 degrees 08

Ex. C-17

minutes 06 seconds East a distance of 485.00 feet to a point on the aforesaid West right of way line of Bernard Street, thence South 00 degrees 04 minutes 51 seconds East a distance of 450.00 feet along said West right of way line to a point, said point being the point of beginning.

Village at the Falls - W129 N6889 Northfield Dr., Menomonee Falls, WI 53051

Lot 1 of Certified Survey Map No. 9880, recorded September 21, 2004, in Volume 92 of Certified Survey Maps on Pages 20 to 31, as Document No. 3206261, being a Redivision of Lot 3 of Certified Survey Map No. 9878, recorded September 21, 2004 in Volume 92 of Certified Survey Maps on Pages 1 to 16, as Document No. 3206256, being a part of The Southwest Quarter of the Northeast Quarter of Section 24, Township 8 North, Range 20 East, Village of Menomonee Falls, Waukesha County, Wisconsin.

Further described as:

Lot 1, Certified Survey Map Number 9880, village of Menomonee Falls, Waukesha County, Wisconsin, being more particularly described as follows:

Beginning at the Northwest corner of said Lot 1, thence North 90 degrees 00 minutes 00 seconds East, 528.66 feet; thence South 00 degrees 00 minutes 00 seconds West, 396.90 feet; thence 121.20 feet along the arc or a curve to the left having a radius of 278.00 feet and a long chord subtended bearing South 12 degrees 29 minutes 21 seconds East, 120.24 feet; thence 32.06 feet along the arc of a curve to the right having a radius of 154.00 feet and a long chord subtended bearing South 19 degrees 00 minutes 52 seconds East, 32.00 feet; thence North 64 degrees 23 minutes 44 seconds West, 184.71 feet; thence South 79 degrees 50 minutes 45 seconds West, 239.09 feet; thence South 62 degrees 12 minutes 04 seconds West, 242.36 feet; thence North 00 degrees 03 minutes 40 seconds East, 199.73 feet; thence North 00 degrees 18 minutes 46 seconds East, 213.08 feet; thence 78.50 feet along the arc of a curve to the left having a radius of 50.00 feet and a long chord subtended bearing North 44 degrees 56 minutes 30 seconds East, 70.68 feet; thence North 00 degrees 01 minutes 53 seconds West, 157.07 feet to the point of beginning.

Together with the benefits and easements as set forth in the Declaration of Covenants, Reservations and Restrictions for Heritage Reserve Neighborhood, dated 4-15-2003, filed 4-24-2003, as Document No. 2975009; Amended by First Amendment to Declaration dated 8-11-2004, filed 8-13-2004, as Document No. 3195039; and Amended by Second Amendment to Declaration dated 9-23-2004, filed 10-20-2004, as Document No. 3215268; and Further amended by Release of Repurchase Rights dated 10-21-2011, filed 10-26-2011, as Document No. 3866012.

Virginian, The - 300 Twinridge Ln., Richmond, VA 23235

Parcel I:

All that certain lot, piece of parcel of land, with all improvements thereon and appurtenances thereto belonging, lying and being Midlothian District, Chesterfield County, Virginia, containing 1.278 acres, known as Parcel I, and being more particularly described in the survey prepared by Balzer & Associates Inc., Planners-Architects-Engineers-Surveyors, dated September 8, 1986, and revised April 21,1987, entitled “Plat Showing 3.776 Acres Of Land Lying On The West Line Of Twinridge Lane - Midlothian District, Chesterfield County, Virginia,” which plat is attached to Deed recorded in Deed Book 1861 at Page 1389 for a more particular description of the property.

Ex. C-18

Parcel II:

All that certain lot, piece or parcel of land, with all improvements thereon and appurtenances thereto belonging, lying and being in Midlothian District, Chesterfield County, Virginia, containing 2.498 acres, known as Parcel 2, and being more particularly described in the survey prepared by Balzer & Associates. Inc., Planner-Architects-Engineers-Surveyors, dated September 8, 1986, and revised April 21,1987, entitled “Plat showing 3.776 Acres of Land Lying on The West Line of Twinridge Lane -Midlothian District, Chesterfield County, Virginia,” which plat is attached to Deed recorded in Deed Book 1861 at Page 1389 for a more particular description of the property.

AND BEING the same property conveyed by deed dated October 21, 1987 recorded in Deed Book 1917 at Page 11.

LESS AND EXCEPT that certain parcel of land granted to the County of Chesterfield, Virginia by Deed from Richmond Retirement Residence Limited Partnership, dated January 5, 1988, recorded February 9,1988 in Deed Book 1927, page 1163.

LESS AND EXCEPT that certain 0.035 acre parcel granted to the County of Chesterfield, Virginia by Deed from Richmond Retirement Residence Limited Partnership, dated May 25, 1990, recorded October 19, 1990 in Deed Book 2118, page 793.

AND The above described property collectively being more particularly described by ALTA/ACSM Land Title Survey dated December 11, 2013, last revised February 3, 2014 prepared by Edward E. Northrop, LS, VRLS No. 0403-002610, for Millman Surveying, Inc., MSI Project No. 30785 as follows:

Situated in the County of Chesterfield and Commonwealth of Virginia. Known as being a 162,907 square foot parcel of land now or formerly conveyed to Richmond Retirement Residence Limited Partnership as recorded in Deed Book 1917, Page 11 of Chesterfield County Records and being more particularly described as follows:

Beginning at the northeast corner of land now or formerly conveyed to Sheltering Arms Hospital as recorded in Deed Book 224, Page 119 of Chesterfield County Records and the west right-of-way of Twinridge Lane and an iron rod found; thence, South 80°49’48” West, a distance of 583.59 feet to an iron rod found; thence, North 03°26’30” East, a distance of 384.35 feet to an iron rod found; thence, South 86°55’22” East, a distance of 413.81 feet to said west right-of-way of Twinridge Lane and an iron rod found; thence, South 26°39’10” East, along said west right-of-way of Twinridge Lane, a distance of 104.95 feet to an iron rod found; thence, South 27°18’40” East, continuing along said west right-of-way of Twinridge Lane, a distance of 170.74 feet to an iron rod found; thence, along the arc of a curve to the left, said curve having an arc length of 27.13 feet, a radius of 160.00 feet, a chord bearing South 32°10’05” East and a chord distance of 27.09 feet to the Point of Beginning and containing 3.740 acres (162,907 square feet) of land, more or less.

TOGETHER WITH that certain vacated easement portion granted to Richmond Retirement Residence Limited Partnership by Deed from the County of Chesterfield, Virginia, dated March 10, 1988, recorded April 7, 1988 in Deed Book 1937, page 1176.

Ex. C-19

Windlands-South - 3800 Sam Boney Dr., Nashville, TN 37211

Land in Davidson County, Tennessee, being Lot No. 1, on the plan of Windland Towers Subdivision, as shown on plat of record in Book 6250, Page, 353, Register’s Office for Davidson County, Tennessee, to which reference is hereby made for a more complete description.

Together with a 40 foot wide Access Easement recorded in Book 5190, Page 300, in the Register’s Office for Davidson County, Tennessee.

Also together with a 20 foot wide Utility Easement recorded in Book 4885, Page 116, in the Register’s Office for Davidson County, Tennessee.

Ex. C-20

EXHIBIT E

PERMITTED ENCUMBRANCES

[TO BE UPDATED WITH SCHEDULE B TO FINAL OWNER’S TITLE POLICY DELIVERED TO LANDLORD]

Ex. E-1

EXHIBIT F

SUBORDINATION AGREEMENT

[See attached.]

Ex. F

SUBORDINATION OF MANAGEMENT AGREEMENTS

THIS SUBORDINATION OF MANAGEMENT AGREEMENTS (this “Agreement”) is made as of September 25, 2014, by and among the entities identified as “Landlord” on Schedule 1 attached hereto (individually and collectively, “Landlord”), the entities identified as “Tenant” on Schedule 1 attached hereto (individually and collectively, “Tenant”), and HOLIDAY AL MANAGEMENT SUB LLC, a Delaware limited liability company (“Manager”).

RECITALS

A. Pursuant to the terms of that certain Master Lease of even date herewith, by and between Landlord and Tenant (the “Lease”), Landlord has agreed to lease to Tenant those certain independent living facilities generally described on Schedule 1 attached hereto (individually and collectively, the “Property”). All initially-capitalized terms used herein without definition shall have the meanings given to them in the Lease.

B. Tenant and Manager have entered into those certain Management Agreements dated as of the date hereof (together with any amendments thereto, and collectively the “Management Agreement”), pursuant to which, Manager operates the Property on the terms and conditions set forth in the Management Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, which are, by this reference, incorporated herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Subordination. The Lease, and all supplements, amendments, and modifications thereto and all renewals, replacements or extensions thereof, shall unconditionally be and remain at all times a lien or charge on the Property prior and superior to both (a) the Management Agreement and (b) all rights and privileges of Manager thereunder. The Management Agreement, together with all rights and privileges of Manager thereunder (including, without limitation, any rights of Manager to receive any compensation or other payment), is hereby unconditionally subjected, and made subordinate, to the lien or charge of the Lease in favor of Landlord and all rights and privileges of Landlord thereunder, including, without limitation, the rights of Landlord to receive the Rent from Tenant and all other amounts due under the Lease. Notwithstanding the foregoing, and provided no Event of Default has occurred and is continuing under the Lease, Tenant shall be entitled to pay to Manager, and Manager shall be entitled to receive, all compensation, fees, costs, expenses and reimbursements as provided in the Management Agreement (subject, however, to Section 3 of this Agreement).

2. Landlord Not Obligated Under Management Agreement. Except as otherwise expressly provided in Section 6 below, nothing in this Agreement shall be deemed to be, or construed to be, an agreement by Landlord to perform any covenant of Tenant under the Management Agreement, including, but not limited to, the obligation to make any payments required from Tenant under the Management Agreement. The Management Agreement is an

2

agreement solely between Tenant and Manager, and any and all rights and remedies of Manager shall be solely against Tenant. Manager represents that it has read an executed version of the Lease and is familiar with the terms thereof.

3. Manager’s Agreements.

(a) Manager agrees that during the term of the Management Agreement, without Landlord’s prior written consent, which consent shall not unreasonably be withheld, conditioned or delayed, Manager will not accept any payment more than one (1) month in advance under the Management Agreement.

(b) Manager shall have the right to terminate the Management Agreement for default by Tenant by giving Landlord 45 days’ prior written notice of such termination (“Manager Termination Notice”). In the event Landlord (or Tenant) cures such default in that 45-day period, then any Manager Termination Notice related to the then-cured default shall be deemed null and void and shall be of no further force or effect.

(c) Notwithstanding anything in the Management Agreement to the contrary, Manager hereby acknowledges the existence of the Lease and acknowledges that Tenant is the tenant of and not the fee owner of the Property. As such, Manager hereby agrees and acknowledges that the Management Agreement shall terminate upon the expiration of the Lease.

(d) Manager agrees to reasonably cooperate with Tenant to the extent of any obligation of Tenant, pursuant to the terms of the Lease, to cooperate with Landlord, as well as any broker, agent, lenders, appraisers or other advisors involved in any prospective sale or financing with respect to the Property and also with Landlord and/or any third party who takes over management of the Property upon the termination or expiration of the Management Agreement including, without limitation, (i) providing access to the Property, (ii) arranging interviews with residents, and Manager’s key employees, and (iii) subject to applicable law, providing promptly upon request all information related to the Property in Manager’s possession or readily available to Manager including, financial records, property tax records, employee records, copies of leases, copies of service contracts, copies of warranties and guarantees, health care licenses (and all reports related thereto), complete resident files, loss history reports and maintenance and repair records.

4. Manager’s Representations. Manager warrants and represents to Landlord, as of the date hereof, that the following are true and correct:

(a) Attached hereto as Exhibit A is a full, complete and accurate copy of the form of the Management Agreement.

(b) The entire agreement between Manager and Tenant for the services provided by Manager with respect to the Property is evidenced by the Management Agreement.

(c) The Management Agreement constitutes the valid and binding agreement of Manager, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general principles of equity (regardless of whether

3

enforcement is sought in a proceeding in equity or law); and Manager has full authority under all state and local laws and regulations to perform all of its obligations under the Management Agreement.

(d) Neither Tenant nor Manager is in default in the performance of any of its obligations under the Management Agreement and all payments and fees required to be paid by Tenant to Manager thereunder have been paid to the date hereof.

5. [Intentionally Deleted]

6. Landlord Right to Terminate Management Agreement.

(a) Landlord shall not be (i) liable for any action or omission of any prior owner of the Property; or (ii) subject to any counterclaim or claims which Manager might now or in the future have or otherwise be entitled to assert against Tenant.

(b) Upon the termination of the Lease or Tenant’s right to possession under the Lease, Landlord shall have the right to terminate the Management Agreement by written notice to Manager. If Landlord exercises its option to terminate the Management Agreement, then, notwithstanding any provision of the Management Agreement to the contrary, no termination fee, severance, commission, penalty or other compensation shall be due and payable by Landlord to Manager.

7. Entire Agreement. This Agreement shall be the whole and only agreement with regard to the subjection and subordination of the Management Agreement, together with all rights and privileges of Manager thereunder, to the lien or charge of the Lease and shall supersede and cancel, but only insofar as would affect the priority between the Management Agreement and the Lease, any prior agreements as to such subjection or subordination, including, but not limited to, any provisions contained in the Management Agreement that provide for the subjection or subordination of the Management Agreement to the Lease. In the event of any conflict between the terms of this Agreement and those of the Management Agreement, this Agreement shall control, in all events.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. Signature and acknowledgement pages may be detached from the counterparts and attached to a single copy of this Agreement to form one document, which may be recorded.

9. Modification. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10. Prevailing Party Costs and Expenses. In the event any legal action or proceeding is commenced to interpret or enforce the terms of, or obligations arising out of, this Agreement, or to recover damages for the breach thereof, the party prevailing in any such action or proceeding shall be entitled to recover from the non-prevailing party all reasonable attorneys’ fees, costs and expenses incurred by the prevailing party.

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11. Governing Law. The parties hereto agree that the rights and obligations under this Agreement shall be governed by and construed and interpreted in accordance with the internal law of the State of California without giving effect to the conflicts-of-law rules and principles of such or any other state.

12. Notices. Any notice which a party is required or may desire to give the other parties shall be in writing and shall be sent by personal delivery or by either (a) United States registered or certified mail, return receipt requested, postage prepaid, or (b) Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

If to Tenant:	If to Landlord:

[Tenant] 5885 Meadows Road, Suite 500 Lake Oswego, OR 97035 Attn: Christopher Bouchard, Esq.	c/o Sabra Health Care REIT, Inc. 18500 Von Karman Avenue, Suite 550 Irvine, California 92612 Attention: Richard K. Matros

With a copy to:	With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, Illinois 60606 Attn: Nancy M. Olson, Esq.	Sherry Meyerhoff Hanson & Crance LLP 610 Newport Center Drive, Suite 1200 Newport Beach, California 92660-6445 Attn: Kevin L. Sherry, Esq.

If to Manager:

Holiday AL Management Sub LLC 5885 Meadows Road, Suite 500 Lake Oswego, OR 97035 Attn: Christopher Bouchard, Esq.

Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier’s proof of delivery, as the case may be, whether accepted or refused. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given. Any party hereto may designate a different address for itself by notice to the other parties in accordance with this Section 12. In the event a party is not a natural person, delivery to an officer, director or partner of such party shall be deemed delivery to such party.

13. Landlord’s Reliance. Manager has executed this Agreement (a) in order for Tenant to comply with the Lease and to induce Landlord to accept Manager as a the manager of the Property and (b) with full knowledge that Landlord shall rely upon the representations, warranties and agreements herein contained, and that, but for this instrument and the representations, warranties and agreements therein contained, Landlord would not take such action.

5

14. No Joint Venture. Landlord has no obligation to Manager with respect to the Lease and Manager shall not be a third party beneficiary with respect to any of Landlord’s obligations to Tenant set forth in the Lease. The relationship of Landlord to Tenant is one of a landlord to a tenant, and Landlord is not a joint venturer or partner of Tenant.

15. Further Assurances. Manager further agrees to (a) on request from Landlord, furnish Landlord with copies of such information as Tenant is entitled to receive under the Management Agreement, and (b) to the extent any such inspection is permitted or required by the Master Lease, reasonably cooperate with Landlord’s representative in any inspection of all or any portion of the Property.

[signature page follows]

6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LANDLORD:

Sabra Health Care Holdings III, LLC, a Delaware limited liability company

By:
Name:
Title:

Sabra Texas Holdings, L.P., a Texas limited partnership

By: Sabra Texas Holdings GP, LLC, a Texas limited liability company, its general partner

By:
Name:
Title:

Sabra Health Care Virginia II, LLC, a Delaware limited liability company

By:
Name:
Title:

Sabra Health Care Northeast, LLC, a Delaware limited liability company

By:
Name:
Title:

Signature Page – Subordination of Management Agreement

TENANT:

PH Atrium at Gainesville LLC
PH Capital Place LLC
PH Cedar Woods LLC
PH The Chateau LLC
PH Colonial Village LLC
PH Creekside Terrace LLC
PH Desert Rose LLC
PH Garden Village LLC
PH Gardens at Wakefield Plantation LLC
PH Harrison Regent LLC
PH Heritage Village LLC
PH Holiday at the Atrium LLC
PH Lake Ridge Village LLC
PH Madison Meadows LLC
PH Monarch Estates LLC
PH Parkview in Allen LLC
PH South Wind Heights LLC
PH Village at the Falls LLC
PH The Virginian LLC
PH Windlands – South LLC

By:

Name:	Scott Shanaberger

Title:	Chief Financial Officer

PH LAS BRISAS LP

By:	PH LAS BRISAS GP LLC, its general partner

By:

Name:	Scott Shanaberger

Title:	Chief Financial Officer

Signature Page – Subordination of Management Agreement

MANAGER:

HARVEST MANAGEMENT SUB LLC, a Delaware limited liability company

By:

Name:

Title:

Ex. F

EXHIBIT G

FORM OF APPROVED LETTER OF CREDIT

IRREVOCABLE LETTER OF CREDIT NO.

DATE:

EXPIRATION DATE:

c/o Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

Ladies and Gentlemen:

We hereby establish our Irrevocable Letter of Credit in your favor for the account of                                          (“Customer”) available by your draft(s) on us payable at sight in an amount not to exceed a total of         Dollars ($        ) when accompanied by the following documents:

1. A certificate which on its face appears to have been executed by an officer of                     , a                     , or any successor entity by operation of law (“Beneficiary”), stating the amount which Beneficiary is drawing and that an Event of Default has occurred and is continuing under that certain Master Lease dated as of             , 2014 between Beneficiary and                     (the “Lease”).1

2. The original Letter of Credit must accompany all drafts unless a partial draw is presented, in which case the original must accompany final draft.

This Letter of Credit will be duly honored by us at sight upon delivery of the statement set forth above without inquiry as to the accuracy of such statement and regardless of whether Customer disputes the content of such statement.

This Letter of Credit may be transferred or assigned by Beneficiary to any successor or assign of Beneficiary’s interests under the Lease or to any lender obtaining a lien or security interest in the property covered by the Lease. Each draft hereunder by any assignee or successor shall be accompanied by a copy of the fully executed documents or judicial orders evidencing such encumbrance, assignment or transfer.

[1]	Each of Guaranty default and failure to comply with Section 4.2(b) is contemplated in definition of Event of Default under the Lease.

Ex. G-1

Any draft drawn hereunder shall be in the form attached hereto as Schedule 1. Partial drawings are permitted with the amount of the Letter of Credit being reduced, without amendment, by the amount(s) drawn hereunder.

This Letter of Credit shall expire at 5:00 p.m.,         time, on the expiration date set forth above. Notwithstanding the foregoing, this Letter of Credit shall be automatically extended for additional periods of one year from the present or each future expiration date unless we have notified you in writing, not less than ninety (90) days before any such expiration date, that we elect not to renew this Letter of Credit. Our notice of any such election shall be sent by express, registered or certified mail to the address shown above.

Except so far as otherwise expressly stated herein, this Letter of Credit is subject to the “Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600.” We hereby agree with you and all persons negotiating such drafts that all drafts drawn and negotiated in compliance with the terms of this Letter of Credit will be duly honored upon presentment and delivery of the documents specified above by express, certified or registered mail, overnight or other delivery by national courier service or personal delivery to                     ,             , if negotiated on or before the expiration date shown above.

Very truly yours,

Authorized Signature

Authorized Signature

Ex. H-2

SCHEDULE 1

SIGHT DRAFT

TO:

Attention:

PAY TO THE ORDER OF:

[NAME OF BENEFICIARY] c/o [NAME OF BANK]
[ADDRESS OF BANK]
ABA No. [INSERT ABA NO.] for the benefit of [NAME OF BENEFICIARY]
Account No. [INSERT ACCOUNT NO.]

THE SUM OF:

Dollars ($ )

DRAWN ON:

Irrevocable Letter of Credit No.

dated , 20 issued by

Bank

[BENEFICIARY]

By:
Name:
Title:

Ex. H-3

EXHIBIT H

EXTENDED TERM

Two (2) Extended Terms of five (5) years each.

Ex. H-1

EXHIBIT I

FORM OF MASTER LEASE GUARANTY

[See Attached]

Ex. I

GUARANTY OF MASTER LEASE

THIS GUARANTY OF MASTER LEASE (this “Guaranty”) is executed as of September 24, 2014 by Holiday AL Holdings LP, a Delaware limited partnership (“Guarantor”), in favor of each of the entities identified as Landlord on Schedule 1 hereto (“Landlord”).

RECITALS

A. Landlord and each of the entities identified as Tenant on Schedule 1 hereto (“Tenant”), have entered into that certain Master Lease of even date herewith (the “Lease”). All initially-capitalized terms used and not otherwise defined herein shall have the same meanings given such terms in the Lease.

B. Guarantor acknowledges and agrees that this Guaranty is given in accordance with the requirements of the Lease and that Landlord would not have been willing to enter into the Lease unless Guarantor was willing to execute and deliver this Guaranty.

AGREEMENT

NOW, THEREFORE, in consideration of Landlord entering into the Lease with Tenant, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1. Guaranty. Guarantor hereby absolutely and unconditionally guarantees to Landlord the following (collectively, the “Guaranteed Obligations”):

(a) payment in full by Tenant of all Rent (including, without limitation, Base Rent and Additional Rent) and other amounts due under the Lease in the manner and at the time prescribed in the Lease;

(b) the full, complete and timely performance by Tenant of all covenants, indemnities and other obligations under the Lease, including, without limitation, any indemnity or other obligations of Tenant that survive the expiration or earlier termination of the Lease;

(c) all costs of collection or enforcement incurred by Landlord in exercising any remedies provided for in the Lease, whether at law or in equity, with respect to the matters set forth in clauses (a) through (c), inclusive, above.

2. Performance by Guarantor. If any Rent or other amount due under the Lease shall not be paid, or any obligation not performed as required by the Lease, and in each case the same results in an Event of Default, then Guarantor shall pay, within ten (10) days of demand by Landlord, such sums and perform such obligations as required by the Lease, without regard to:

(a) any defense, set-off or counterclaim which Guarantor or Tenant may have or assert;

(b) whether Landlord shall have instituted any suit, action or proceeding or exhausted its remedies or taken any steps to enforce any rights against Tenant or any other person to collect all or any part of such sums, either pursuant to the provisions of the Lease or at law or in equity (it being understood that this is a guaranty of payment and not collection, and Guarantor’s liability for such payment shall be primary); or

(c) any other condition or contingency.

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Guarantor waives any right of exoneration and any right to require Landlord to make an election of remedies. Guarantor’s performance or satisfaction of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s obligation for that portion of the Guaranteed Obligations which is not performed and, subject to the terms of the Lease, Landlord shall have the right to designate the manner in which any payments made by Tenant under the Lease or by Guarantor pursuant to this Guaranty are applied to the Guaranteed Obligations. Without in any way limiting the generality of the foregoing, if Landlord receives payment for, or is awarded a judgment in any suit brought to enforce Guarantor’s covenant to perform a portion of the Guaranteed Obligations, such payment or judgment shall in no way be deemed to release Guarantor from its covenant to perform or satisfy any portion of the Guaranteed Obligations which is not satisfied by such payment or collection of such judgment.

3. Guarantor’s Representations and Warranties. Guarantor hereby represents and warrants to Landlord that, as of the date hereof:

(a) this Guaranty constitutes a legal, valid, and binding obligation of Guarantor and is fully enforceable against Guarantor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application and of legal or equitable principles generally;

(b) Tenant is a wholly-owned subsidiary of Guarantor; and

(c) this Guaranty is duly authorized, executed and delivered by and binding upon Guarantor.

4. Waiver. Guarantor hereby knowingly, voluntarily and unequivocally waives:

(a) all notice of acceptance hereof, protest, demand and dishonor, presentment and demands of any kind now or hereafter provided for by any statute or rule of law;

(b) any and all requirements that Landlord institute any action or proceeding, or exhaust any or all of Landlord’s rights, remedies or recourse, against Tenant or anyone else as a condition precedent to bringing an action against Guarantor under this Guaranty, it being expressly agreed that the liability of Guarantor hereunder shall be primary and not secondary;

(c) any defense arising by reason of any disability, insolvency, bankruptcy, lack of authority or power, death, insanity, minority, dissolution or any other defense of Tenant, its successors and assigns, Guarantor or, if applicable, any other guarantor of the Guaranteed Obligations (even though rendering same void, unenforceable or otherwise uncollectible), it being agreed that Guarantor shall remain liable hereon regardless of whether Tenant or any other such person be found not liable thereon for any reason;

(d) the benefits of any and all statutes, laws, rules or regulations applicable in the State that may require the prior or concurrent joinder of any other party to any action on this Guaranty or which may require the exhaustion of remedies prior to a suit on this Guaranty, all as amended from time to time;

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(e) any claim Guarantor might otherwise have against Landlord by virtue of Landlord’s invocation of any right, remedy or recourse permitted it hereunder, under the Lease or otherwise available at law or equity;

(f) any failure, omission, delay or lack on the part of Landlord or Tenant to enforce, assert or exercise any right, power or remedy conferred on Landlord or Tenant in the Lease or this Guaranty or any action on the part of Landlord granting a waiver, indulgence or extension to Tenant or Guarantor;

(g) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of Tenant, marshaling of assets or liabilities, receiverships, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting Tenant or any of its assets, or the disaffirmance of the Lease in any such proceeding;

(h) any release or other reduction of the Guaranteed Obligations arising as a result of the expansion, release, substitution or replacement (whether or not in accordance with terms of the Lease) of the Premises or any portion thereof; and

(i) any release or other reduction of the Guaranteed Obligations arising as a result of the release, substitution or replacement of any letter of credit issued and outstanding pursuant to the Lease.

This Guaranty shall apply notwithstanding any extension or renewal of the Lease, or any holdover following the expiration or termination of the Term or any renewal or extension of the Term.

5. Financial Statements and Legal Proceedings. Guarantor represents and warrants that any and all balance sheets and other financial statements heretofore given to Landlord by or on behalf of Guarantor are true and correct, in all material respects, as of the applicable date or period provided therein and fairly represent, in all material respects, the financial condition of Guarantor as of the respective date hereof.

6. Subsequent Acts. Without notice to, consideration to, or the consent of, Guarantor:

(a) the Lease, and Tenant’s rights and obligations thereunder, may be modified, amended, renewed, assigned or sublet;

(b) any additional parties who are or may become liable for the Guaranteed Obligations may hereafter be released from their liability hereunder and thereon; and/or

(c) Landlord may take, or delay in taking or refuse to take, any and all action with reference to the Lease (regardless of whether same might vary the risk or alter the rights, remedies or recourse of Guarantor), including specifically the settlement or compromise of any amount allegedly due thereunder.

This Guaranty is a continuing guarantee and will remain in full force and effect notwithstanding the occurrence of any of the foregoing acts and no such act shall in any way release, diminish, or affect the absolute nature of Guarantor’s obligations and liabilities hereunder. Guarantor’s obligations and liabilities under this Guaranty are primary, absolute and unconditional under any and all circumstances and until the Guaranteed Obligations are fully and finally satisfied, such obligations and liabilities shall not be discharged or released, in whole or in part, by any act or occurrence which might, but for this Section 6, be deemed a legal or equitable discharge or release of Guarantor.

4

7. [Intentionally Deleted].

8. Subordination. If for any reason whatsoever Tenant now or hereafter becomes indebted to Guarantor or any Affiliate of Guarantor, such indebtedness and all interest thereon shall at all times be subordinate in all respects to the Guaranteed Obligations. Notwithstanding anything to the contrary contained in this Guaranty or any payments made by Guarantor, Guarantor shall not have any right of subrogation in or under the Lease or to participate in the rights and benefits accruing to Landlord thereunder, all such rights of subrogation and participation, together with all of the contractual, statutory, or common law rights which Guarantor may have to be reimbursed for any payments Guarantor may make to, or performance by Guarantor of any of the Guaranteed Obligations for the benefit of, Landlord pursuant to this Guaranty, being hereby expressly waived and released.

9. Financial Deliveries.

(a) Upon the delivery of any financial information by or on behalf of Guarantor pursuant to this Section 9 from time to time during the Term, Guarantor shall be deemed (unless Guarantor specifically states otherwise in writing) to automatically represent and warrant to Landlord that the financial information delivered to Landlord is true, accurate and complete in all material respects, presents fairly the results of operations of Guarantor for the respective periods covered thereby and reflects accurately, in all material respects, the books and records of account of Guarantor as of such dates and for such periods.

(b) Guarantor agrees that any financial statements of Guarantor required to be delivered to Landlord may (subject to the restrictions in Article 26 of the Lease which shall be deemed to extend to information provided by, and relating to Guarantor), without the prior consent of, or notice to, Guarantor, be included and disclosed, to the extent required by applicable law, regulation or stock exchange rule, in offering memoranda or prospectuses, or similar publications in connection with syndications, private placements or public offerings of Landlord’s (or the entities directly or indirectly controlling Landlord) securities or interests, and in any registration statement, report or other document permitted or required to be filed under applicable federal and state laws, including those of any successor to Landlord. Guarantor agrees to provide, at Landlord’s cost, such other reasonable financial and other information that Landlord reasonably deems necessary to facilitate a private placement or a public offering or to satisfy the SEC or regulatory disclosure requirements. Guarantor agrees to use commercially reasonable efforts to cause its independent auditors, at Landlord’s cost, to consent, in a timely manner, to the inclusion of their audit report issued with respect to such financial statements in any registration statement or other filing under federal and state laws and to provide the underwriters participating in any offering of securities or interests of Landlord (or the entities directly or indirectly controlling Landlord) with a standard accountant’s “comfort” letter with regard to the financial information of Guarantor included or incorporated by reference into any prospectus or other offering document.

10. Financial Covenants. Until the payment and performance in full of the Guaranteed Obligations, Guarantor shall maintain, at a minimum, the Net Worth, Fixed Charge Coverage Ratio and, at a maximum, the Leverage Ratio (each as defined on Exhibit A attached hereto) set forth on Schedule 2 attached hereto. The Net Worth, Fixed Charge Coverage Ratio and Leverage Ratio of Guarantor shall be measured as of the last day of each calendar quarter and such calculations shall be delivered to Landlord in accordance with Section 9 hereof and Schedule 3. Guarantor hereby represents and warrants to

5

Landlord that, as of the date hereof, its Net Worth and Fixed Charge Coverage Ratio meet or exceed the levels reflected in Schedule 2, and its Leverage Ratio is less than or equal to the levels reflected on Schedule 2.

11. Remedies Cumulative. All rights, remedies and recourse afforded to Landlord by reason of this Guaranty, or otherwise, are separate and cumulative and may be pursued separately, successively or concurrently, as occasion therefor shall arise and are non-exclusive and shall in no way limit or prejudice any other legal or equitable right, remedy or recourse which Landlord may have.

12. Notices. All notices and demands, certificates, requests, consents, approvals and other similar instruments under this Guaranty shall be in writing and sent by personal delivery, U. S. certified or registered mail (return receipt requested, postage prepaid) or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

If to Guarantor:	If to Landlord: c/o Sabra Health Care REIT, Inc. 18500 Von Karman Avenue, Suite 550 Irvine, California 92612 Attn: Richard K. Matros
With a copy to:	With a copy to: Sherry Meyerhoff Hanson & Crance LLP 610 Newport Center Drive, Suite 1200 Newport Beach, California 92660 Attn: Kevin L. Sherry, Esq.

A party may designate a different address by notice as provided above. Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier’s proof of delivery or, if not so delivered, upon its receipt. Delivery to any officer, general partner or principal of a party shall be deemed delivery to such party.

13. Miscellaneous.

(a) Attorneys’ Fees. If Guarantor or Landlord brings an action or other proceeding against the other to enforce any of the terms, covenants or conditions hereof, or by reason of any breach or default hereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its out-of-pocket costs and reasonable outside attorneys’ fees incurred therein.

(b) Severability. If any term or provision of this Guaranty or any application thereof shall be held invalid or unenforceable, the remainder of this Guaranty and any other application of such term or provision shall not be affected thereby.

(c) Successors and Assigns. This Guaranty may be enforced as to any one or more breaches either separately or cumulatively, shall inure to the benefit of Landlord (and its successors and permitted assigns) and shall be binding upon Guarantor (and its successors and permitted assigns). All references herein to “Landlord” shall mean the above-named Landlord and any subsequent owner of Landlord’s interest in the Lease, subject to the terms of the Lease. No transfer by Guarantor of its obligations hereunder shall operate to release Guarantor from such obligations.

6

(d) Governing Law; Jury Waiver. This Guaranty shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the conflict of laws rules thereof. EACH OF GUARANTOR AND LANDLORD, BY ITS ACCEPTANCE HEREOF, WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTY.

(e) Entire Agreement. This Guaranty constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties.

(f) Headings. All titles and headings to sections, articles or other subdivisions of this Guaranty are for convenience of reference only and shall not in any way affect the meaning or construction of any provision.

(g) Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Executed copies hereof may be delivered by telecopier, email or other electronic means and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.

(h) Joint and Several. If more than one Person is Guarantor under this Guaranty, the liability of such Persons shall be joint and several.

(i) Interpretation. Guarantor has been represented by counsel and this Guaranty and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Guaranty shall be interpreted according to their fair meaning and shall not be strictly construed against any party. Whenever the words “including”, “include” or “includes” are used in this Guaranty, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed. Whenever the words “herein,” “hereof” and “hereunder” and other words of similar import are used in this Guaranty, they shall be interpreted to refer to this Guaranty as a whole and not to any particular article, section or other subdivision. Whenever the words “day” or “days” are used in this Guaranty, they shall mean “calendar day” or “calendar days” unless expressly provided to the contrary. All references in this Guaranty to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Guaranty.

(j) Time of Essence. Time is of the essence of this Guaranty and each provision hereof in which time of performance is established and whenever action must be taken (including the giving of notice or the delivery of documents) hereunder during a certain period of time or by a particular date that ends or occurs on a day that is not a Business Day, then such period or date shall be extended until the immediately following Business Day.

(k) Benefit to Guarantor. Guarantor acknowledges that it will benefit from the execution and continued existence of the Lease, and Guarantor further acknowledges that Landlord will be relying upon Guarantor’s guarantee, representations, warranties and covenants contained herein and that Landlord would not have been willing to enter into the Lease unless Guarantor was willing to execute and deliver this Guaranty.

[Signature page follows]

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EXECUTED as of the date first set forth above.

GUARANTOR:

HOLIDAY AL HOLDINGS LP, a Delaware limited partnership

By:	Holiday AL Holdings GP LLC, its general partner

By:
Name:	Scott Shanaberger
Title:	Chief Financial Officer

S-1

EXHIBIT J

FAIR MARKET RENTAL

If it becomes necessary to determine the Fair Market Rental of the Property for any purpose under this Lease, Landlord and Tenant shall first attempt to agree on such Fair Market Rental. If Landlord and Tenant are unable to so agree within a reasonable period of time not to exceed thirty (30) days, then Landlord and Tenant shall have twenty (20) days to attempt to agree upon a single Appraiser to make such determination. If the parties so agree upon a single Appraiser, such Appraiser shall, within forty-five (45) days of being engaged, determine the Fair Market Rental as of the relevant date (giving effect to the impact, if any, of inflation from the date of its decision to the relevant date), and such determination shall be final and binding upon the parties.

If Landlord and Tenant are unable to agree upon a single Appraiser within such twenty (20) days, then each party shall have ten (10) days in which to provide the other with the name of a person selected to act as Appraiser on its behalf. Each such Appraiser shall, within forty-five (45) days of being engaged, determine the Fair Market Rental as of the relevant date (giving effect to the impact, if any, of inflation from the date of its decision to the relevant date). If the difference between the amounts so determined does not exceed ten percent (10%) of the lesser of such amounts, then the Fair Market Rental shall be the average of the amounts so determined, and such average shall be final and binding upon the parties. If the difference between the amounts so determined exceeds ten percent (10%) of the lesser of such amounts, then such two Appraisers shall have twenty (20) days to appoint a third Appraiser. If the first Appraisers fail to appoint a third Appraiser within such twenty (20) days, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Such third Appraiser, shall, within forty-five (45) days of being selected or appointed, determine the Fair Market Rental as of the relevant date (giving effect to the impact, if any, of inflation from the date of its decision to the relevant date). The determination of the Appraiser which differs most in terms of dollar amount from the determinations of the other two Appraisers shall be excluded, and the Fair Market Rental shall be the average of the amounts of the two remaining determinations, and such average shall be final and binding upon the parties.

If either party fails to select an Appraiser within such ten (10) days or a selected Appraiser fails to make its determination within such forty-five (45) days, the Appraiser selected by the other party or the Appraiser that makes its determination with such forty-five (45) days, as applicable, shall alone determine the Fair Market Rental as of the relevant date (giving effect to the impact, if any, of inflation from the date of its decision to the relevant date) and such determination shall be final and binding upon the parties.

Landlord and Tenant shall each pay the fees and expenses of the Appraiser appointed by it and each shall pay one-half ( 1⁄2) of the fees and expenses of the third Appraiser.

Ex. J-1

For purposes of determining the Fair Market Rental, the Property shall be valued at its highest and best use which shall be presumed to be as a fully-permitted facility operated in accordance with the provisions of this Lease. In addition, the following specific matters shall be factored in or out, as appropriate, in determining the Fair Market Rental:

1. The negative value of (a) any deferred maintenance or other items of repair or replacement of the Property, and (b) any other breach or failure of Tenant to perform or observe its obligations hereunder shall not be taken into account; rather, the Property and every part thereof shall be deemed to be in the condition required by this Lease (i.e., in good order and repair and fully licensed) and Tenant shall at all times be deemed to have operated the same in compliance with and to have performed all obligations of the Tenant under this Lease.

2. The occupancy level of the Property shall be deemed to be the average occupancy during the period commencing on that date which is eighteen (18) months prior to the date of the initial request for the determination of the Fair Market Rental and ending on the date which is six (6) months prior to the date of the initial request for the determination of the Fair Market Rental.

As used herein, “Appraiser” means an appraiser licensed or otherwise qualified to do business in the applicable State(s) and who has substantial experience in performing appraisals of facilities similar to the Property and holds the Appraisal Institute’s MAI designation, or, if such organization no longer exists or certifies appraisers, such successor organization or such other organization as is approved by Landlord.

Ex. J-1